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                                                            Registration No.
                                                            333-33461
                                                            filed pursuant to
                                                            Rule 424(b)(3)










                         MERITAGE HOSPITALITY GROUP INC.


                     PROSPECTUS FOR 1,800,000 COMMON SHARES*

         This Prospectus is being furnished to holders of limited partnership units of the Wendy's of West Michigan Limited Partnership (the "WENDY'S PARTNERSHIP") in connection with the sale of all of the assets of the Wendy's Partnership to a limited partnership affiliated with Meritage Hospitality Group Inc. ("MERITAGE"), and the subsequent dissolution of the Wendy's Partnership. Upon dissolution, the Meritage Common Shares will be distributed to non-affiliated limited partners on the basis of that number of Meritage Common Shares that have a value of $7,500 per unit, based on the lesser of the average high and low bid price quoted on the OTC Bulletin Board for the 10 trading days preceding the date of dissolution or $3.125 per share.



         This Prospectus also constitutes notice of the transaction. In accordance with Section 12.7 of the Amended and Restated Agreement of Limited Partnership for the Wendy's Partnership, limited partners will be deemed to have consented to the transaction unless they indicate to the contrary in writing to the Wendy's Partnership before January 26, 1998, after which the sale of assets and dissolution will occur. A wholly owned subsidiary of Meritage, MHG Food Service Inc., presently holds approximately 54% of the outstanding units, and, because affirmative consent of the holders of a majority of the units is required to approve the proposal, approval is assured.



         Meritage's Common Shares are listed on the Chicago Stock Exchange under the symbol "MHG" and on the OTC Bulletin Board under the symbol "MHGI." On November 19, 1997, the average high and low bid price quoted on the OTC Bulletin Board was $3 1/8 per share. Units of the Wendy's Partnership are not publicly traded. There have been, to Meritage's knowledge, no sales of the Wendy's Partnership units in the past year.


         SEE "RISK FACTORS" SUMMARIZED ON PAGE 8 AND IN FULL ON PAGE 22, FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY THE LIMITED PARTNERS. AMONG THESE ARE:



         - Conflicts of Interest - Meritage can effect the transaction without the consent of non-affiliated limited partners. Meritage controls 54% of the limited partnership units and an affiliate controls the general partner. The general partner has determined that the transaction is fair to the limited partners and recommends their acceptance of it.

         -        No independent representation of limited partners.

         - Limited Trading Market for Meritage's Common Shares - The price established for the transaction may exceed that which could be realized upon sale.

         - Continuing Losses - Meritage has had continuing losses beginning in fiscal 1994. Its indebtedness at August 31, 1997 of $25.1 million represented 99.1% of its capitalization, and it has been required to obtain waivers of default and moratoriums of payments due in the last three months of 1997 under its financing arrangements. See "Risks Associated with Investment in Meritage Common Shares," and "Management's Discussion and Analysis of Financial Condition and Results of Operation."




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         -        The former general partner has challenged Meritage's status as a limited partner and its affiliate's status as the general partner in litigation now pending. See "Legal Proceedings."


* Based on an assumed price of $3.125 for Meritage Common Shares plus an additional number of shares. The actual number of shares issued will be determined by the trading formula upon dissolution.
                              --------------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
         SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED
              UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                         The date of this Prospectus is
                               November 25, 1997




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                                TABLE OF CONTENTS
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AVAILABLE INFORMATION........................................................................................6

SUMMARY......................................................................................................7
         The Parties.........................................................................................7
         The Transaction.....................................................................................7
         Wendy's Partnership Authorization...................................................................7
         Meritage Common Shares Outstanding..................................................................8
         Wendy's Partnership Units Outstanding...............................................................8
         Certain Risk Factors................................................................................8
         Recommendation of the General Partner..............................................................11
         Material Effects to the Limited Partners ..........................................................11
         Background and Reasons for the Transaction.........................................................11
         Other Considerations...............................................................................11

         Fairness Opinion ..................................................................................12
         Tax Effects........................................................................................12

         No Dissenters' Rights..............................................................................12
         Fiduciary Duties of the General Partner............................................................12
         Market Quotations..................................................................................12

         Meritage Hospitality Group Inc. Summary Consolidated Financial Data................................13
         Wendy's of West Michigan Limited Partnership Summary Consolidated Financial Data...................17


COMPARATIVE PER SHARE AND UNIT DATA.........................................................................21

RISK FACTORS AND OTHER CONSIDERATIONS.......................................................................22
         Risks Associated with Dissolution of the Wendy's Partnership.......................................22
              Conflicts of Interest.........................................................................22
              No Dissenters' Rights.........................................................................22
              No Independent Representation of Limited Partners.............................................22
              Alternatives Not Pursued......................................................................23
              Change in Nature of Investment and Status of Limited Partners.................................23
         Risks Associated with Investment in Meritage Common Shares.........................................23
              Limited Public Trading Market.................................................................23
              Substantial Debt..............................................................................23
              Continuing Losses.............................................................................24
              Common Share Ownership and Control by Insiders................................................24
              Legal Proceedings.............................................................................24
         Risks Associated with Meritage's Business..........................................................25
              Broadened Business Orientation................................................................25
              Risks of the Lodging Industry.................................................................26
              Risks Affecting Restaurant Operations.........................................................27
              Geographic Concentration of Operations........................................................28

CAPITALIZATION..............................................................................................29

PRICE RANGE OF COMMON SHARES................................................................................29

DISTRIBUTION POLICIES.......................................................................................30

BACKGROUND AND REASONS FOR THE TRANSACTION..................................................................30
         Background of the Transaction......................................................................30
         Fees and Expenses of the Transaction...............................................................32
         Determination of Consideration for Units...........................................................32
         Background of the Wendy's Partnership..............................................................32
         Other Considerations...............................................................................33

         Expected Benefits to Limited Partners..............................................................34
         Fairness of Transaction............................................................................34
         Possible Benefits to Limited Partners..............................................................35

OPINION OF FINANCIAL ADVISOR TO THE GENERAL PARTNER.........................................................36

SELECTED CONSOLIDATED FINANCIAL DATA........................................................................45

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
MERITAGE HOSPITALITY GROUP INC.
         SELECTED CONSOLIDATED FINANCIAL DATA...............................................................46

MERITAGE HOSPITALITY GROUP INC.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF
         FINANCIAL CONDITION AND RESULTS OF OPERATION.......................................................47
         General............................................................................................47
         Results of Operations..............................................................................47
         Liquidity and Capital Resources....................................................................55
         Inflation and Changing Prices .....................................................................62

WENDY'S OF WEST MICHIGAN LIMITED PARTNERSHIP
         SELECTED CONSOLIDATED FINANCIAL DATA...............................................................63

WENDY'S OF WEST MICHIGAN LIMITED PARTNERSHIP

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF
         FINANCIAL CONDITION AND RESULTS OF OPERATION.......................................................64
         Results of Operations..............................................................................64
         Liquidity and Capital Resources....................................................................66
         Inflation and Changing Prices .....................................................................66

BUSINESS ...................................................................................................67
         General............................................................................................67
         Broadened Business Orientation.....................................................................68
         Replacement and Restructuring of Management........................................................68
         Food Service Group.................................................................................68
         Lodging Group......................................................................................69
         Competition and Industry Conditions................................................................71
         Relationship with Wendy's International............................................................72
         Governmental Regulations...........................................................................73
         Other Assets.......................................................................................74
         Properties.........................................................................................74
         Legal Proceedings..................................................................................74

MANAGEMENT..................................................................................................76
         Directors and Executive Officers...................................................................76
         Executive Compensation.............................................................................78
         Certain Relationships and Related Transactions.....................................................79

PRINCIPAL SHAREHOLDERS......................................................................................82

FEDERAL INCOME TAX CONSEQUENCES.............................................................................83

DESCRIPTION OF CAPITAL SHARES...............................................................................84
         Common Shares......................................................................................84
         Preferred Shares...................................................................................85
         Transfer Agent.....................................................................................85

COMPARATIVE RIGHTS..........................................................................................86
         Federal Income Taxation............................................................................86
         Management.........................................................................................86
         Voting Rights......................................................................................86
         Amendments to Governing Documents..................................................................87
         Dividends and Distributions........................................................................87
         Continuity of Existence............................................................................87
         Rights Upon Liquidation............................................................................87
         Dissenters' Rights.................................................................................88
         Liability; Indemnification.........................................................................88
         Meetings...........................................................................................88

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LEGAL MATTERS...............................................................................................89

EXPERTS.....................................................................................................89

INDEX TO FINANCIAL STATEMENTS...............................................................................90


MERITAGE HOSPITALITY GROUP INC. AND SUBSIDIARIES CONSOLIDATED FINANCIAL
  STATEMENTS AND REPORT OF INDEPENDENT CERTIFIED PUBLIC  ACCOUNTANTS.......................................M-1

WENDY'S OF WEST MICHIGAN LIMITED PARTNERSHIP FINANCIAL STATEMENTS
  AND REPORT OF INDEPENDENT CERTIFIED PUBLIC  ACCOUNTANTS..................................................W-1

WENDY'S OF WEST MICHIGAN LIMITED PARTNERSHIP UNAUDITED INTERIM
  FINANCIAL STATEMENTS....................................................................................W-22

MERITAGE HOSPITALITY GROUP INC. AND SUBSIDIARIES UNAUDITED PRO FORMA
  CONSOLIDATED FINANCIAL STATEMENTS........................................................................P-1
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                              AVAILABLE INFORMATION

         Meritage is subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy and information statements and other information filed with the Commission by Meritage may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois, and at Seven World Trade Center, Suite 1300, New York, New York. Copies of such material can also be obtained, at prescribed rates, by mail from the Public Reference Section of the Commission at its Washington, D.C. address set forth above. In addition, material filed by Meritage can be obtained and inspected at the offices of the Chicago Stock Exchange, 440 South LaSalle Street, Chicago, Illinois 60605, on which Meritage's Common Shares are listed. The Commission also maintains a Web site (located at http://www.sec.gov) that contains Meritage's reports, proxy statements and other information.

         Meritage has filed with the Commission a Registration Statement on Form S-4 under the Securities Act of 1933 with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which were omitted in accordance with the rules and regulations of the Commission. Such additional information may be obtained from the public reference room of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. For further information pertaining to Meritage and the shares to be issued, reference is made to the Registration Statement and the exhibits thereto, which may be inspected without charge at the office of the Commission.



         NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY MERITAGE.

         THIS PROSPECTUS DOES NOT COVER ANY RESALES OF THE MERITAGE COMMON SHARES OFFERED HEREBY TO BE RECEIVED BY PARTNERS OF THE WENDY'S PARTNERSHIP WHO MAY BE DEEMED TO BE AFFILIATES OF MERITAGE UPON THE CONSUMMATION OF THE TRANSACTION.

         NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL IMPLY THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF MERITAGE OR THE WENDY'S PARTNERSHIP SINCE THE DATE HEREOF.

         WENDY'S INTERNATIONAL, INC. IS NOT SELLING, OFFERING FOR SALE OR UNDERWRITING ALL OR ANY PART OF THIS TRANSACTION. WENDY'S DOES NOT ENDORSE OR MAKE ANY RECOMMENDATIONS WITH RESPECT TO THIS TRANSACTION.

         NEITHER THE TRANSACTION NOR THE CONTENTS OF THIS PROSPECTUS (AND SPECIFICALLY, ANY FINANCIAL DATA OR PROJECTIONS CONTAINED HEREIN) HAVE BEEN APPROVED OR ENDORSED BY WENDY'S INTERNATIONAL, INC. AND WENDY'S INTERNATIONAL, INC. ASSUMES NO OBLIGATIONS TO ANY INVESTOR IN CONNECTION WITH THIS TRANSACTION OR THE ACCURACY OR ADEQUACY OF ANY PORTION OF THIS PROSPECTUS, INCLUDING ANY STATEMENTS MADE WITH RESPECT TO IT.



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         WENDY'S INTERNATIONAL, INC. FURTHER DISCLAIMS ANY LIABILITY UNDER STATE
OR FEDERAL SECURITIES LAWS ARISING OUT OF OR IN CONNECTION WITH THIS
TRANSACTION, INCLUDING WITHOUT LIMITATION ANY LIABILITY AS A SELLER, AFFILIATE
OR CONTROLLING PERSON OF A SELLER OR AFFILIATE.

         WENDY'S INTERNATIONAL, INC. HAS NOT PARTICIPATED IN THE PREPARATION OF PRO FORMA PROJECTIONS, NOR HAS WENDY'S INTERNATIONAL, INC. APPROVED OR ENDORSED SUCH PROJECTIONS. WENDY'S INTERNATIONAL, INC. ASSUMES NO OBLIGATION TO ANY INVESTOR IN CONNECTION WITH THIS TRANSACTION OR THE ACCURACY OR ADEQUACY OF ANY PORTION OF THIS PROSPECTUS, INCLUDING THE PRO FORMA PROJECTIONS.

                                     SUMMARY

THE PARTIES

         Meritage is engaged in the hospitality business through its operation of two distinct business segments. The Company's Food Service Group consists of its majority ownership, through a wholly owned subsidiary, of the Wendy's Partnership which operates 25 "Wendy's Old Fashioned Hamburgers" restaurants (under franchise with Wendy's International) throughout Western and Southern Michigan. Since November 1996, the operations of the Wendy's Partnership have been consolidated with Meritage. MCC Food Service Inc., an affiliate of Meritage, is the general partner of the Wendy's Partnership and operates the Wendy's Partnership.


         Meritage's Lodging Group owns and operates three full service hotels in Michigan. Because current market conditions make this an opportune time to sell full service hotels, the Company is considering the sale of one or more of its hotels. The Company has reached agreement for the sale of its St. Clair Inn for $3.8 million. The assets of the St. Clair Inn represent approximately 8.5% of the Company's assets as of August 31, 1997, and the St. Clair Inn's net revenue for the nine months ended August 31, 1997 was approximately 9.4% of the Company's consolidated net revenue. The closing is anticipated for late November, but there can be no assurances that the closing will occur. Meritage has no agreements or understandings for the sale of its other hotel properties.


         The principal executive office of both Meritage and the Wendy's Partnership is 40 Pearl Street, N.W., Suite 900, Grand Rapids, Michigan 49503, its telephone number is (616) 776-2600, and its facsimile number is (616) 776-2776.

THE TRANSACTION


         MHG Food Service, a subsidiary of Meritage, owns approximately 54% of the outstanding units and has appointed MCC Food Service, an affiliate of Meritage, as the general partner of the Wendy's Partnership. A newly formed limited partnership, which will be affiliated with Meritage, intends to purchase the assets, and assume the liabilities, of the Wendy's Partnership. The Wendy's Partnership will then be dissolved, and Meritage Common Shares will be distributed to non-affiliated limited partners on the basis of that number of Meritage Common Shares that have a value of $7,500 per unit, based on the lesser of (i) the average high and low bid price quoted on the OTC Bulletin Board for the 10 trading days preceding the date of dissolution, or (ii) $3.125 per share. Units held by Meritage will be canceled. As a result of the transaction, the newly formed limited partnership will acquire all assets and assume all the liabilities of the Wendy's Partnership and succeed to all business operations currently conducted by the Wendy's Partnership. See "Background and Reasons for the Transaction Determination of Consideration for Units" for a description of the measurement of consideration to be paid in the transaction.

WENDY'S PARTNERSHIP AUTHORIZATION

         THIS PROSPECTUS CONSTITUTES NOTICE OF THE TRANSACTION. IN ACCORDANCE WITH SECTION 12.7 OF THE WENDY'S PARTNERSHIP AGREEMENT, LIMITED PARTNERS WILL BE DEEMED TO HAVE CONSENTED TO THE TRANSACTION UNLESS BEFORE JANUARY 26, 1998, THEY INDICATE TO THE CONTRARY IN WRITING TO THE WENDY'S OF WEST MICHIGAN LIMITED PARTNERSHIP AT 40 PEARL STREET, N.W., SUITE 900, GRAND RAPIDS, MICHIGAN 49503,
ATTENTION: GENERAL COUNSEL. LIMITED PARTNERS MAY HAVE CLAIMS FOR BREACH OF CONTRACT, FIDUCIARY DUTY OR OTHER MATTERS AGAINST MERITAGE, MCC FOOD SERVICE OR THE WENDY'S PARTNERSHIP RELATING TO THE TRANSACTION. THERE IS NO CLEARLY ESTABLISHED PROCESS AND VALUATION METHOD (SUCH AS IS PROVIDED BY STATUTE FOR CORPORATIONS THROUGH DISSENTERS' RIGHTS) THAT IS


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AVAILABLE TO OBJECTING UNIT HOLDERS. THEREFORE, ANY CLAIM WOULD BE HANDLED BY A
COURT UNDER COMMON LAW BASED ON THE COURT'S EQUITY POWERS. FAILURE TO USE THE OBJECTION PROCEDURE WOULD BE RAISED BY MERITAGE AS A DEFENSE TO ANY SUCH CLAIMS. LIMITED PARTNERS SHOULD CONSULT WITH THEIR OWN COUNSEL ON THESE MATTERS.


         WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

MERITAGE COMMON SHARES OUTSTANDING


         3,218,778 Common Shares are currently issued and outstanding.


WENDY'S PARTNERSHIP UNITS OUTSTANDING

         1,256.8 units are currently outstanding of which 680.8 units are owned by Meritage.

CERTAIN RISK FACTORS

Risks Associated with Dissolution of the Partnership


         - CONFLICTS OF INTEREST. MHG Food Service, a subsidiary of Meritage, owns approximately 54% of the outstanding units of the Wendy's Partnership and has appointed MCC Food Service, an affiliate of Meritage, as the general partner of the Wendy's Partnership. This ownership position results in Meritage having a conflict of interest in purchasing the assets because, as a practical matter, Meritage controls the outcome of the transaction. Meritage's management and directors beneficially own over 62% of its Common Stock, which will still be at approximately 44.9% following the transaction and, therefore, those persons will control the future course of operations of Meritage.



         -        CHANGE IN NATURE OF INVESTMENT AND STATUS OF LIMITED PARTNERS.
                  An investment in Meritage Common Shares constitutes a fundamental change in the nature of the investment of non-affiliated limited partners, including the change from an investment in a partnership that will terminate December 31, 2026 and that is designed to distribute excess cash, to an investment in a corporation of perpetual duration that has no present intention to pay cash dividends. If the Wendy's Partnership were dissolved as of August 31, 1997, without regard to the proposed transaction, each unit holder would receive approximately $2,664.07 per unit in book value of net assets. The sale of those assets could result in a higher or lower amount of cash.


         - NO DISSENTERS' RIGHTS. Limited partners do not have appraisal, dissenters' or similar rights under Michigan law or the Wendy's Partnership Agreement.

         - NO INDEPENDENT REPRESENTATION OF LIMITED PARTNERS. The non-affiliated limited partners received no independent representation regarding the determination of the consideration to be received in the transaction.

         - ALTERNATIVES NOT PURSUED. The general partner, which is an affiliate of Meritage, did not pursue a strategy of continuing the operations of the Wendy's Partnership, selling the Wendy's Partnership to a third party or liquidating it by sales of properties followed by a cash liquidation because it considered these alternatives as inferior to the proposal of Meritage, and because Meritage controls both the Wendy's Partnership and the general partner and would not favor any of those alternatives.

Risks Associated with an Investment in Meritage's Common Shares

         - LIMITED PUBLIC TRADING MARKET. Although the Common Shares are traded on the OTC Bulletin Board and are listed on the Chicago Stock Exchange, they are not actively traded. The shares may



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                  trade below the value established for the exchange of shares in the transaction through the trading formula. See "Determination of Consideration for Units."


         - SUBSTANTIAL DEBT. As of August 31, 1997, the Company's total indebtedness was $25.1 million or 99.1% of the total capitalization. Total interest expense for the nine month period ended August 31, 1997 was $2,168,567 as compared to cash flow from operations (excluding payment of interest expense) of $1,753,650 for the same nine month period. Thus, the total interest expense is 123.7% of the operating cash flow (excluding interest expense). The ratio of earnings to fixed charges for the nine months ended August 31, 1997 was .30 to 1 resulting in a fixed charges coverage deficiency of $1,572,814. The historical ratio of earnings to fixed charges and any coverage deficiency is demonstrated in the table under "Summary Consolidated Financial Data."

                  The Company has obtained waivers of default under its primary financing arrangements and a moratorium on payments due in the last three months of 1997. Interest due on the three monthly payments not made will be added to the principal balances of the loans resulting in approximately $643,000 of additional long-term debt as of December 31, 1997. Meritage Capital Corp. ("MCC"), which owns 48.2% of Meritage's Common Shares, has guaranteed certain portions of Meritage's debt and pledged those shares as security for a portion of Meritage's debt. Should the Company's lenders foreclose on the debt and the guarantee, control of Meritage could change. See "Management's Discussion and Results of Operations - Liquidity and Capital Resources."

         - CONTINUING LOSSES. Meritage has had continuing losses beginning in fiscal 1994 resulting in a cumulative deficit at August 31, 1997 of $7,237,118 which would not be changed by completion of the transaction.


         - CONTROL BY INSIDERS. Meritage's directors and executive officers beneficially own approximately 62% of Meritage's outstanding Common Shares and, therefore, have the practical ability to control its operations and policies.


         - LEGAL PROCEEDINGS. Meritage received a notice from the Internal Revenue Service that approximately $2.1 million, which Meritage deducted as a business expense in connection with litigation in 1995 and 1996 relating to the replacement and restructuring of former management, should be treated as a capital expenditure and, therefore, disallowed as a deduction. Meritage believes the deduction was proper and is vigorously contesting the disallowance. If the IRS were to completely prevail in its position, then Meritage would be required to make a payment of approximately $340,000 in additional federal and state income taxes, not including any interest or penalties. In fiscal 1996, Meritage generated a net operating loss of approximately $2.5 million. This net operating loss would be carried back to offset any IRS audit adjustment so that any amount that Meritage would be required to pay as a result of the IRS audit would be refunded within 120 days as required upon filing Form 1139 - Corporation Application for Tentative Refund.


                  On May 19, 1997, a majority limited interest of the Wendy's Partnership removed Wendy's West Michigan, Inc. as general partner of the Wendy's Partnership and appointed MCC Food Service, an affiliate of Meritage, as the substitute general partner. Approximately 180 unit holders (from whom Meritage acquired 482.55 of its total partnership units) had previously consented to the removal of the former general partner and the appointment of Meritage or its designee as the new general partner. This action was carried out in connection with Meritage's acquisition of a controlling interest in the Wendy's Partnership, and in accordance with Meritage's representations during the tender offer that it may remove the general partner and substitute itself or its designee as the new general partner. On May 21, 1997, the former general partner commenced a lawsuit against Meritage, MHG Food Service, and MCC Food Service. The former general partner attempted to assert claims on behalf of the Wendy's Partnership as well. On August 29, 1997, the former general partner amended its complaint to include Meritage Capital Corp. and Meritage's






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                  principal officers as defendants. In addition, the principal shareholders of the former general partner and two limited partners intervened in the lawsuit. The former general partner and its principal shareholders seek, among other things, (i) a declaration that Wendy's West Michigan, Inc. is the general partner of the Wendy's Partnership, (ii) injunctive relief in the form of a temporary restraining order or a preliminary injunction which would prohibit the defendants from participating in the management of the Wendy's Partnership,
                  (iii) unspecified damages for breach of contract, and (iv) unspecified damages for various business torts and misrepresentation. The former general partner's motion for a temporary restraining order was denied on May 21, 1997. The intervening limited partners have alleged claims similar to those alleged by the former general partner. In September 1997, the Wendy's Partnership, Meritage, MHG Food Service, MCC Food Service and Meritage Capital Corp. filed claims against the former general partner and its principal shareholders alleging (i) breach of contract, (ii) violation of SEC Rule 10b-5, (iii) business defamation, (iv) tortious interference, and (v) breach of fiduciary duty. Wendy's International stated that it does not intend to take a position as to the rights of either party with respect to the specific issues which have thus far been raised by this lawsuit. The consent of Wendy's International to MCC Food Service serving as the general partner has already been obtained. Defendants believe their positions are correct and are defending the lawsuit on that basis. However, should they lose the lawsuit, a court could unwind the transaction by restoring the Wendy's Partnership to its position prior to the acquisitions of units by Meritage or subject Meritage to monetary damages.


Risks Associated with Meritage's Business


         - BROADENED BUSINESS ORIENTATION. Although Meritage was engaged only in the lodging business prior to acquiring its interest in the Wendy's Partnership, Meritage has recently reassessed its long-range objectives and made a strategic decision to further expand its Food Service Group through the acquisition of additional chain restaurant businesses. Because current market conditions make this an opportune time to sell full service hotels, the Company is considering the sale of one or more of its hotels. The Company has reached agreement for the sale of its St. Clair Inn for $3.8 million. The closing is anticipated for late November, but there can be no assurances that the closing will occur. Meritage has no agreements or understandings for the sale of its other hotel properties. There is a risk that this expansion of the business operations might not be successfully implemented for many reasons, including the timing and prices involved in sales of the lodging properties, the availability and pricing of additional restaurant operations, and the ability of management to successfully manage new restaurant businesses.


         - RISKS OF THE LODGING INDUSTRY. Meritage is subject to all of the risks inherent to the lodging industry. These risks include, among other factors, varying levels of demand for rooms and related services, adverse effects of the general and local economic and market conditions, changes in travel patterns, changes in governmental regulations that influence wages, prices or construction costs, changes in interest rates, availability of credit and changes in real estate taxes, availability of labor in a labor-intensive industry and operating expenses, and the recurring need for renovations, refurbishment and improvement of hotel properties. Values of hotel properties are sensitive to changes in local market and economic conditions and to the fluctuations in the economy as a whole. Due to the high level of fixed costs required to operate hotels, significant expenditures necessary to the hotel operations cannot be reduced substantially when circumstances cause a reduction of revenue.

         - RISKS AFFECTING RESTAURANT OPERATIONS. Meritage's operations in its Food Service Group are pursuant to franchise agreements with Wendy's International. Restrictions that accompany this relationship may have the effect of limiting Meritage's ability to pursue its business plans. In addition, Meritage's restaurant operations could be materially and adversely affected by any adverse developments regarding the reputation of Wendy's International on a national level.

         - GEOGRAPHIC CONCENTRATION. All of Meritage's restaurant and lodging operations are located in smaller urban areas in Michigan. A marked decline in the Michigan economy could adversely affect its revenues.

RECOMMENDATION OF THE GENERAL PARTNER

         The General Partner, MCC Food Service, believes that the transaction is fair and is in the best interests of the Wendy's Partnership and the Limited Partners, excluding Meritage. The general partner believes that an exchange of limited partnership units for Meritage Common Shares presents a better investment opportunity, both as to its liquidity and potential for growth, than would be presented by a continued operation of the Wendy's Partnership or a possible liquidation and sale. Furthermore, it also bases its belief as to the fairness of the transaction upon the opinion of Roney & Co. that the terms of the merger are fair to the limited partners from a financial point of view. For these reasons, the general partner is recommending approval of the transaction. See "Background and Reasons for the Transaction."

         Based upon the range of prices at which limited partners sold their units to Meritage in voluntary transactions, and upon the presence of an independent fairness opinion, the general partner did not obtain independent representation by way of separate counsel and separate investment bankers for the limited partners believing that the costs to the Wendy's Partnership would far outweigh the utility that would be provided in such circumstances.

MATERIAL EFFECTS TO THE LIMITED PARTNERS

         After the transaction closes, the limited partners of the Wendy's Partnership will change from being partners in an entity with limited duration that is engaged solely in the food service business, to shareholders of a corporation of perpetual duration which is also engaged in the lodging business. The limited partners have limited voting rights in the Wendy's Partnership, primarily relating to removal of the General Partner, the sale of all assets and the dissolution of the Partnership. Shareholders of Meritage have more voting rights, including the right to vote on the election of directors annually, on compensation plans submitted for shareholder approval, on amendments to the Articles of Incorporation, and on major transactions such as mergers. The Wendy's Partnership Agreement is also designed to provide for distributions of cash to the limited partners, with past distributions ranging from $250 per unit in 1996 to $450 per unit in 1995. By contrast, Meritage currently pays no dividends on its Common Shares. There is no established market for the Wendy's Partnership units. Although Meritage's Common Shares are thinly traded, they are listed on the Chicago Stock Exchange and are quoted on the OTC Bulletin Board.

BACKGROUND AND REASONS FOR THE TRANSACTION


         MCC, an affiliate of Meritage, first expressed an interest in acquiring the Wendy's Partnership in March 1995. Meritage purchased units in 1996 and now owns, through its wholly owned subsidiary, over half of the outstanding units. In addition, a party affiliated with Meritage is the general partner of the Wendy's Partnership.

         Meritage initiated the transaction without the participation of the former general partner. Meritage wants to complete the transaction so that it may obtain total ownership of the limited partnership that operates the 25 Wendy's restaurants. Meritage established an exchange value for each unit of $7,500, which it believes is fair because it exceeds the highest purchase price which Meritage paid for units in 1996. The general partner, MCC Food Service, has obtained an opinion of an independent financial advisor that the terms of the transaction are fair to the limited partners not affiliated with Meritage from a financial point of view. See "Opinion of Financial Advisor to the General Partner."

OTHER CONSIDERATIONS

         The general partner has rejected other possible alternatives to the present transaction including the continuation of the Wendy's Partnership, its sale to a third party, or sales for cash or liquidation recognizing that these alternatives would be incompatible with the desires of Meritage, as the controlling unit holder, and also in the belief that the transaction proposed is fair and in the best interests of the remaining limited partners.

FAIRNESS OPINION

         Roney & Co. has advised the general partner that the consideration to be received by the limited partners in the transaction is fair from a financial point of view. Roney's opinion was based, among other things, upon its analysis of the consideration involved in the transaction versus the historical unit price and acquisition activity for units in transactions by Meritage over the last twelve months, a discounted cash flow analysis, a comparable company analysis and comparable merger and acquisition transaction analysis. Roney's opinion, and a further description of the factors involved in its analysis, is described in detail under "Opinion of Financial Advisor to the General Partner."


TAX EFFECTS

         Unit holders receiving Meritage shares will recognize a capital gain or loss for federal income tax purposes. Such holders may also recognize ordinary income to the extent the consideration received is attributable to that holder's portion of the unrealized receivables of the Wendy's Partnership, and is subject to recapture as ordinary income through depreciation recapture or otherwise. See "Federal Income Tax Consequences."

NO DISSENTERS' RIGHTS


         Limited partners have no dissenters' rights. Limited partners have the right to obtain a list of other limited partners pursuant to Section 12.1(b) of the Wendy's Partnership Agreement.


FIDUCIARY DUTIES OF THE GENERAL PARTNER

         The general partner of a limited partnership is accountable to the limited partners as a fiduciary and consequently, must exercise good faith and integrity in the resolution of any conflicts of interest and in other dealings with respect to partnership affairs. The fiduciary obligations of the general partner are in addition to the several duties and obligations of and limitations on the general partner set forth in the Wendy's Partnership Agreement. Where the question has arisen, courts have held that a limited partner may institute legal action on behalf of himself/herself or all other similarly situated limited partners (as a class action) to recover damages for a breach by the general partner of its fiduciary duty, or on behalf of the Wendy's Partnership (a partnership derivative action) to recover damages from third parties when the general partners have become disabled or wrongfully refused to bring such action.

         The Wendy's Partnership Agreement provides that the general partner will not be liable to the Wendy's Partnership or to any other limited partner for any loss or damage arising out of its management of the Wendy's Partnership or any other activities in its capacity as the general partner, unless such loss or damage is caused by bad faith or negligence of the general partner. Therefore, the limited partners may have a more limited right of action than they would have absent such limitation in the Wendy's Partnership Agreement. The Wendy's Partnership Agreement also provides that the Wendy's Partnership will indemnify the general partner for any loss or damage incurred by it in connection with Wendy's Partnership business unless the loss or damage is caused by the bad faith or negligence of the general partner.


MARKET QUOTATIONS

         On September 18, 1996, the date Meritage first announced its intention to make a tender offer for the units of the Limited Partnership, Meritage's Common Shares were quoted at $ 4.25 bid and $ 4.75 asked. There is no trading market for the Wendy's Partnership units. Meritage acquired 14 units for $5,000 cash per unit in June 1996, 143.25 units in July 1996 for 171,900 Meritage Common Shares which Meritage valued at $6,000 per unit because of the unregistered status of the Meritage shares, 482.55 units in October 1996 in the tender offer for $7,000 cash per unit, and 41 units in November 1996 for 29,520 shares of Meritage Series A Convertible Preferred Stock which Meritage valued at $7,200 per unit. See "Price Range of Common Shares."

         Units of the Wendy's Partnership are not publicly traded. Since the close of Meritage's tender offer on October 31, 1996, there have been, to Meritage's knowledge, no sales of the Wendy's Partnership units among unaffiliated parties. Meritage purchased 41 units in November 1996 for Meritage's Series A Convertible Preferred Stock valued at $7,200 per unit.

                         MERITAGE HOSPITALITY GROUP INC.
                       SUMMARY CONSOLIDATED FINANCIAL DATA
                 (IN THOUSANDS, EXCEPT PER SHARE AND RATIO DATA)

                                                                               Years Ended November 30,
                                                         --------------------------------------------------------------------
                                                                 1996
                                                                 ----
                                                           Actual   Pro Forma      1995        1994        1993         1992
                                                         --------------------------------------------------------------------
STATEMENT OF OPERATIONS DATA

Net Revenue
   Rooms                                                 $  6,282    $  6,282    $  5,999    $  6,048    $  5,681    $  5,820
   Food, beverage and other                                10,603      35,139       8,442       9,312       8,564       8,525
                                                         --------------------------------------------------------------------
     Total Revenue                                         16,885      41,421      14,441      15,360      14,245      14,345

Cost and expenses
   Cost of food and beverages                               3,334      10,504       2,864       3,042       2,852       2,800
   Operating expenses                                       9,492      24,069       7,215       7,180       7,024       6,690
   General and administrative expenses                      3,951       5,003       4,980       2,597       2,131       2,013
Depreciation and amortization                               1,082       2,242       1,426       1,232       1,175       1,143
                                                         --------------------------------------------------------------------
     Total costs and expenses                              17,859      41,818      16,485      14,051      13,182      12,646
                                                         --------------------------------------------------------------------
Earnings (loss) from operations                              (974)       (397)     (2,044)      1,309       1,063       1,699

Other income (expense)
   Interest (net)                                            (985)     (1,825)       (968)     (1,119)     (1,063)     (1,374)
   Other                                                       13         (32)        242          12         395         199
                                                         --------------------------------------------------------------------
     Total other expense                                     (972)     (1,857)       (726)     (1,107)       (668)     (1,175)
                                                         --------------------------------------------------------------------
     Earnings (loss) before federal income
       tax and cumulative effect of change in
       accounting principle                                (1,946)     (2,254)     (2,770)        202         395         524

Federal income tax expense (benefit)                          (20)        (20)       (721)        112         165         225
                                                         --------------------------------------------------------------------

   Earnings (loss) before cumulative effect of
     change in accounting principle                        (1,926)     (2,234)     (2,049)         90         230         299

Cumulative effect of prior years of changing
   to a different method of accounting for
   income taxes                                              --          --          --          (117)       --          --
                                                         --------------------------------------------------------------------
Net earnings (loss)                                        (1,926)     (2,234)     (2,049)        (27)        230         299
Preferred Stock Dividends                                    --          --          --          --          --          --

Net Earning (loss) on Common Shares                      $ (1,926)   $ (2,234)   $ (2,049)   $    (27)   $    230    $    299
                                                         ====================================================================
Earnings (loss) per share


   Before cumulative effect of change in
       accounting principle                              $  (0.62)   $  (0.50)   $  (1.13)   $   0.06    $   0.15    $   0.20
     Cumulative effect of change in
     accounting principle                                    --          --          --         (0.08)       --          --
                                                         --------------------------------------------------------------------
   After cumulative effect of change
     in accounting principle                             $  (0.62)   $  (0.50)   $  (1.13)   $  (0.02)   $   0.15    $   0.20
                                                         ====================================================================
Weighted average shares outstanding                         3,082       4,464       1,816       1,520       1,520       1,520
                                                         ====================================================================

Ratio of earnings to fixed charges                           --          --          --          --          1.34        1.31
   Coverage deficiency (1)                               $  1,947    $  2,234    $  2,049    $     27        --          --



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                                       13

                         MERITAGE HOSPITALITY GROUP INC.
                 SUMMARY CONSOLIDATED FINANCIAL DATA (CONTINUED)
                 (IN THOUSANDS, EXCEPT PER SHARE AND RATIO DATA)


                                             Nine Months Ended August 31,
                                             ---------------------------
                                                  1997    (2)
                                          -----------------------
STATEMENT OF OPERATIONS DATA                Actual     Pro Forma      1996
                                          -----------------------------------
Net Revenue
   Rooms                                  $   4,716     $   4,716   $   4,828
   Food, beverage and other                  26,568        26,568       6,577
                                          -----------------------------------
     Total Revenue                           31,284        31,284      11,405

Cost and expenses
   Cost of food and beverages                 7,724         7,724       2,075
   Operating expenses                        18,521        18,521       5,751
   General and administrative expenses        3,043         3,043       2,246
   Depreciation and amortization              1,649         1,831         675
                                          -----------------------------------
     Total costs and expenses                30,937        31,119      10,747
                                          -----------------------------------
Earnings from operations                        347           165         658

Other expense
   Interest (net)                            (1,729)      (1,729)       (678)
   Other                                       (292)        (190)         ---
                                          -----------------------------------
     Total other expense                     (2,021)      (1,919)       (678)
                                          -----------------------------------
Loss before federal income
tax and cumulative effect of change in
accounting principle                         (1,674)      (1,754)        (20)

Federal income tax benefit                       ---          ---         (7)
                                          -----------------------------------
Loss before cumulative effect of
change in accounting principle               (1,674)      (1,754)        (13)

Cumulative effect of prior years of
  changing to a different method of
  accounting for income taxes                    ---          ---         ---

Net loss                                     (1,674)      (1,754)        (13)
                                          -----------------------------------
Preferred Stock Dividends                        70           70          ---
                                          -----------------------------------
Net loss on Common Shares                 $  (1,744)   $  (1,824)   $    (13)
                                          ===================================
Loss per share


   Before cumulative effect of change
     in accounting principle              $   (0.54)   $   (0.40)   $  (0.00)
   Cumulative effect of change in
     accounting principle                        ---          ---         ---
                                          -----------------------------------
   After cumulative effect of change
     in accounting principle              $   (0.54)   $   (0.40)   $  (0.00)
                                          ===================================
Weighted average shares outstanding           3,214        4,598       3,044
                                          ===================================


Ratio of earnings to fixed charges               ---          ---         ---
   Coverage deficiency (1)                $   1,573    $   1,754    $     20




                             Continued on next page

                         MERITAGE HOSPITALITY GROUP INC.
                 SUMMARY CONSOLIDATED FINANCIAL DATA (CONTINUED)
                 (IN THOUSANDS, EXCEPT PER SHARE AND RATIO DATA)


                                                          Years Ended November 30,
                                    ----------------------------------------------------------------
                                           1996
                                           ----
                                    Actual    Pro Forma       1995       1994       1993        1992
                                    -------------------       ----       ----       ----        ----
BALANCE SHEET DATA                          (2)
Cash and cash equivalents         $  2,265    $  2,171    $  1,337   $    622   $    451    $    577
Working capital                        103           9          44        406       (450)     (4,429)
Property and equipment, net         21,757      22,797      13,218     13,645     14,069      14,867
Total assets                        31,929      34,843      17,984     19,688     20,004      20,145
Long-term debt, including
   current maturities               24,293      24,293      11,443     12,647     12,905      13,209
Total Liabilities                   29,908      28,502      14,929     14,463     14,752      15,123
Shareholders' equity                 2,021       6,341       3,055      5,225      5,252       5,022

STATEMENT OF CASH FLOWS DATA

Net increase (decrease) in cash
    and cash equivalents               929          94         715        171       (127)        322
Net cash provided by (used in)
   operating activities             (1,496)       (641)        425        990      1,056       1,687
Dividends - common stock             1,510       1,510          --         --         --          --
Dividends - preferred stock             --          --          --         --         --          --
Distribution to partners                --         317          --         --         --          --

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                                       15

                         MERITAGE HOSPITALITY GROUP INC.
                 SUMMARY CONSOLIDATED FINANCIAL DATA (CONTINUED)
                 (IN THOUSANDS, EXCEPT PER SHARE AND RATIO DATA)

                                   Nine Months Ended August 31,
                                  -------------------------------
                                         1997
                                         ----
                                  Actual     Pro Forma       1996
                                  --------------------       ----
BALANCE SHEET DATA                              (2)
Cash and cash equivalents         $    998    $    904    $  1,166
Working capital                     (1,889)     (1,983)        566
Property and equipment, net         21,199      22,239      14,243
Total assets                        30,639      33,452      19,763
Long-term debt, including
   current maturities               25,100      25,100      14,551
Total Liabilities                   30,416      28,909      16,842
Shareholders' equity                   223       4,543       2,921

STATEMENT OF CASH FLOWS DATA

Net increase (decrease) in cash
    and cash equivalents            (1,267)     (1,362)       (171)
Net cash provided by (used in)
   operating activities               (415)       (415)       (610)
Dividends - common stock                --          --       1,510
Dividends - preferred stock             70          70          --
Distribution to partners                --          --          --

(1)  Earnings are inadequate to cover fixed charges in years ended 1996, 1995 and 1994 as well as the nine months ended August 31, 1997 and August 31, 1996.

(2)  The transaction is reflected under the purchase method of accounting, and the Pro Forma data is derived in accordance with such method. The Pro Forma data prior to the effective time of the transaction may not be indicative of the results that actually would have occurred if the transaction had been in effect during the periods presented or which may be attained in the future. Please refer to pages P-1 through P-7 for further Pro
     Forma information.

                                 WENDY'S OF WEST MICHIGAN LIMITED PARTNERSHIP
                                     SUMMARY CONSOLIDATED FINANCIAL DATA
      (IN THOUSANDS, EXCEPT PER LIMITED PARTNER UNIT DATA, PARTNERSHIP UNITS OUTSTANDING AND RATIO DATA)

                                                  (1) (2)
                                            Eleven Months Ended
                                             November 30, 1996                 Years Ended December 31,
                                          -----------------------
STATEMENT OF EARNINGS DATA                  Actual     Pro Forma      1995        1994        1993         1992
                                          ------------------------------------------------------------------------
Net Revenue
  Food, beverage and other                $  24,687     $  24,687   $  25,601   $  24,910    $  23,685   $  22,743
                                          ------------------------------------------------------------------------

     Total Revenue                           24,687        24,687      25,601      24,910       23,685      22,743

Cost and expenses
   Cost of food and beverages                 7,223         7,223       7,391       7,295        7,187       6,850
   Operating expenses                        14,662        14,662      15,099      13,987       13,264      12,819
   General and administrative expenses        1,046         1,046       1,250       1,279        1,203       1,098
   Depreciation and Amortization                769           971         853         857          971         950
                                          ------------------------------------------------------------------------
     Total cost and expenses                 23,700        23,902      24,593      23,418       22,625      21,717
                                          ------------------------------------------------------------------------
Earnings from operations                        987           785       1,008       1,492        1,060       1,026

Other income (expense)
   Interest (net)                              (403)        (403)        (512)       (557)        (622)       (661)
   Other                                        (25)         (25)          31           6          ---         (17)
                                          ------------------------------------------------------------------------
     Total other expense                       (428)        (428)        (481)       (551)        (622)       (678)
                                          ------------------------------------------------------------------------
    Earnings before extraordinary item          559          357          527         941          438         348

Extraordinary item                              ---          ---          (21)        ---          (87)        ---
                                          ------------------------------------------------------------------------
Net earnings                              $     559     $    357    $     506   $     941    $     351   $     348
                                          ========================================================================

Net earnings attributable to:
     Limited Partners                     $     553     $     353   $     501   $     931    $     348   $     345
     General Partner                              6             4           5          10            3           3
                                          ------------------------------------------------------------------------
                                          $     559     $     357   $     506   $     941    $     351   $     348
                                          ========================================================================

Earnings per unit of limited partnership
  unit
     Before extraordinary item            $  440.22     $  281.15   $ 415.14    $  740.96    $  345.06   $  274.42
  Extraordinary item - loss on
  extinguishment of debt                        ---           ---     (16.18)         ---       (68.53)        ---
                                          ------------------------------------------------------------------------
     After extraordinary item             $   440.22    $  281.15   $ 398.96    $  740.96    $  276.53   $  274.42
                                          ========================================================================

Number of limited partnership units
  outstanding                                 1256.8       1256.8     1256.8       1256.8       1256.8      1256.8
                                          ========================================================================

Ratio of earnings to fixed charges              2.36         1.87       1.94         2.65         1.49        1.52

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                                       17

                                    WENDY'S OF WEST MICHIGAN LIMITED PARTNERSHIP
                                   SUMMARY CONSOLIDATED FINANCIAL DATA (CONTINUED)
         (IN THOUSANDS, EXCEPT PER LIMITED PARTNER UNIT DATA, PARTNERSHIP UNITS OUTSTANDING AND RATIO DATA)


                                              Nine Months Ended August 31,
                                              ----------------------------
                                                  1997    (2)
                                            -----------------------
                                            Actual      Pro Forma      1996
                                          -----------------------------------
STATEMENT OF EARNINGS DATA

Net Revenue
   Food, beverage and other               $  20,399     $  20,399   $  19,795
                                          -----------------------------------
     Total Revenue                           20,399        20,399      19,795

Cost and expenses
   Cost of food and beverages                 5,838         5,838       5,781
   Operating expenses                        12,177        12,177      11,722
   General and administrative expenses          962           962         958
   Depreciation and amortization                692           857         631
     Total cost and expenses                 19,669        19,834      19,092
                                          -----------------------------------

Earnings  from operations                       730           565         703

Other expense
   Interest (net)                             (320)         (320)       (326)
   Other                                      (190)         (190)         ---
                                          -----------------------------------
     Total other expense                      (510)         (510)       (326)
                                          -----------------------------------

   Earnings before extraordinary item           220            55         377

Extraordinary item                              ---           ---         ---
                                          -----------------------------------
Net earnings                              $     220     $      55   $     377
                                          ===================================

Net earnings attributable to:
     Limited Partners                     $     218            54         373
General Partner                                   2             1           4
                                          -----------------------------------
                                          $     220     $      55   $     377
                                          ===================================

Earnings per unit of limited
   partnership unit
     Before extraordinary item            $  173.01     $   42.86   $  297.24
Extraordinary item - loss on
   extinguishment of debt                       ---           ---         ---
                                          -----------------------------------
     After extraordinary item             $  173.01     $   42.86   $  297.74
                                          ===================================

Number of limited partnership units
   outstanding                               1256.8        1256.8      1256.8
                                          ===================================

Ratio of earnings to fixed charges             1.66          1.16        2.11

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                                       18

                                    WENDY'S OF WEST MICHIGAN LIMITED PARTNERSHIP
                                   SUMMARY CONSOLIDATED FINANCIAL DATA (CONTINUED)
     (IN THOUSANDS, EXCEPT PER LIMITED PARTNER UNIT DATA, LIMITED PARTNERSHIP UNITS OUTSTANDING AND RATIO DATA)

                                      (1)         (2)                Years Ended December 31,
                                     Eleven months Ended             ------------------------
                                      November 30, 1996        1995     1994         1993        1992
                                      -----------------        ----     ----         ----        ----
                                     Actual    Pro Forma
                                     ------    ---------
BALANCE SHEET DATA

Cash                                $     394   $     394   $     411    $     776   $     409   $     422
Working capital                         (850)       (850)       (912)        (824)     (1,089)     (2,733)
Property and equipment, net             5,897       8,371       5,671        5,933       5,763       5,611
Total assets                            9,076      11,550       8,832        9,698       9,341       9,478
Long-term debt, including
   current maturities                   4,379       4,379       4,469        5,127       5,494       4,176
Total liabilities                       5,974       5,974       5,971        6,773       6,975       7,464
Partners' equity
     Limited Partners                   3,131       5,580       2,892        2,956       2,402       2,054
     General Partner                     (29)         (4)        (31)         (31)        (36)        (40)

STATEMENT OF CASH FLOWS DATA

Net increase (decrease) in cash          (17)        (17)       (365)          367        (12)         194

Net cash provided by operating
   activities                           1,201       1,201       1,366        1,808         627       1,207
Distributions                             317         317         571          381         ---         ---

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                                       19

                                    WENDY'S OF WEST MICHIGAN LIMITED PARTNERSHIP
                                   SUMMARY CONSOLIDATED FINANCIAL DATA (CONTINUED)
     (IN THOUSANDS, EXCEPT PER LIMITED PARTNER UNIT DATA, LIMITED PARTNERSHIP UNITS OUTSTANDING AND RATIO DATA)


                                   Nine Months Ended August 31,
                                  -------------------------------
                                           1997
                                           ----
                                    Actual       Pro Forma       1996
                                    ------       ---------       ----
BALANCE SHEET DATA                                 (2)

Cash                               $      408   $      408  $      277
Working capital                       (1,009)      (1,009)     (1,074)
Property and equipment, net             5,777        8,252       5,735
Total assets                            8,649       11,124       8,662
Long-term debt, including
   current maturities                   3,919        3,919       4,111
Total liabilities                       5,328        5,328       5,687
Partners' equity
      Limited Partners                  3,348        5,798       3,005
      General Partner                    (27)          (2)        (30)

STATEMENT OF CASH FLOWS DATA

Net increase (decrease) in cash            14           14         (6)
Net cash provided by operating
   activities                           1,126        1,126       1,206
Distributions                             ---          ---         317

(1)  In fiscal 1996, the Wendy's Partnership changed its fiscal year from December 31 to November 30, due to the consolidation of the Wendy's Partnership's financial statements with Meritage. Meritage acquired a majority interest in the Wendy's Partnership on October 31, 1996.

(2)  The transaction is reflected under the purchase method of accounting, and the Pro Forma data is derived in accordance with such method. The Pro Forma data prior to the effective time of the transaction may not be indicative of the results that actually would have occurred if the transaction had been in effect during the periods presented or which may be attained in the future. Please refer to pages P-1 through P-7 for further Pro
     Forma information.

                       COMPARATIVE PER SHARE AND UNIT DATA



     The following table sets forth certain per share and unit information for both Meritage and the Wendy's Partnership on an historical basis and selected unaudited, pro forma, combined, comparative per share data for Meritage and the Wendy's Partnership combined. The transaction is reflected under the purchase method of accounting, and pro forma data is derived in accordance with such method. The Wendy's Partnership pro forma equivalent amounts are presented with respect to each set of pro forma information. Such amounts are computed by multiplying the pro forma amounts by the assumed exchange ratio of 2,400 shares of Meritage Common Shares for each unit held by non-affiliated limited partners. The pro forma data prior to the effective time of the transaction may not be indicative of the results that actually would have occurred if the transaction had been in effect during the periods presented or which may be attained in the future.


                                                          MERITAGE      THE PARTNERSHIP
                                                         (PER SHARE)       (PER UNIT)
                                                     ----------------------------------------
EARNINGS (LOSS) PER SHARE OR UNIT:

     Fiscal 1996                                         $  (0.62)          $  440.22

     Fiscal 1996 - Pro Forma                                (0.50)             281.15
     Fiscal 1995                                            (1.13)             398.96
     Fiscal 1994                                            (0.02)             740.96
     Fiscal 1993                                             0.15              276.53
     Fiscal 1992                                             0.20              274.42

     Nine months ended August 31, 1997 - Unaudited          (0.54)             173.01
     Nine months ended August 31, 1997 - Pro Forma          (0.40)              42.86
     Nine months ended August 31, 1996 - Unaudited          (0.00)             297.24


COMMON STOCK DIVIDENDS DECLARED/DISTRIBUTIONS
  PER SHARE OR UNIT:
     Fiscal 1996                                             0.50              250.00
     Fiscal 1996 - Pro Forma                                 0.41              250.00
     Fiscal 1995                                               --              450.00
     Fiscal 1994                                               --              300.00
     Fiscal 1993                                               --                  --
     Fiscal 1992                                               --                  --

     Nine months ended August 31, 1997 - Unaudited             --                  --
     Nine months ended August 31, 1997 - Pro Forma             --                  --
     Nine months ended August 31, 1996 - Unaudited           0.50              250.00



BOOK VALUE PER SHARE OR UNIT:
     Fiscal 1996                                             0.29            2,491.07
     Fiscal 1995                                             1.01            2,300.85
     Fiscal 1994                                             3.44            2,351.90
     Fiscal 1993                                             3.46            1,910.94
     Fiscal 1992                                             3.30            1,634.41

     Nine months ended August 31, 1997 - Unaudited          (0.36)           2,664.07
     Nine months ended August 31, 1997 - Pro Forma           0.69            4,613.15
     Nine months ended August 31, 1996 - Unaudited           0.91            2,390.77


                      RISK FACTORS AND OTHER CONSIDERATIONS

         Each Limited Partner should carefully consider the factors set forth below, as well as other information included elsewhere herein.

RISKS ASSOCIATED WITH DISSOLUTION OF THE WENDY'S PARTNERSHIP

Conflicts of Interest

         Meritage has an inherent conflict of interest in that MHG Food Service, a subsidiary of Meritage, owns approximately 54% of the outstanding units of the Wendy's Partnership and has appointed MCC Food Service, an affiliate of Meritage, as the general partner of the Wendy's Partnership. Meritage is in a position to cause the sale of assets to it and the dissolution of the Wendy's Partnership without the vote of the non-affiliated limited partners, and obviously would desire to pay less for the Wendy's Partnership units than the limited partners would want to receive. As general partner, MCC Food Service is accountable to the limited partners as a fiduciary and must, therefore, exercise good faith and integrity in the resolution of any conflict of interest and in its dealings with the Wendy's Partnership. MCC Food Service is a wholly-owned subsidiary of MCC which owns approximately 48% of Meritage's outstanding Common Shares. After the transaction, all of the income and losses of the Wendy's Partnership will accrue to Meritage.


         Meritage desires to obtain the remaining units of the Wendy's Partnership at the best price available to it. Therefore, Meritage is not making any recommendation with respect to the transaction. Recognizing these objectives, at the same time Meritage endeavored to construct a transaction fair to the limited partners who, after the transaction, will constitute a significant part of its shareholder constituency. Meritage does believe that the transaction is fair, from a financial point of view, to the non-affiliated limited partners because the price paid equals the highest price paid in independent transactions for units, and because of the opinion of Roney & Co. that the terms of the transaction are fair from a financial point of view. See "Background and Reasons for the Transaction."


No Dissenters' Rights


         Under Michigan law and the terms of the Wendy's Partnership Agreement, a limited partner will have no appraisal, dissenters' or similar rights (i.e., rights, instead of receiving Meritage Common Shares, to seek a judicial determination of the "fair value" of the units and to compel the Wendy's Partnership to purchase units for cash in that amount). Such rights will not voluntarily be accorded to limited partners by Meritage or the Wendy's Partnership. Pursuant to Section 12.7 of the Amended and Restated Agreement of Limited Partnership for the Wendy's Partnership, limited partners who do not indicate their opposition to the transaction in writing to the Wendy's Partnership at 40 Pearl Street, N.W., Suite 900, Grand Rapids, Michigan 49503,
Attention: General Counsel before January 26, 1998, will be deemed to have consented to the transaction. Should any litigation ensue with respect to the transaction, Meritage would assert any consents returned to it as a defense.


No Independent Representation of Limited Partners

         The consideration to be received by non-affiliated limited partners in the transaction was determined by Meritage. See "Background and Reasons for the Transaction - Determination of Consideration for Units." No independent representative or counsel has acted on behalf of the non-affiliated limited partners, nor did the management of Meritage negotiate the terms of the transaction with any non-affiliated limited partner. There is a possibility that, if such representatives or non-affiliated limited partners have taken part in such determination and negotiation, the terms of the transaction might have been different, and perhaps, more favorable to non-affiliated limited partners.

Alternatives Not Pursued

          The general partner, which is an affiliate of Meritage, did not pursue a strategy of continuing the operations of the Wendy's Partnership, selling the Wendy's Partnership to a third party or liquidating it by sales of properties followed by a cash liquidation because it considered these alternatives as inferior to the proposal of Meritage, and because Meritage controls both the Wendy's Partnership and the general partner and would not favor any of those alternatives.

Change in Nature of Investment and Status of Limited Partners


         Upon completion of the transaction, the economic interest of the Wendy's Partnership limited partners will change from interests in ownership of a limited partnership with a limited duration that is designed to distribute income, to that of a shareholder of a larger organization with perpetual duration which presently does not intend to pay dividends. Collectively, the Meritage Common Shares issued in the transaction will represent approximately 30% of Meritage's outstanding Common Shares as determined after the transaction. The economic interests of the limited partners will change from only restaurant operations, to a broader corporate operation which, unlike the Wendy's Partnership, may include businesses other than restaurant operations. See "Distribution Policies."


         In addition, this change also results in significant modifications to the rights of the limited partners with respect to voting, meetings of holders, dissolution and liquidation, and access to investor lists and other books and records. Also, there will be changes with respect to the management, taxation of the entity, its investors, and marketability and transferability of the equity interests. If the transaction is consummated, holders of the units would become shareholders of Meritage, a Michigan corporation, and would therefore experience a change in the rights from those of limited partners of a Michigan limited partnership to those of shareholders of a Michigan corporation. See "Description of Capital Shares" and "Comparative Rights."

RISKS ASSOCIATED WITH INVESTMENT IN MERITAGE COMMON SHARES

Limited Public Trading Market

         Although the Common Shares have been continuously traded on the OTC Bulletin Board since September 1995 and listed on the Chicago Stock Exchange since October 22, 1996, they are not actively traded. Presently, four broker dealer firms provide bid and asked quotations for the Common Shares. Meritage cannot estimate the effect on the trading market that will result from the issuance of Common Shares in the transaction. Those shares will be freely transferable in the hands of the former limited partners who are not affiliates of Meritage, and sales of a substantial amount of the shares could depress the market price for the Common Shares.


         Meritage does not currently meet the net worth listing requirements of the Chicago Stock Exchange but the Exchange has given Meritage until December 31, 1997 to meet this requirement and its stock continues to be listed on the Exchange. Should the stock be delisted, there would be less visibility for the stock and, consequently, a possible diminution in its liquidity and trading.


Substantial Debt

         Meritage had $25.1 million of long-term debt outstanding at August 31, 1997, which included current portions of long-term debt and the debt of the Wendy's Partnership. Included in the debt is an $875,000 loan for the development of a marina. As of August 31, 1997, $800,000 had been borrowed on the marina development loan leaving $75,000 available. The Company's expansion programs will likely result in additional debt. Furthermore, additional sales of Meritage preferred stock could increase preferred dividend service requirements. Increases in general interest rate levels and general credit tightening situations could adversely affect Meritage's financial condition in the future.

         Meritage obtained waivers of default under its primary financing arrangements and a moratorium on payments due in the last three months of 1997. In conjunction with the waivers of default, the terms of the loans were modified effective November 1, 1997. As a result of the moratorium of payments, the interest due on the three monthly payments not made will be added to the principal balances of the loans resulting in approximately $643,000 of additional long-term debt as of December 31, 1997. MCC, which owns 48.2% of Meritage's Common Shares, has guaranteed certain portions of Meritage's debt and pledged those shares as security for a portion of Meritage's debt. Should the Company's lenders foreclose on the debt and the guarantee, control of Meritage could change. See "Management's Discussion and Results of Operations - Liquidity and Capital Resources."

         As of the end of the third quarter, August 31, 1997, the Company's total indebtedness was $25.1 million, which represented 99.1% of the total capitalization. Total interest expense for the nine month period ended August 31, 1997 was $2,168,567 as compared to cash flow from operations (excluding payment of interest expense) of $1,753,650 for the same nine month period. Thus, the total interest expense is 123.7% of the operating cash flow (excluding interest expense). The ratio of earnings to fixed charges for the nine months ended August 31, 1997 was .30 to 1 resulting in a fixed charges coverage deficiency of $1,572,814. The historical ratio of earnings to fixed charges and any coverage deficiency is demonstrated in the table under "Summary Consolidated Financial Data."

Continuing Losses

         Meritage has had continuing losses beginning in fiscal 1994 resulting in a cumulative deficit at August 31, 1997 of $7,237,118 which would not be changed by completion of the transaction. The depreciation component of its losses relates to its hotel properties and it is expected to continue as long as those properties are held. The interest component of its losses could be reduced if Meritage sells any of its hotel properties but there is no assurance that this will occur.


Common Share Ownership and Control by Insiders


         Meritage's officers, directors, principal shareholders and their affiliates beneficially own approximately 62% of Meritage's outstanding Common Shares (all of which are eligible for sale under Securities and Exchange Commission Rule 144 promulgated under the Securities Act of 1933). As a result, these shareholders and, in particular, Meritage's officers and directors, when acting in concert, have the ability to influence significantly most matters requiring approval by shareholders of Meritage, including the election of a majority of the directors. In addition, the Board of Directors has the authority to issue up to approximately 26,780,000 Common Shares and 4,860,000 shares of undesignated preferred stock and to determine the rights, preferences privileges and restrictions, including voting rights, of such preferred shares, without any future vote or action by the shareholders. The voting power of these principal shareholders, officers and directors, or the issuance of Common Shares or preferred stock under certain circumstances, could have the effect of delaying, deferring or preventing a change in control of Meritage. Although the ownership of this group will decline from approximately 62% to 44.9% upon completion of the transaction, their degree of control will remain.


Legal Proceedings


         In December 1996, Meritage received a notice from the Internal Revenue Service that approximately $2.1 million, which Meritage deducted as a business expense in connection with litigation in 1995 and 1996 relating to the replacement and restructuring of former management, should be treated as a capital expenditure and, therefore, disallowed as a deduction. Meritage is vigorously contesting the disallowance. If the IRS were to completely prevail in its position, then Meritage would be required to make a payment of approximately $340,000 for additional federal and state income taxes, not including any interest or penalties. In fiscal 1996, Meritage generated a net operating loss of approximately $2.5 million. This net operating loss would be carried back to offset any IRS audit adjustment so that any amount that Meritage would be required to pay as a result of the IRS audit would be refunded within 120 days as required upon filing Form 1139 - Corporation Application for Tentative Refund.

         On May 19, 1997, a majority limited interest of the Wendy's Partnership removed Wendy's West Michigan, Inc. as general partner of the Wendy's Partnership and appointed MCC Food Service, an affiliate of Meritage, as the substitute general partner. Approximately 180 unit holders (from whom Meritage acquired 482.55 of its total partnership units) had previously consented to the removal of the former general partner and the appointment of Meritage or its designee as the new general partner. This action was carried out in connection with Meritage's acquisition of a controlling interest in the Wendy's Partnership, and in accordance with Meritage's representations during the tender offer that it may remove the general partner and substitute itself or its designee as the new general partner. On May 21, 1997, the former general partner commenced a lawsuit against Meritage, MHG Food Service, and MCC Food Service. (Case No. 97-05360-CB, Kent County (Michigan) Circuit Court, Buth, J.). The former general partner attempted to assert claims on behalf of the Wendy's Partnership as well. On August 29, 1997, the former general partner amended its complaint to include Meritage Capital Corp. and Meritage's principal officers as defendants. In addition, the principal shareholders of the former general partner and two limited partners intervened in the lawsuit. The former general partner and its principal shareholders seek, among other things, (i) a declaration that Wendy's West Michigan, Inc. is the general partner of the Wendy's Partnership, (ii) injunctive relief in the form of a temporary restraining order or a preliminary injunction which would prohibit the defendants from participating in the management of the Wendy's Partnership,
(iii) unspecified damages for breach of contract, and (iv) unspecified damages for various business torts and misrepresentation. The former general partner's motion for a temporary restraining order was denied on May 21, 1997. The intervening limited partners have alleged claims similar to those alleged by the former general partner. In September 1997, the Wendy's Partnership, Meritage, MHG Food Service, MCC Food Service and Meritage Capital Corp. filed claims against the former general partner and its principal shareholders alleging (i) breach of contract, (ii) violation of SEC Rule 10b-5, (iii) business defamation,
(iv) tortious interference, and (v) breach of fiduciary duty. Wendy's International stated that it does not intend to take a position as to the rights of either party with respect to the specific issues which have thus far been raised by this lawsuit. The consent of Wendy's International to MCC Food Service serving as the general partner has already been obtained. Defendants believe their positions are correct and are defending the lawsuit on that basis. However, should they lose the lawsuit, a court could unwind the transaction by restoring the Wendy's Partnership to its position prior to the acquisition of units by Meritage, or subject Meritage to monetary damages.


RISKS ASSOCIATED WITH MERITAGE'S BUSINESS

Broadened Business Orientation


         Although Meritage was engaged only in the lodging business before its acquisition of a controlling interest in the Wendy's Partnership, Meritage has recently reassessed its long-range objectives and made a strategic decision to expand further its Food Service Group through the acquisition of additional chain restaurant businesses. Because current market conditions make this an opportune time to sell full service hotels, the Company is considering the sale of one or more of its hotels. The Company has reached agreement for the sale of its St. Clair Inn for $3.8 million. The closing is anticipated for late November, but there can be no assurances that the closing will occur. Meritage has no agreements or understandings for the sale of its other hotel properties. Proceeds of any sale would be used to reduce the Company's debt.


         Management cannot, of course, determine whether it will sell any of its hotels or how long it would take to sell these assets at prices acceptable to Meritage. Furthermore, there is a risk that this expansion of the business operations might not be successfully implemented for many reasons, including the timing and prices involved in any sales of the lodging properties, the availability and pricing of additional restaurant operations, and the ability of management to successfully manage new restaurant businesses. Utilization of the proceeds from the sale of any of the hotels and other assets to acquire additional food service properties will involve all of the risks normally attendant to acquisitions, including whether the selection, timing and pricing of acquisitions will enable Meritage to operate these businesses at a profit. The acquisition, consolidation and integration of management systems and procedures of acquired businesses into Meritage's existing management structure will present a significant challenge, and expansion of the Food Service Group may require additional operating staff. Any substantial difficulties experienced in this program could have a material adverse effect on Meritage's operations and financial condition. Also, although Meritage may require additional debt or equity financing to accomplish its aims, such financing may not be available or, if available, not on terms acceptable to Meritage.


         The hotel properties, which have been owned since 1986, have been substantially depreciated and are carried on the books at approximately $14 million. As a result, if a sale occurs, the sales are expected to result in substantial gains that will trigger the payment of approximately 34% of the tax profit in income taxes prior to the application of any available net operating loss carryforward and any current year operating losses. Thus, the net taxes paid would reduce the proceeds available to pay down the Company's debt.


Risks of the Lodging Industry

         Meritage is subject to all of the risks inherent to the lodging industry. These risks include, among other factors, varying levels of demand for rooms and related services, adverse effects of the general and local economic and market conditions, changes in travel patterns, changes in governmental regulations that influence wages, prices or construction costs, changes in interest rates, availability of credit and changes in real estate taxes, availability of labor in a labor-intensive industry and operating expenses, and the recurring need for renovations, refurbishment and improvement of hotel properties. Values of hotel properties are sensitive to changes in local market and economic conditions and to the fluctuations in the economy as a whole. Due to the high level of fixed costs required to operate hotels, significant expenditures necessary to the hotel operations cannot be reduced substantially when circumstances cause a reduction of revenue. Investments in limited purpose facilities, such as a hotel, typically involve greater risks than do investments in multi-purpose properties, some of which risks are as follows:

         Over-building

         New hotel construction is increasing from levels experienced in the early 1990's as a result of increasing occupancy rates. Room starts declined from an annual rate of approximately 160,000 in 1984, to less than 40,000 in the mid-1990's and are projected to be at approximately 110,000 for 1997. These factors could lead to an overbuilding situation, such as occurred in the 1980's, when an oversupply of rooms adversely affected occupancy levels and room rates. If this situation develops it could adversely affect the prices at which Meritage values its hotel properties.

         Competition for Market Share

         The lodging industry is highly competitive. There is no single competitor or small number of competitors of Meritage that are dominant in the industry. Meritage's hotels operate in areas that contain numerous competitors, many of which have substantially greater resources than Meritage. Competition in the lodging industry is based generally on convenience of location, room rates, and range and quality of services and guest amenities offered. Meritage considers the location of its hotels and the services and guest amenities provided by it to be among the most important factors in its business. Demographic, geographic or other changes in one or more of Meritage's markets could impact the convenience or desirability of the sites of certain hotels, which would in turn affect the operations of those hotels. In addition, new or existing competitors could significantly lower rates or offer greater conveniences, services or amenities or significantly expand, improve or introduce new facilities in markets in which Meritage's hotels compete, thereby adversely affecting Meritage's operations. See "Business - Competition and Industry Conditions."

         Requirements for Capital and Labor

         Hotel operations are capital, management and labor intensive. In order to remain competitive, hotel facilities must be continually maintained, modernized and refurbished. This increases the need for capital funds from reserves, current cash flow or debt financing and thereby increases the sensitivity of the investment to the cost and availability of such funds. Capital expenditures to the properties for maintenance, improvements and modernization often do not increase revenues, but rather, are necessary to maintain current revenue. Given Meritage's significant level of debt, it may be difficult to obtain debt financing for such capital expenditures as Meritage may not be able to demonstrate revenue growth from such investments. Therefore, Meritage may have to fund property maintenance costs from current cash flow and may have to delay improvements and modernization. In addition, hotels are especially susceptible to the impact of economic and other conditions outside the control of the hotel owner.

         Meritage plans to expand the Wendy's restaurant business through the building of new stores. Debt financing may be more readily available for this type of expansion due to the existence of new collateral and the increase in revenues generated by the new stores.

         Seasonality

         The lodging industry is seasonal in nature. Generally, hotel revenues are greater in Meritage's third fiscal quarter than in its other fiscal quarters. This seasonality can be expected to cause fluctuations in the revenues of Meritage. During fiscal year 1996, lodging revenue generated by quarter were as follows: First Quarter - 22%, Second Quarter - 23%, Third Quarter - 32% and Fourth Quarter - 23%. Quarterly earnings may also be adversely affected by events beyond Meritage's control, such as extreme weather conditions, economic factors and other considerations affecting travel.

Risks Affecting Restaurant Operations

         The restaurant industry in the United States is generally viewed as being over-expanded in relation to customer demand. This factor puts a premium upon an operator's ability to provide products that differentiate it from its competitors and to operate its business in an efficient manner. Although the Company's operations are now confined to smaller urban areas in Michigan, as it expands, Meritage will have to take into account and adjust for changing competitive conditions in each particular food service business that it enters into with respect to its markets. Meritage's expansion plans in the food service industry are not limited to Wendy's Restaurants and may include any one of a variety of existing restaurant businesses. The restaurant industry typically involves risks such as the following:

         Competition

         The quick-service restaurant industry is intensely competitive with respect to price, service, location, concept and food quality. The industry is mature, and competition can be expected to increase. Other major quick-service restaurant chains (with greater financial and other resources than those possessed by Meritage) have similar or competing operational concepts to those of Meritage. A significant change in pricing or other business strategies by one or more of Meritage's competitors, including an increase in the number of restaurants in Meritage's territories, could have an adverse impact on Meritage's sales, earnings and growth.

         Meritage and the quick-service restaurant industry are significantly affected by factors such as changes in local, regional or national economic conditions, changes in consumer tastes, and consumer concerns about the safety and nutritional quality of quick-service food. In addition, factors such as increases in food, labor and energy costs, the availability and cost of suitable restaurant sites, fluctuating insurance rates, state and local regulations, and the availability of an adequate number of hourly-paid employees can also adversely affect the quick-service restaurant industry. See "Business - Competition and Industry Conditions."

         Restrictions Imposed by Wendy's International

         As the general partner of the Wendy's Partnership, MCC Food Service, an affiliate of Meritage, now directs the operations of the 25 Wendy's restaurants operated by the Wendy's Partnership. MCC Food Service's control is being challenged in a lawsuit commenced by the former general partner of the Wendy's Partnership. See

"Risks Associated with Investment in Meritage Common Shares - Legal Proceedings." Operations of the Wendy's Partnership are conducted pursuant to franchise agreements with Wendy's International. In addition to the contractual restrictions imposed by the franchise agreements, Meritage and its affiliates which are involved in the Wendy's business, are subject to certain restrictions imposed by policies and procedures established by Wendy's International as in effect from time to time. These restrictions may have the effect of limiting Meritage's ability to pursue some of its business plans.

         The consent of Wendy's International may be required for certain transactions by Meritage. If consent is required and not obtained, Meritage will not be able to proceed with those plans which, in turn, could affect Meritage's growth strategy and could have a material adverse effect on Meritage's financial condition and results of operations. If Meritage proceeds without Wendy's International's consent, Wendy's International could terminate its franchise agreements. Termination of the franchise agreements would have a material adverse effect on Meritage's financial condition and results of operations.


         Part of Meritage's business strategy is to expand its operations through the development and acquisition of Wendy's restaurants. Meritage is permitted to develop new Wendy's restaurants and convert competitive units located exclusively in the designated market area (the Michigan counties of Allegan, Calhoun, Kalamazoo, Kent, Muskegon, Ottawa and Van Buren) subject to the standard expandability criteria and site standards of Wendy's International. Meritage is prohibited from acquiring or developing new Wendy's restaurants outside of the designated market area unless the prohibition is waived by Wendy's International in its sole and absolute discretion. Pursuant to its agreement with Wendy's International, Meritage is also limited in both the acquisition or development of other chain restaurant businesses. Wendy's International has restricted Meritage's involvement with any quick-service restaurant in Meritage's market area, and any quick-service restaurant outside of Meritage's market area that sells chicken sandwiches, hamburgers or products similar to Wendy's International and which is located within a three mile radius of another Wendy's restaurant.


         Wendy's International must approve the opening by Meritage of any new restaurant, including restaurants opened within Meritage's existing franchise territories. Wendy's International also maintains discretion over the menu items that may be offered in Meritage's restaurants. By virtue of franchise and other agreements, Meritage is required to pay to Wendy's International technical assistance fees upon the opening of new restaurants and monthly royalty and national advertising fees. These agreements also provide for the termination of Meritage as a franchisee upon the failure of Meritage to comply with certain restrictions and obligations imposed on Meritage. The franchise agreements with Wendy's International generally have a 20 year term and can be renewed for an additional 10 years provided certain conditions are met.

         Dependence Upon Wendy's International

         Meritage's restaurant operations are largely dependent on the Wendy's restaurant chain, which in turn is dependent upon the management and financial condition of Wendy's International and the reputation developed by Wendy's restaurants operated by other Wendy's franchisees. Should Wendy's International be unable to compete effectively with similar restaurant chains in the future, Meritage would be materially and adversely affected. Furthermore, many of the attributes which lead to the success of Wendy's operations are factors over which Meritage has no control, such as marketing efforts, introduction of new products, quality assurance and other operational systems. Adverse publicity involving other Wendy's franchisees could have an adverse effect on all franchisees including Meritage.

Geographic Concentration of Operations

         All of Meritage's restaurant operations and hotels are now concentrated in smaller urban areas of Michigan. A marked decline in the Michigan economy could adversely affect Meritage's operations.

                                 CAPITALIZATION


         The following table sets forth the capitalization of Meritage at August 31, 1997 and as adjusted to give effect to the issuance of Common Shares in the transaction whereby all of the assets of the Wendy's Partnership will be acquired by a limited partnership affiliated with Meritage and the Wendy's Partnership will be dissolved. The table should be read in conjunction with Meritage's Consolidated Financial Statements and related Notes thereto appearing elsewhere in this Prospectus.


                                                                             August 31, 1997
                                                                    ------------------------------
                                                                        Actual         Pro Forma
                                                                    -------------    -------------

Long-term debt, including current maturities                        $  25,100,309    $  25,100,309

Shareholders' equity:
Preferred Stock, 5,000,000 shares authorized,
  138,387 issued and outstanding                                            1,384            1,384

Common Shares, 30,000,000, 3,217,094 (actual) and
  4,599,494 (as adjusted) issued and outstanding                           32,171           45,995

Additional paid-in capital                                             12,977,101       17,283,277

Note receivable from sale of shares                                    (5,550,415)      (5,550,415)

Accumulated deficit                                                    (7,237,118)      (7,237,118)
                                                                    --------------   -------------

         Total Shareholders' equity                                 $     223,123    $   4,543,123
                                                                    --------------   -------------

              Total capitalization                                  $  25,323,432    $  29,643,432
                                                                    ==============   =============


                          PRICE RANGE OF COMMON SHARES


         Meritage's Common Shares are currently traded on the OTC Bulletin Board under the symbol "MHGI" and on the Chicago Stock Exchange under the symbol "MHG." No recent quotations were published until the beginning of Meritage's fourth quarter of fiscal 1995. The following are published high and low bid prices (beginning on October 18, 1995) for the Company's Common Shares as quoted on the OTC Bulletin Board.


               ======================================================================
                                                                 HIGH        LOW
               ---------------------------------------------- ----------- -----------
               FISCAL YEAR ENDED NOVEMBER 30, 1995
               ---------------------------------------------- ----------- -----------
                       October 18, 1995 - November 30, 1995    $ 7 1/2     $ 5 7/8
               ---------------------------------------------- ----------- -----------
               FISCAL YEAR ENDED NOVEMBER 30, 1996
               ---------------------------------------------- ----------- -----------
                       First Quarter                           $ 7 1/8     $ 5 1/2
               ---------------------------------------------- ----------- -----------
                       Second Quarter                          $ 6 3/8     $ 5 5/8
               ---------------------------------------------- ----------- -----------
                       Third Quarter                           $ 6 3/8     $ 4 1/4
               ---------------------------------------------- ----------- -----------
                       Fourth Quarter                          $ 6 1/4     $ 4 1/4
               ======================================================================


               ======================================================================
                                                                 HIGH        LOW
               ---------------------------------------------- ----------- -----------
               FISCAL YEAR 1997
               ---------------------------------------------- ----------- -----------
                       First Quarter                          $    6 1/4  $    5 3/8
               ---------------------------------------------- ----------- -----------
                       Second Quarter                         $    5 1/4  $        4
               ---------------------------------------------- ----------- -----------
                       Third Quarter                          $        4  $    2 5/8
               ---------------------------------------------- ----------- -----------
                       Fourth Quarter (through November 19)   $    3 1/2  $   3 1/64
               ======================================================================


         As of July 31, 1997, there were approximately 600 record holders of the Common Shares which Meritage believes represents approximately 1,400 beneficial holders.


                              DISTRIBUTION POLICIES

         Other than a special dividend in the amount of $.50 per share of Meritage's outstanding Common Shares paid on April 26, 1996, Meritage has not paid cash dividends on its Common Shares. It intends to continue its current policy of retaining funds for operations. Moreover, payment of dividends on the Common Shares is prohibited by the terms of Meritage's loan agreement with its primary long-term lender. See "Capitalization," "Meritage Hospitality Group Inc.
- Management's Discussion and Analysis of Financial Condition and Results of Operation - Liquidity and Capital Resources" and "Description of Capital Shares."

         Previously, the general partner reviewed the Wendy's Partnership's results of operations and cash requirements on a semi-annual basis and determined the cash flow from operations available for distribution to the limited partners. The loan agreement for the Wendy's Partnership limited the cash available for distribution. See "Wendy's of West Michigan Limited Partnership - Management's Discussion and Analysis of Financial Condition and Results of Operation - Liquidity and Capital Resources." In January 1995, July 1995, January 1996 and July 1996, the Wendy's Partnership distributed $250, $200, $100 and $150, respectively, per unit. There have been no additional distributions since July 1996.

                   BACKGROUND AND REASONS FOR THE TRANSACTION

BACKGROUND OF THE TRANSACTION


         The Prospectus relates to Meritage's plans to cause the Wendy's Partnership to sell all of its assets, subject to liabilities, to a new limited partnership being formed under the direction of Meritage. The Wendy's Partnership will receive Meritage Common Shares in consideration of the sale of assets. The Wendy's Partnership will then be dissolved and the Common Shares distributed to all limited partners other than Meritage. The number of shares to be distributed will be that number that has a value of $7,500 for each limited partnership unit, based on the lesser of (i) the average high and low bid price on the OTC Bulletin Board for the 10 trading days preceding the date of dissolution, or (ii) $3.125 per share. The partnership units held by Meritage will be canceled.

         The transaction will be accomplished in accordance with Section 12.7 of the Wendy's Partnership Agreement. Under Section 12.7, the limited partners are deemed to have consented to the transaction unless they indicated to the contrary in writing to the Wendy's Partnership before January 26, 1998. The transaction requires approval by the general partner and over half of the outstanding limited partnership units. Since Meritage is affiliated with the general partner, and owns over half of the outstanding limited partnership units, the transaction will be approved regardless of the vote or objections of non-affiliated limited partners. Limited partners may have claims for breach of contract, fiduciary duty or other matters against Meritage, MCC Food Service or the Wendy's

Partnership relating to the transaction. There is no clearly established process and valuation method (such as is provided by statute for corporations through dissenters' rights) that is available to objecting unit holders. Therefore, any claim would be handled by a court under common law based on the court's equity powers. Failure to use the objection procedure would be raised by Meritage as a defense to any such claims. Limited partners should consult with their own counsel on these matters.


         In March 1995, MCC (Meritage's principal shareholder) made an inquiry to a representative of Wendy's West Michigan, Inc., the former general partner of the Wendy's Partnership, regarding the possible acquisition of the Wendy's Partnership. In August 1995, MCC made a formal offer to a representative of the former general partner to purchase the Wendy's Partnership in a transaction whereby each limited partner would receive approximately $6,000 per unit. The offer was not presented to the limited partners for its approval.


         Meritage then commenced privately negotiated purchase of units. On June 11, 1996, Meritage purchased 14 units for $5,000 cash per unit. On July 10, 1996, Meritage purchased an additional 143.25 units in exchange for 171,900 Meritage Common Shares which Meritage valued at $6,000 per unit based on the unregistered nature of such shares and the then two-year holding period. One of those sellers, Robert E. Schermer, Sr., is Chairman of Meritage's Board of Directors. On October 31, 1996, Meritage acquired 482.55 units in a tender offer for $7,000 cash per unit. Meritage also stated in the tender offer that its ultimate objective was to acquire all of the units of the Wendy's Partnership. Meritage initiated this transaction in fulfillment of that statement as soon as practical after it obtained the necessary consents of Wendy's International to its acquisition of the franchises and the business of the Wendy's Partnership. In November 1996, Meritage acquired 41 units for 29,520 shares of Meritage Series A Convertible Preferred Stock, which Meritage valued at $7,200 per unit. The transaction, which was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, was with the parents of a then Board Member (for 28,800 preferred shares) and two persons associated with them (for 720 preferred shares). Meritage decided the purchase prices for such units based on its determination of the value of the Wendy's Partnership.



         As a result of these transactions, Meritage owns (through its subsidiary MHG Food Service) approximately 54% of the units. The Wendy's Partnership Agreement provides that the replacement of the general partner of the Wendy's Partnership, the sale of all of the assets of the Wendy's Partnership and its dissolution can be authorized by the affirmative vote of a majority of all limited partnership units. On May 19, 1997, Meritage appointed MCC Food Service, an affiliate of Meritage, as substitute general partner of the Wendy's Partnership. A majority in interest of the Wendy's Partnership (held by approximately 180 unit holders) consented to the replacement of the former general partner with MCC Food Service. The removal of the former general partner was carried out in connection with Meritage's assumption of control of a majority of the units of the Wendy's Partnership, and in accordance with Meritage's representations during the tender offer that it may remove the general partner and substitute itself or its designee as the new general partner. Meritage's ownership position is sufficient to allow it, without the consent of any of the other limited partners, to effectuate the sale of assets to Meritage and to dissolve the Wendy's Partnership. In the dissolution, each non-affiliated limited partner will receive Meritage Common Shares valued at $7,500 per unit. Meritage proposed the transaction in order to obtain all assets of the Wendy's Partnership. No alternatives were considered as part of Meritage's goal to dissolve the Wendy's Partnership.


         The Meritage Common Shares to be issued in the dissolution have been registered under the Securities Act of 1933. Although this transaction is not governed by the proxy statement rules of the Securities Exchange Act of 1934, it is subject to regulations of the Securities and Exchange Commission. These regulations require, among other things, that this prospectus be delivered to unit holders at least 60 days prior to the date of the sale of assets and dissolution of the Wendy's Partnership.

FEES AND EXPENSES OF THE TRANSACTION

Meritage will pay the following fees associated with the transaction:

Securities and Exchange Commission registration fee ......................................$    1,500
Legal fees and expenses ..................................................................    50,000
Accounting fees and expenses .............................................................    15,000
Printing fees ............................................................................    10,000
State securities laws fees and expenses ..................................................    10,000
Miscellaneous ............................................................................     8,000
                                                                                          ----------
                                                                                          $   94,500
                                                                                          ==========

DETERMINATION OF CONSIDERATION FOR UNITS

         In arriving at the consideration of $7,500 of Meritage Common Shares per unit in the transaction, Meritage is offering an amount per unit which exceeds, or is at least equal to, the most that Meritage has paid for any of the units it acquired. In November 1996, Meritage purchased 41 units for Meritage Series A Convertible Preferred Stock value at $7,200 per unit. All other purchases by Meritage were for less than $7,200 per unit. Although Meritage booked a purchase price of $7,500 per unit for the purchase of a substantial number of units for Meritage Common Shares in July 1996, Meritage believes that the fair market value of the consideration for such units was less. This transaction involved a purchase by Meritage of 143.25 units at a price of 1,200 Meritage Common Shares per unit. The Meritage shares were not registered under the Securities Act of 1933 and consequently are subject to a two year holding period before the shares can be sold publicly. For that reason, and the significant block of Meritage Common Stock involved, Meritage estimates that the value of the stock per unit was $6,000 per unit which is 80% of the asked quote on the date of sale.


         Meritage initially determined to base the number of shares to be issued for each unit on the average trading prices during the ten trading days preceding the date of dissolution of the Wendy's Partnership. In November 1997, it restructured the offer to place a ceiling of $3.125 per share on the value of Meritage's shares to be issued in the exchange, with the result that the transaction will now consist of that number of Meritage Common Shares that is equal to $7,500 per unit divided by the lesser of (i) the trading range formula, or (ii) $3.125 per share. The ceiling of $3.125 per share was added to improve the fairness of the transaction, and was established based on the estimated fair market value of the Company's total assets, including the estimated market value of the note receivable from the sale of shares to MCC which, due to GAAP requirements, is carried at zero value on Meritage's audited financial statements. See "Business - Other Assets." The choice of this figure is arbitrary and may have no relation to where Meritage Common Shares will trade now or in the future.


BACKGROUND OF THE WENDY'S PARTNERSHIP

         The Wendy's Partnership began operations on December 12, 1986, with the admission into the Partnership as investor limited partners of 499 persons who subscribed for 1,256.8 limited partnership units and contributed $6,284,000 to the capital of the Wendy's Partnership.

         On December 13, 1986, the Wendy's Partnership consummated the purchase of all of the issued and outstanding stock of Wendy's of Michigan, Inc., a Michigan corporation, that owned and operated 20 "Wendy's Old Fashioned Hamburgers" restaurants in the Western and Southern Michigan counties of Allegan, Calhoun, Kalamazoo, Kent, Muskegon, Ottawa and VanBuren. Immediately upon completing the stock purchase, the Wendy's Partnership conveyed all of the assets and liabilities of Wendy's of Michigan, Inc. to the Wendy's Partnership in exchange for the stock, in complete liquidation of Wendy's of Michigan, Inc.

         Since the acquisition, five additional restaurants have been added to the Wendy's Partnership which now operates a total of 25 restaurants.

OTHER CONSIDERATIONS

         The general partner did not consider alternatives to the transaction. Meritage intends to acquire all assets of the Wendy's Partnership. If the transaction is not consummated, limited partners would continue to hold a minority interest in the Wendy's Partnership. Limited partners would also only have an interest in the food service operations of the Wendy's Partnership as opposed to the combined operations of Meritage and the Wendy's Partnership.


         The general partner could have determined to continue the Wendy's Partnership in its present form, attempted to sell it to a third party or sell all of its assets for cash and liquidate. The lack of market liquidity for the units, the fact that net sales and distributions over the last three fiscal years of the Wendy's Partnership have been relatively static or declining, and the sales by limited partners to Meritage resulting in Meritage controlling the Wendy's Partnership, all led to a decision to terminate rather than continue the Wendy's Partnership operations. Since Meritage owns a controlling position of the Wendy's Partnership, a sale to a third party was not a viable alternative. Finally, a plan to sell all of the assets and reduce the Wendy's Partnership to cash followed by a liquidation would have involved an indeterminate amount of time and expense without any probability that the prices received for the properties would exceed the price being offered by Meritage. A liquidation of the Wendy's Partnership would require approval of a majority in interest of the limited partners to sell all assets and distribute the net proceeds to the partners. Without the benefit of current appraisals and based on its own estimates, the general partner believes that were the Wendy's Partnership liquidated over a reasonable period of time with sales of all its tangible assets over that time, the amount available for distribution on liquidation to limited partners, after payment of all liabilities, costs and expenses of liquidation, would be approximately $4,000 per unit. This compares with the consideration being offered in this transaction of Meritage Common Stock with a value of $7,500 per unit based on the average high and low bid quotations on the OTC Bulletin Board for the ten trading days preceding the date of dissolution with a maximum of $3.125 per share. Actual trading values of the Meritage Common Stock at the time of dissolution and afterwards will, of course, vary based on a variety of factors, including the market's perceptions of Meritage, the completion of the transaction, Meritage's operating results and general market conditions. Therefore, the value of the stock at particular points in time following completion of the valuation formula, may be more or less than $7,500 per unit.

         It was clear that Meritage (as the controlling party of the Wendy's Partnership) would not favor any of these alternatives and desired to acquire the remainder of the Wendy's Partnership for itself. The general partner believes that the transaction proposed by Meritage will provide unit holders with securities for which there is a public, although limited, market and thus provide a liquidity to the unit holders for their investment which they have not previously enjoyed. Furthermore, the general partner believes an investment in Meritage, as an enterprise not confined to the operation of Wendy's restaurants in Western and Southern Michigan and with other current operations, will provide greater growth activities than continuation of the Wendy's Partnership and a greater value than would be realized in the sale of assets followed by liquidation.


         The general partner is entitled to a maximum management/administration fee of 2% of gross operating revenues. This arrangement would have called for payment to the prior general partner of $494,032 for fiscal 1994 and $507,292 for fiscal 1995. However, this amount was voluntarily reduced by the former general partner to $160,000 for each of those two years and the former general partner received a fee on an annual basis of $160,000 until replaced by MCC Food Service on May 19, 1997. MCC Food Service, the present general partner, has also voluntarily agreed to reduce the management fee to an annual basis of $160,000 for fiscal 1997.

         The general partner of a limited partnership is accountable to the limited partners as a fiduciary and consequently, must exercise good faith and integrity in the resolution of any conflicts of interest and in other dealings with respect to partnership affairs. The fiduciary obligations of the general partner are in addition to the several duties and obligations of and limitations on the general partner set forth in the Wendy's Partnership Agreement. Where the question has arisen, courts have held that a limited partner may institute legal action on behalf of himself/herself or all other similarly situated limited partners (as a class action) to recover damages for a breach by the general partner of its fiduciary duty, or on behalf of the Wendy's Partnership (a partnership derivative action) to recover damages from third parties when the general partners have become disabled or wrongfully refused to bring such action.

         The Wendy's Partnership Agreement provides that the general partner will not be liable to the Wendy's Partnership or to any other limited partner for any loss or damage arising out of its management of the Wendy's Partnership or any other activities in its capacity as the general partner, unless such loss or damage is caused by bad faith or negligence of the general partner. Therefore, the limited partners may have a more limited right of action than they would have absent such limitation in the Wendy's Partnership Agreement. The Wendy's Partnership Agreement also provides that the Wendy's Partnership will indemnify the general partner for any loss or damage incurred by it in connection with Wendy's Partnership business unless the loss or damage is caused by the bad faith or negligence of the general partner.


EXPECTED BENEFITS TO LIMITED PARTNERS

         The transaction should benefit limited partners primarily by providing them with a liquid investment with the ability to participate, should they choose, in a more broad-based business with a possibility of further diversification.

FAIRNESS OF TRANSACTION

         The general partner, MCC Food Service, an affiliate of Meritage, believes that the transaction is fair, from a financial point of view, to the non-affiliated limited partners and recommends approval of the transaction. In arriving at these conclusions, the general partner based its belief upon the following, which constitute all of the material factors considered:


         - That, although the Meritage Common Shares are thinly traded, in the transaction non-affiliated limited partners would be receiving fully registered securities which are currently traded on the OTC Bulletin Board and the Chicago Stock Exchange. No active market exists for the limited partnership units.

         - That Meritage would be acquiring a minority interest in the transaction but is offering no less than the equivalent of the highest amount of consideration paid by Meritage for any previously acquired units.

         - That Meritage believes all sales of units prior to Meritage's interest in the Partnership were for $5,000 or less; and

         - That the net book value per unit is $2,664.07 as of August 31, 1997.

         - The opinion of the independent financial advisor that the proposed transaction is fair to non-affiliated limited partners from a financial point of view.

         In 1996, the former general partner investigated the possibility of acquiring the Wendy's Partnership units in a leveraged buyout transaction. That proposed transaction was not consummated for unknown reasons. Also in 1996, U.S. Restaurants investigated a proposed acquisition of the Wendy's Partnership. However, that transaction did not proceed to the point where U.S. Restaurants made a formal offer. The former general partner would not provide specific details to Meritage regarding these proposed transactions.

         Meritage acknowledges that the transaction may be viewed as unfair from a procedural standpoint for the following reasons:

         - The result is already determined since Meritage controls a sufficient interest in the Wendy's Partnership to accomplish the transaction regardless of the objections of unaffiliated limited partners.

         - No separate consent of the unaffiliated limited partners regarding the transaction is required.

         -   There are no dissenters' rights.

         - No independent representation of the unaffiliated limited partners is required.

         The general partner gave greater weight to the substantive fairness considerations than to procedural matters. It also gave greater weight to the previous consideration paid by Meritage in its acquisitions of units and to the opinion of the independent financial advisor than to the other factors listed.


         Recognizing these objectives, at the same time Meritage endeavored to construct a transaction fair to the limited partners who, after the transaction, will constitute a significant part of its shareholder community.

         The general partner noted that the financial condition and current income of the Wendy's Partnership is superior to that of Meritage, both on an aggregate and per unit or per share basis. It also realized that the Wendy's Partnership operation contemplated regular distributions whereas Meritage's Common Stock is non-dividend paying. Nevertheless, the general partner believes the transaction is fair to unit holders because the fundamental change in type of organization from a limited purpose partnership to a corporate setting provides the possibility of broader and more profitable operations in the long-run as well as providing liquidity, all at a transaction price which the financial advisor engaged by the general partner is of the opinion is fair to the unit holders. The general partner did not give particular importance to recent declines in the Common Stock price of Meritage since the formula for the transaction is based on market prices during the ten trading days prior to the date of dissolution, up to a maximum of $3.125 per share.

POSSIBLE BENEFITS TO LIMITED PARTNERS

         Upon completion of the transaction, the limited partners will have improved the liquidity of their investment position by exchanging units with no market for Meritage Common Stock with a limited market. Their investment will also have become more diversified by virtue of Meritage's wider business operations and will no longer be confined to the single purpose of the Wendy's Partnership.

OPINION OF FINANCIAL ADVISOR TO THE GENERAL PARTNER

BACKGROUND

         In September, 1997, the Board of Directors of MCC Food Service the general partner of the Wendy's Partnership, retained Roney & Co., L.L.C. ("Roney") to render a fairness opinion. As part of its services, Roney analyzed the Wendy's Partnership and its operations, historical performance, future prospects, industry data and comparable companies, in order to provide an opinion as to the fairness, from a financial point of view, of the consideration paid to the limited partners of the Wendy's Partnership.

         Meritage had earlier obtained a report from Roney dated June 26, 1996 which valued the Wendy's Partnership units based on its 1995 results. The report stated values at $6,359 per unit on a present value discounted cash flow basis and $6,304 as a market comparison average. The report did not render any values based on net book value, disaggregation value or acquisition value. The report did not address the fairness of these values to the Wendy's Partnership or the limited partners. It did conclude that the fair market value of the units was $6,332 per unit and noted that interim results available indicated that the Wendy's Partnership was below budget for 1996 and warned that if results did not meet budget, the conclusions would have to be discounted. Meritage did not utilize this report to establish prices but instead determined to purchase units at the best prices it could negotiate with third parties.

         Roney is a nationally recognized investment banking firm regularly engaged, with respect to restaurant and food service companies and other corporations, in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, and secondary distributions of listed and unlisted securities. The Board of Directors of MCC Food Service selected Roney on the basis of its familiarity with the restaurant and food service industry, its qualifications, ability, previous experience and its reputation with respect to mergers and acquisitions. No limitations were imposed by the MCC Food Service Board of Directors upon Roney with respect to the investigations made or procedures followed by Roney in rendering its opinion.


         Meritage's original proposal to acquire the limited partnership units was to issue Common Stock with a value of $7,500 per unit based on trading prices for Meritage Common Stock with no limitation as to the price which might be determined. The general partner determined that that transaction was fair. In consideration of their responsibilities to the limited partners, however, the general partner determined to improve the terms of the transaction by adding a market ceiling price of $3.125 per share, and testing the fairness of those revised terms by seeking a fairness evaluation by Roney.

         During the week of November 3, 1997, Meritage presented Roney with more recent anticipated sales terms for its hotel properties which reflected lower values than previously furnished to Roney. These changes in estimated values caused Meritage to lower the market ceiling price of the proposed transaction to $3.125 per share. The general partner continues to believe that the terms of the transaction as revised are fair and requested Roney to take this information and the revised terms into account in making its fairness determination.


CERTAIN FINANCIAL PROJECTIONS OF THE WENDY'S PARTNERSHIP

         During the course of discussions between Meritage, the Wendy's Partnership and Roney, the Wendy's Partnership provided to Roney certain non-public business and financial information about the Wendy's Partnership, including then current projections of future results of operations for the fiscal years ending November 30, 1998, 1999, 2000, 2001 and 2002. The projections utilized focused on internal growth at the existing restaurants. Projections of sales revenue (dollars in thousands) for such fiscal years were $27,783, $28,477, $29,189, $29,919 and $30,667, respectively; operating income/EBITDA projections (dollars in thousands) were $1,976, $2,019, $2,063, $2,107 and $2,153 respectively.


         Unaudited results forecasted for the year ended November 30, 1997 were revenue (dollars in thousands) of $27,105, operating income/EBITDA (earnings before interest, income taxes, depreciation and amortization) of $1,934 and net income of $389.

         The Wendy's Partnership does not as a matter of course make public any projections as to future performance or earnings, and the projections set forth above are not included in this Prospectus. The projections were not prepared with a view to public disclosure or compliance with the published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The Wendy's Partnership's internal operating projections (upon which the projections provided to Roney were based in part) are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to various interpretations and periodic revisions based on actual experience and business developments. The projections were based on a number of assumptions that are beyond the control of the Wendy's Partnership or its respective financial advisors. Many of the assumptions upon which the projections were based are dependent upon economic forecasting (both general and specific to the Wendy's Partnership's business), which is inherently uncertain and subjective. Accordingly, there can be no assurance that the projected results would be realized or that actual results would not be significantly higher or lower than those projected. Neither the Wendy's Partnership nor Roney assumes any responsibility for the accuracy of any of the projections. The directors of the general partner reviewed and approved these projections.


OPINION OF FINANCIAL ADVISER


         On November 7, Roney delivered its written opinion to MCC Food Service's Board of Directors to the effect that, as of such date, the purchase price for the assets was fair, from a financial point of view, to the unaffiliated limited partners of the Wendy's Partnership. Such opinion describes the assumptions made, matters considered and the scope of the review undertaken and procedures followed by Roney. Roney's opinion to the Board of Directors addresses only the fairness from a financial point of view of the consideration to be received by such limited partners pursuant to the transaction described in this Prospectus and does not constitute a recommendation to any limited partner of the Wendy's Partnership with respect to the approval of the transaction contemplated by the Prospectus. LIMITED PARTNERS ARE URGED TO READ CAREFULLY SUCH OPINION IN ITS ENTIRETY, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS OF THE REVIEW UNDERTAKEN

         THE FOLLOWING IS THE FULL TEXT OF RONEY'S OPINION:

November 7, 1997


The Board of Directors
MCC Food Service Inc., - General Partner of
Wendy's of West Michigan Limited Partnership
40 Pearl Street, N.W., Suite 900
Grand Rapids, MI  49503

Gentlemen:


You have requested our opinion as to the fairness, from a financial point of view, of the proposed consideration to be received by the limited partners of Wendy's of West Michigan Limited Partnership ("WWMLP") in connection with the consideration to be paid by Meritage Hospitality Group Inc. ("Meritage") for the assets ("Transaction") of WWMLP. Under the proposed terms of the Transaction, the limited partners of WWMLP would receive $7,500 per unit ("Consideration") of Meritage Common Shares in exchange for each unit of the limited partners. The Consideration would be paid in Meritage Common Shares, which will be registered on Form S-4, at the Transaction closing date, based on THE LESSER OF the average high and low bid price quoted on the OTC Bulletin Board for the 10 trading days preceding the date of dissolution and $3.125.


Roney & Co. ("Roney") is a regional investment banking firm of recognized standing. As part of our investment banking services, we are regularly engaged in the valuation of corporate entities in connection with public offerings, valuations and merger and acquisition transactions. Our research analysts publish regular reports on restaurants and other food service companies. Our firm makes principal markets in various restaurant and other food service company stocks, and we have managed public offerings for restaurant and other food service companies.

In arriving at the opinion as set forth below, we have, among other things:

     I. Reviewed WWMLP's Annual Reports, which contained audited financial statements and related financial information for the fiscal years ending December 31, 1994, 1995, and the eleven months ended November 30, 1996;

     II. Reviewed WWMLP's internal financial statements for the nine months ended August 31, 1997, and management's "statement recap" for the above mentioned period;

     III. Reviewed the historical unit price and acquisition activity for the limited partnership units in transactions made by Meritage and its affiliates;

     IV. Reviewed the historical sales activity and trading volumes for Meritage's common stock over the last 12 months;

     V. Reviewed certain internal historical and financial forecasts relating to the business, earnings, cash flow, assets and prospects for WWMLP furnished to us by WWMLP;

     VI. Conducted discussions with members of senior management of WWMLP concerning its business and prospects;

     VII. Visited several of WWMLP's locations in 1996 and WWMLP headquarters in September, 1997;

     VIII. Reviewed certain asset appraisal information prepared on Meritage's hotel assets as well as other assets owned by Meritage;

     IX. Reviewed letters of intent and draft purchase agreements received by Meritage for the purchase of all three of its hotel properties;


     X. Reviewed an asset value mark to market analysis, prepared by Meritage executives, that detailed the effect of the contemplated sale of all three of its hotel properties on its shareholder equity value. Such analysis was utilized by Meritage in establishing the $3.125 price in the Transaction Consideration conversion formula;


     XI. Discussed with WWMLP's operating executives the prospects of WWMLP, identifying areas of potential concern relating to the current and projected financial performance;

     XII. Reviewed the S-4 Registration Statement filed by Meritage with the Securities and Exchange Commission on August 12, 1997;

     XIII. Discussed with WWMLP's management and advisors the legal, financial and practical ramifications of the Transaction;

     XIV. Performed various analysis and models including purchase price premium, discounted cash flow, comparable companies, and comparable merger and acquisition transaction analysis;

     XV. Compared certain financial characteristics of WWMLP to other publicly held companies in the industry that we deemed to be relevant;

     XVI. Researched current industry conditions and trends concerning the valuation of recent mergers and acquisitions; and

     XVII. Reviewed such other financial and industry data and performed such other analysis and took into account such other matters as we deemed necessary.

In preparing our opinion, we have relied on and assumed the accuracy and completeness of all financial and other information supplied or otherwise made available to us by WWMLP. We have not assumed any responsibility for independent verification of such information or any independent appraisal of WWMLP's assets. With respect to the financial forecasts furnished to us by WWMLP, we have assumed, without any further independent investigations and analysis by Roney, that they have been reasonably prepared and reflect the best currently available estimates and judgment of WWMLP's management as to the expected future financial performance of WWMLP.

In our analyses, we have made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of WWMLP. Any estimates contained in our analyses are not necessarily indicative of future results or value, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the price at which companies or their securities actually may be sold. No company or transaction utilized in our analyses was identical to WWMLP or the Transaction highlighted in the S-4 Registration Statement. Accordingly, such analyses are not based solely on arithmetic calculations, rather, they involve complex considerations and judgments concerning differences in financial and operating characteristics of the relevant companies, the timing of the relevant transactions and prospective buyer interests, as well as other factors that could affect the public trading markets of WWMLP or companies to which they are being compared. None of the analyses performed by us was assigned a greater significance than any other.

It should be noted that this opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date hereof. In addition, our opinion is, in any event, limited to the fairness, from a financial point of view, of the Consideration being offered to the limited partners of WWMLP pursuant to the Transaction and does not address WWMLP's underlying business decision to effect the Transaction or any other terms of the Transaction.

In the ordinary course of our business, we may actively trade securities of Meritage for our own account and for the accounts of customers and, accordingly, we may at any time hold a long or short position in such securities.


Our opinion is directed to the Board of Directors of MCC Food Service, the general partner of WWMLP, and does not constitute a recommendation to the Board of Directors of MCC Food Service in connection with any matter relating to the Transaction and has been prepared for the confidential use of the Board of Directors and senior management of WWMLP and will not be reproduced, summarized, described or referred to or given to any other person without our prior written consent. Notwithstanding the foregoing, this opinion may be included in the S-4 Registration Statement filed in connection with the Transaction, provided that this opinion will be reproduced in full, and any description of or reference to us or summary of the opinion in such proxy statement will be in a form acceptable to us and our counsel.

On the basis of, and subject to, the foregoing, we are of the opinion that, as of the date hereof, the Consideration received by the limited partners of WWMLP ($7,500 per unit of Meritage Common Shares based on the following formula: THE LESSER OF the average high and low bid price on the OTC Bulletin Board for the 10 trading days preceding the date of dissolution, or $3.125), as proposed in the S-4 Registration Statement, is fair, from a financial point of view.


Sincerely,


[RONEY & CO. CORPORATE LOGO]

         Roney's opinion is directed to the MCC Food Service Board of Directors (acting as the general partner of the Wendy's Partnership) and such opinion is directed only to the fairness from a financial point of view and does not constitute a recommendation to any holder of the Wendy's Partnership limited partnership units as to whether such holder should object to the transaction or take any other action available.



         For purposes of its opinion and in connection with its review of the proposed transaction, Roney, among other things; (a) participated in discussions among representatives of Meritage, MCC Food Service, the Wendy's Partnership and their respective advisers that resulted in the filing of this Prospectus of which this Registration Statement is a part; (b) reviewed drafts of this Prospectus, of which this Prospectus is a part, as well as several other documents; (c) reviewed certain publicly available financial statements, both audited and unaudited, for the Wendy's Partnership and Meritage, including those included in the Annual Reports, which contained audited financial statements for the years ended November 30, 1994, 1995 and 1996; (d) reviewed certain financial statements and other financial and operating data concerning the Wendy's Partnership and Meritage prepared by their management teams; (e) reviewed the historical sales and trading volumes for Meritage's Common Stock over the last 12 months; (f) reviewed certain financial projections of the Wendy's Partnership, prepared on a stand-alone basis, by the Wendy's Partnership's management; (g) discussed certain aspects of the past and current business operations, results of the Wendy's Partnership's customer profiles and purchasing preferences, financial condition and future prospects of the Wendy's Partnership with certain members of the management of the Wendy's Partnership, MCC Food Service and Meritage; (h) reviewed the unit purchases described in this Prospectus, the reported market prices and historical trading activity of the Wendy's Partnership's units as well as the historical trading activity of Meritage's Common Stock; (i) reviewed the proposed sale terms for Meritage's three hotel properties and the applicable market to market and stockholder equity analysis resulting from these proposed transactions; (j) reviewed certain aspects of the financial performance of the Wendy's Partnership and compared such financial performance of the Wendy's Partnership with the stock market data relating to similar data available for certain other restaurant companies and certain of their publicly traded securities; (k) reviewed certain of the financial terms, to the extent publicly available, of certain recent business combinations involving other restaurant companies; and (l) conducted such other studies, analyses and examinations as Roney deemed appropriate.



         Roney relied upon and assumed without independent verification the accuracy and completeness of all of the financial and other information provided to it by MCC Food Service, Meritage, the Wendy's Partnership, their respective representatives and of the publicly available information reviewed by Roney. Roney also relied upon the management of MCC Food Service, Meritage and the Wendy's Partnership as to the reasonableness and achievability of the financial and operating forecasts provided to Roney (and the assumptions and basis therefore). In that regard, Roney assumed that such forecasts, including without limitation projected cost savings and operating synergies resulting from the operational improvements, reflect the best currently available estimates and judgements of management and that such projections and forecasts will be realized in the amounts and in the time periods currently estimated by the management of MCC Food Service, Meritage and the Wendy's Partnership. Roney did not independently verify and relied on and assumed that the aggregate value of assets set forth in the balance sheet of Meritage at September 30, 1997, was accurate and complied fully with applicable law, and sound business practice as of the date of such financial statements. Roney did not independently verify the carrying values of property, plant and equipment as well as other assets carried on Meritage's balance sheet, and Roney assumed that such values were representative of such date. Roney did not verify contracts, by third parties, to purchase any of Meritage's assets. Roney was not retained to and did not conduct a physical inspection of any of the properties or facilities of MCC Food Service, Meritage and the Wendy's Partnership, nor did Roney make any independent evaluation or appraisal of the assets, liabilities or prospects of MCC Food Service, Meritage or the Wendy's Partnership.

         Prior to rendering its written opinion dated November 7, 1997, Roney rendered an oral opinion to the MCC Food Service Board of Directors on October 3, 1997. Set forth below is a brief summary of the analyses performed by Roney in reaching its November 7, 1997, opinion.


         In analyzing the value of the Wendy's Partnership's limited partner units, Roney (i) analyzed and reviewed the proposed consideration offered by Meritage, $7,500, versus the historical unit price and acquisition activity for the limited partnership units in transactions made by Meritage and its affiliates over the last twelve months (the "Purchase Price Premium Analysis");
(ii) performed a discounted cashflow analysis; (iii) performed a comparable company analysis; and (iv) performed a comparable merger and acquisition transaction analysis.

         The following description summarizes the analyses used by Roney as the basis for its opinion:

         UNIT TRADING HISTORY (PURCHASE PREMIUM ANALYSIS) Roney reviewed all of the limited partnership unit purchases made by Meritage or its affiliates over the past 12 months and compared the prices paid in those transactions to the proposed price to be paid per unit in the proposed transaction. This analysis indicated that limited partner unit holders in this Transaction would be receiving a premium of 4.2% to 50.0% based on the other unit purchases made by Meritage over the last 12 months. Roney noted that the market for the limited partner units was highly illiquid for a publicly traded limited partnership and experienced relatively few trades historically.


         DISCOUNTED CASH FLOW ANALYSIS Roney performed a discounted cash flow analysis of the projected unleveraged cash flows of the Wendy's Partnership from November 30, 1997 through November 30, 2002, if the Wendy's Partnership performed in accordance with management's forecast. Roney also analyzed two other scenarios utilizing figures that were different than management's forecast ("Aggressive" and "Conservative" scenarios). Roney also estimated the terminal value of the Wendy's Partnership's common equity as of November 30, 1997, by applying a range of multiples to the Wendy's Partnership's projected 2002 cash flow. Roney applied a discount rate of 13.6% and a terminal value multiple of 5.5x to the projected unleveraged cash flows. This analysis resulted in a range of values for the Wendy's Partnership of $4,700 to $6,599 per limited partner unit, with a mean value of $5,656.


         The discount rate was determined by taking the weighted average cost of capital for the Wendy's Partnership utilizing a 60% debt and 40% equity capital structure. This capital structure was utilized based upon the asset values on the balance sheet and the leverage capability based on those assets. The calculation is as follows:

---------------------------------------------------------------------------------------------
                        Wendy's of West Michigan Limited Partnership
                        Weighted Average Cost of Capital Calculation
---------------------------------------------------------------------------------------------
                                                       Tax         After         Weighted
Component                 Weight         Cost        Benefit        Tax            Cost
----------------------- ------------ ------------- ------------ ------------- ---------------
Senior Debt                 60%          9.0%         34.0%         6.1%           3.6%
----------------------- ------------ ------------- ------------ ------------- ---------------
Subordinated Debt            0%         20.0%         34.0%        13.1%
----------------------- ------------ ------------- ------------ ------------- ---------------
Equity                      40%         25.0%          0.0%        10.0%          10.0%
----------------------- ------------ ------------- ------------ ------------- ---------------
Cost of Capital            100%                                                   13.6%
---------------------------------------------------------------------------------------------


         The terminal value was calculated utilizing a 5.5x multiple of operating cash flow (defined as EBIT - taxes - net change in working capital + depreciation + amortization - capital expenditures). The 5.5x multiple is the market multiple that is consistent with the other market multiples utilized in the analysis.


         This scenario was derived utilizing financial information provided by the management of Wendy's Partnership.

         COMPARABLE COMPANY ANALYSIS Roney reviewed certain actual and estimated financial, operating and stock market information of the Wendy's Partnership, if applicable, and a group ("the Wendy's Partnership Group") of publicly traded restaurant companies judged to be generally comparable to the Wendy's Partnership. Restaurant companies selected as comparable to the Wendy's Partnership were Au Bon Pain Co., Inc, Blimpie International, Inc., Boston Chicken, Inc., Schlotzsky's, Inc., Back Yard Burgers, Inc., Checkers Drive-In Restaurants, CKE Restaurants, Inc., Consolidated Products, Davco Restaurants, Inc., Einstein Bagel Corporation, Koo Koo Roo, Inc., McDonald's Corporation, Morgan's Foods, Inc., Nathan's Famous, NPC International, Inc., PJ America, Inc., Papa John's International, Inc., Quality Dining, Inc., Rally's Hamburgers, Inc., Sbarro, Inc., Showbiz Pizza Time, Inc., Taco Cabana, Inc., and Wendy's International. Roney selected the following companies to be representative comparable companies to the Wendy's Partnership: i) Davco Restaurants; ii) Morgan's Foods; iii) Taco Cabana, Inc. and iv) Wendy's International. These four companies had a range of Total Consideration to LTM EBITDA (last twelve months earnings before interest, income taxes, depreciation and amortization) of 5.8x to 8.1x with a mean of 7.1x. Roney also compared equity values as a multiple of trailing net income, projected 1997 net income, and current book value in addition to reviewing multiples of last twelve months operating income and last twelve months sales. All multiples were calculated using closing stock prices on September 15, 1997. Applying the comparable company multiples to the subject, the indicated value of each limited partner unit ranged from $5,825 to $5,829, with an overall mean value of $5,827.

         ANALYSIS OF SELECTED MERGER TRANSACTIONS Using publicly available information, Roney analyzed the purchase prices and multiples paid in the following selected transactions in the restaurant industry from 1994 through September 1997: Apple South/Apple-Tenn-Flo L.P., Quality Dining, Inc./Grayling Corporation, Apple South, Inc./Marcus Group, Apple South, Inc./DF&R Restaurants, Inc., Quality Dining/Burger King Franchisee, Shareholders/Dave & Buster's, Private-Strategic/Private I (Quick Service Segment), Private-Strategic/Private II (Quick Service Segment), Quality Dining, Inc./Bruegger's Bagels, and Compass Group PLC/DAKA International Inc. In addition, Roney analyzed the limited information available on an Investor Group's proposed purchase of Davco Restaurants, Inc. While this transaction is still pending, the estimated purchase price and estimated multiples are relevant to this analysis. Roney compared purchase prices as a multiple of LTM EBITDA for the year that each transaction was consummated. Roney utilized the averages of Private-Strategic/Private I (Quick Service Segment), and Private-Strategic/Private II (Quick Service Segment) transactions. These calculations yielded a range of multiples from approximately 4.83x to 8.58x
EBIT resulting in an average of approximately 6.19x. In addition, Roney estimated and utilized, based on the limited information, the multiples being proposed in the Davco transaction. This analysis resulted in a range for each limited partner unit of $5,693 to $7,263, with a mean of $6,263.

         The purchase premium analysis, discounted cash flow analysis, comparable company analysis, and comparable transaction analysis resulted in an overall value range for each limited partner unit of $5,406 to $6,564, with a mean of $5,915.

         In addition, Roney reviewed and analyzed the market to market, asset sale value analysis of Meritage, which was utilized to formulate part of the conversion pricing mechanism. This analysis, prepared by Meritage, assumes the sale of its three hotel properties based upon sales figures highlighted in letters of intent or similar documents Meritage has received from interested third parties, as well as appraisal information regarding some of Meritage's other assets. Meritage's management team, with the assistance of various legal, accounting and tax advisors prepared this asset value analysis which ultimately computed what a shareholder would expect to receive if all of these assets of Meritage were sold. The sale prices on the hotels consisted of prices offered in letters of intent received by Meritage, while other asset sale prices were determined utilizing appraisals from unrelated entities. The ultimate figure derived in this asset value analysis takes into account fees, expenses and tax consequences of such transaction as calculated by Meritage's management team and advisors. Roney reviewed this analysis with the management of Meritage. Roney found that the conversion pricing language of "the lesser of the average high and low bid price on the OTC Bulletin Board for the 10 trading days preceding the date of dissolution, or $3.125", to be fair from a financial point of view, to the Wendy's Partnership limited partners.

         In its market comparison approach, Roney utilized a multiple of EBITDA based on where comparable companies were trading and assumed a discount to that multiple because the Wendy's Partnership has less sales volume and no track record as a publicly traded company. These multiples represent what Roney believes investors are paying in the marketplace for common stock of publicly traded companies. Consequently, Roney based such a market comparison approach on the following analysis of comparable firms. Roney believed that Wendy's International, Davco Restaurants, Morgan's Foods and Taco Cabana represent (in the order presented) the most comparable companies to the Wendy's Partnership. Generally, the average price/earnings ratio and total consideration/operating income ratio for these companies most accurately reflect the market valuation for quality participants in the quick service restaurant industry segment, as measured primarily by return on equity and other ratios. For purposes of Roney's analysis, it was believed that all four companies would be the best comparable companies to utilize. The valuation of a publicly traded company is normally expressed as a function of its price/earnings ratio. Roney felt that the public market provides objective evidence as to value. However, Roney felt the proper way to view a company's valuation by the public is as a function of total consideration and EBITDA. In using EBITDA as proxy for free cash flow from operations, Roney assumed that depreciation and amortization and capital expenditures do not offset each other. In doing so, Roney is valuing a company based more on its intrinsic business value, rather than relying solely on the public markets price/earning valuation perception.

         On this basis, the four comparable companies were trading at approximately 7.1x LTM EBITDA while the comparable group had a mean (excluding the high and low) of approximately 11.9x LTM EBITDA. In addition to analyzing EBITDA, Roney thought it important to examine the share price relative to the earnings of these comparable companies as well. The four comparable company mean (excluding the high and low) P/E ratio (based off of 1997 earnings) was approximately 21.9x. In reviewing the four comparable companies financial performance relative to the Wendy's Partnership, Roney noted that three of the four comparable companies' operating income percentages are significantly above those earned by the Wendy's Partnership (Morgan Foods has margins below the Wendy's Partnership's).

         Based on its transactional analysis, Roney advised that the public market multiple of total consideration to EBITDA indicated for the comparable companies is in excess of the multiple a prospective investor would consider fair or an acquirer would pay in a market for control of all the units of the Wendy's Partnership.

         Roney advised that the Wendy's Partnership would command a multiple lower than the 7.1x LTM EBITDA multiple indicated for a number of reasons. First, from an aggregate size standpoint, the Wendy's Partnership is small relative to the size of the comparable companies. Size alone, while not necessarily having any impact on intrinsic value, does impact a company's ability to withstand competitive pressures, whether from suppliers or customers. Further, size impacts a prospective purchaser's pool of synergy opportunities (i.e. selling, general and administrative savings). Additionally, the Wendy's Partnership's industry is in a very competitive mode where margins may become more narrow in the future, thus placing pressure on the business. Roney advised that a more appropriate multiple of LTM EBITDA would be 5.5x.

         In its acquisition value approach Roney utilized a multiple of the Wendy's Partnership based on comparable companies sales prices and the multiples of EBIT received in those transactions. These multiples represent what the marketplace is interested in paying for companies similar to the Wendy's Partnership. In its acquisition value approach, Roney established the acquisition value of a company as an estimate of the price at which the company would "trade in the market for corporate control." Acquisition value is the price an acquirer would pay to control the target's assets in the free cash flows they generate. Transactions occur in the public market almost daily at prices significantly above current secondary trading levels. The premium paid over the market trading level of the stock of a company is, in fact, a derived figure rather than an analytical tool. When various valuation methods justify a price over current trading prices, then a premium price is paid. The price paid rests on the conclusion of the analysis. To some degree, the prices paid are a result of the intense amount of competition among buyers for quality businesses and to a greater degree they may reflect the economic benefits of all the synergies that a buyer may bring to a seller in a corporate combination. Thus, the value of a company (its intrinsic value) as an independent entity often will be different that the value of the company when it is combined with another firm. The acquisition value will reflect incremental cash flow generated by consolidated tax savings, cost savings due to the elimination of redundant operations, distribution economies, or other business benefits. The first step in this approach is to determine a sample of comparable companies that have been involved in a merger or acquisition. From a comparability standpoint, Roney looked at the following aspects of companies: industry, products, processes, customers, distribution channels, and suppliers among others. For the Wendy's Partnership, Roney reviewed a number of transactions and felt that they are representative of the valuation multiples that would be paid for the Wendy's Partnership, given forecasted earnings, in a competitive market place.



         In connection with its written opinion dated as of the date of this Prospectus, Roney performed procedures to update certain of its analyses and reviewed the assumptions on which such analyses were based and the factors considered in connection therewith.


         Although the summary set forth above does not purport to be a complete description of the analyses performed by Roney, the material analyses performed by Roney in rendering its opinion have been summarized above. However, the preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. Roney believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses, without considering all factors and analyses, would create an incomplete view of the process underlying the analyses by which Roney reached its opinions. In addition, Roney may have given various analyses more or less weight than any other analysis, but no analysis was given materially more weight than any other analysis. Also Roney may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Roney's view of the actual value of the Wendy's Partnership. Roney also performed a net book value analysis but did not consider it to be a material analysis in rendering its opinion, believing that such an analysis is more accurate when applied to companies in asset-intensive industries rather than companies such as the Wendy's Partnership. In this regard, Roney believed that the discounted cash flow analysis represented a better measure of value than a net book value analysis. Similarly, the real estate valuation summary used by Roney was not viewed as a material factor by itself because those valuations had already been taken into account in connection with the other analyses that are described in more detail, particularly with respect to the discounted cash flow analysis.

         In performing its analyses, Roney made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Wendy's Partnership. The analyses performed by Roney are not necessarily indicative of actual value or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Roney's analysis of the fairness, from a financial point of view, of the consideration to be received. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. Roney used in its analyses various projections of future performance prepared by the management of the Wendy's Partnership. The projections are based on numerous variables and assumptions which are inherently unpredictable and must be considered not certain of occurrence as projected. Accordingly, actual results could vary significantly from those assumed in the projections and any related analyses. Roney's opinion does not address the relative merits of the Transaction as compared to any alternative business strategies that might exist for the Wendy's Partnership or the effect of any other business combination in which the Wendy's Partnership might engage. In addition, as described above, Roney's opinion to the MCC Food Service Board of Directors was one of many factors taken into consideration by the MCC Food Service Board of Directors in making its determination to approve the Transaction.


         Meritage paid Roney a fee of $30,000 for the report it made in June 1996. The Wendy's Partnership paid Roney a fee of $50,000 in connection with the opinion delivered with respect to the present transaction involving the Wendy's Partnership.

                      SELECTED CONSOLIDATED FINANCIAL DATA

         The selected consolidated statement of operations, balance sheet, and statement of cash flows data as of, and for, the years ended November 30, 1996, 1995, 1994, 1993 and 1992 are derived from, and are qualified by reference to, the consolidated financial statements of the Company audited by Grant Thornton LLP, independent certified public accountants, appearing elsewhere in this Prospectus. The consolidated statement of operations, balance sheet, and statement of cash flows data as of, and for, the nine month periods ended August 31, 1997 and 1996 are unaudited but have been derived from the Company's internal consolidated financial statements, which in the opinion of management of the Company, have been prepared on the same basis as the audited financial statements and reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations of the Company. The selected consolidated financial and operating data presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with the Consolidated Financial Statements and the Notes thereto and other financial information appearing elsewhere in this Prospectus. The results of operations for the period ended August 31, 1997 are not necessarily indicative of results for the full fiscal year.

                         MERITAGE HOSPITALITY GROUP INC.
                      SELECTED CONSOLIDATED FINANCIAL DATA
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                                 Nine Months
                                                         Years Ended November 30,                              Ended August 31,
                                               --------------------------------------------------------    ----------------------
                                                  1996         1995        1994        1993        1992        1997        1996
                                                  ----         ----        ----        ----        ----        ----        ----
STATEMENT OF OPERATIONS DATA

Total revenue                                  $ 16,885    $ 14,441    $ 15,360    $ 14,245    $ 14,345    $ 31,284    $ 11,405

Operating costs and expenses                     17,859      16,485      14,051      13,182      12,646      30,937      10,747

Earnings (loss) from operations                    (974)     (2,044)      1,309       1,063       1,699         347         658

Earnings (loss) before cumulative effect of
  change in accounting principle                 (1,926)     (2,049)         90         230         299      (1,674)        (13)

Net earnings (loss)                              (1,926)     (2,049)        (27)        230         299      (1,674)        (13)

Earnings (loss) per share:

    Before cumulative effect of change in
      accounting principle                        (0.62)      (1.13)       0.06        0.15        0.20       (0.54)      (0.00)

    After cumulative effect of change in
      accounting principle                        (0.62)      (1.13)      (0.02)       0.15        0.20       (0.54)      (0.00)

Cash dividends declared per common share           0.50          --          --          --          --          --        0.50

BALANCE SHEET DATA

Cash and cash equivalents                         2,265       1,337         622         451         577         998       1,166

Working capital                                     103          44         406        (450)     (4,429)     (1,889)        566

Property and equipment, net                      21,757      13,218      13,645      14,069      14,867      21,199      14,243

Total assets                                     31,929      17,984      19,688      20,004      20,145      30,639      19,763

Long-term debt, including current maturities     24,293      11,443      12,647      12,905      13,209      25,100      14,551

Total liabilities                                29,908      14,929      14,463      14,752      15,123      30,416      16,842

Shareholders' equity                              2,021       3,055       5,225       5,252       5,022         223       2,921



STATEMENT OF CASH FLOWS DATA

Net increase (decrease) in cash and cash
  equivalents                                       929         715         171        (127)        322      (1,267)       (171)

Net cash provided by (used in) operating
  activities                                     (1,496)        425         990       1,056       1,687        (415)       (610)

Dividends - common stock                          1,510          --          --          --          --          --       1,510

Dividends - preferred stock                          --          --          --          --          --          70          --

                         MERITAGE HOSPITALITY GROUP INC.
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATION

GENERAL

         On October 31, 1996, Meritage acquired 482.55 units of the Wendy's Partnership at $7,000 per unit pursuant to a tender offer. This acquisition, coupled with an additional 198.25 units acquired by Meritage in private transactions, has resulted in Meritage owning (through its subsidiary MHG Food Service) approximately 54% of the outstanding units. Meritage spent approximately $3.4 million in the tender offer, of which $3 million was financed through Meritage's long-term lender. On May 19, 1997, Meritage appointed MCC Food Service, an affiliate of Meritage, as the substitute general partner of the Wendy's Partnership. Control of the Wendy's Partnership requires control of the general partner.

         In October, 1996, Meritage commenced a private offering of a newly designated series of Series A Convertible Preferred Shares. As of May 10, 1997, Meritage had sold 138,387 of such shares ($1,383,870 liquidation value), consisting of 108,867 shares ($1,088,670 liquidation value) issued for cash (24,367 shares of which certain executive officers and management elected to take in lieu of all or a portion of their year end cash bonuses), and 29,520 shares ($295,200 liquidation value) issued in exchange for units in the Wendy's Partnership.

RESULTS OF OPERATIONS

         The following summarizes the Company's results of operations for the Lodging Group for the nine months ended August 31, 1997 and 1996.

                                                       STATEMENTS OF OPERATIONS
                                       ------------------------------------------------------
                                               NINE MONTH PERIODS ENDED AUGUST 31,
                                       ------------------------------------------------------
                                             1997          1996              1997       1996
                                       ---------------------------      ---------------------
                                                                            (as a percentage
                                             (in thousands)                   of revenues)
                                       ---------------------------      ---------------------
Net revenue
     Room revenue                          $  4,716    $  4,828              43.3%     42.3%
     Food and beverage revenue                5,380       6,105              49.4      53.5
     Telephone and other revenue                789         472               7.2       4.1
                                       ---------------------------      ---------------------
         Total revenue                       10,885      11,405             100.0     100.0

Cost and expenses
     Cost of food and beverages               1,886       2,075              17.3      18.2
     Operating expenses                       6,344       5,751              58.3      50.4
     General and administrative
      expenses                                2,080       2,246              19.1      19.7
     Depreciation and amortization              839         675               7.7       5.9
                                       ---------------------------      ---------------------
         Total cost and expenses             11,149      10,747             102.4      94.2

Earnings (loss) from operations                (264)        658              (2.4)      5.8

Other income (expense)
     Interest expense                        (1,839)     (1,195)            (16.9)    (10.5)
     Interest income                            429         517               3.9       4.5
                                       ---------------------------      ---------------------
         Total other expense                 (1,410)       (678)            (12.9)     (5.9)
                                       ---------------------------      ---------------------
         Loss  before
          federal income tax                 (1,674)        (20)            (15.4)     (0.2)

Federal income tax benefit                       --           7                --       0.1
                                       ---------------------------      ---------------------

         Net loss                          $ (1,674)   $    (13)            (15.4)%    (0.1)%
                                       ===========================      ======================

        The following summarizes the Company's results of operations for the Lodging Group for the years ended November 30, 1996, 1995 and 1994.

                                                                     STATEMENTS OF OPERATIONS
                                        -----------------------------------------------------------------------------
                                          1996         1995        1994               1996       1995     1994
                                        -----------------------------------       -----------------------------------
                                                  (in thousands)                      (as a percentage of revenues)
                                        -----------------------------------       -----------------------------------
REVENUE
     Room Revenue                       $  6,282    $  5,999    $  6,048              42.6%     41.5%     39.4%
     Food and beverage revenue             7,786       8,246       9,100              52.7      57.1      59.2
     Telephone and other revenue             695         196         212               4.7       1.4       1.4
                                        -----------------------------------       -----------------------------------

         Total revenue                    14,763      14,441      15,360             100.0     100.0     100.0

COSTS AND EXPENSES
     Cost of food and beverages            2,700       2,864       3,041              18.3      19.8      19.8
     Operating expenses                    8,166       7,215       7,180              55.3      50.0      46.7
     General and administrative            3,854       4,980       2,597              26.2      34.5      16.9
     Depreciation and amortization         1,010       1,427       1,232               6.8       9.9       8.0
                                        -----------------------------------       -----------------------------------
         Total costs and expenses         15,730      16,485      14,051             106.6     114.2      91.5
                                        -----------------------------------       -----------------------------------

Earnings (loss) from operations             (967)     (2,044)      1,309              (6.6)    (14.2)      8.5



Other income (expense)
     Interest expense                     (1,605)     (1,355)     (1,206)            (10.9)     (9.4)     (7.9)
     Interest income                         658         387          87               4.5       2.7       0.6
     Gain (loss) on sale of assets            (7)        242          12              (0.0)      1.7       0.1
                                        -----------------------------------       -----------------------------------
         Total other expense                (954)       (726)     (1,107)             (6.4)     (5.0)     (7.2)
                                        -----------------------------------       -----------------------------------

Earnings (loss) before federal income
  tax and cumulative effect of change
  in accounting principle                 (1,921)     (2,770)        202             (13.0)    (19.2)      1.3

Federal income tax expense (benefit)         (20)       (721)        112              (0.1)     (5.0)      0.7
                                        -----------------------------------       -----------------------------------


Earnings (loss) before cumulative
  effect of change in accounting
  principle                               (1,901)     (2,049)         90             (12.9)    (14.2)      0.6

Cumulative effect of change in
  accounting principle                        --          --        (117)             --        --        (0.8)
                                        -----------------------------------       -----------------------------------
Net loss                                $ (1,901)   $ (2,049)   $    (27)            (12.9%)   (14.2)%    (0.2)%
                                        ===================================       ===================================

Comparison of Nine Month Periods Ended August 31, 1997 and August 31, 1996
--------------------------------------------------------------------------

REVENUE

         Total revenue for the Lodging Group was $10,884,943 for the nine month period ended August 31, 1997 compared to $11,404,897 for the same period of 1996, a decrease of 4.6%. Total revenue for the Lodging Group was $4,928,178 for the three month period ended August 31, 1997 compared to $4,712,674 for the same period of 1996, an increase of 4.6%. The following table outlines revenues (excluding telephone and other revenue) by category:

                                 Nine month periods ended August 31,             Three month periods ended August 31,
                              -----------------------------------------         --------------------------------------
                                 $ in Thousands          Decrease                $ in Thousands          Decrease
                              ------------------    -------------------         -----------------    -----------------
                                 1997     1996           $         %              1997      1996          $       %
                              ------------------    -------------------         -----------------    -----------------

Room revenue                  $ 4,716   $  4,828    $   (112)     (2.3%)        $ 2,214  $  2,257    $   (43)   (1.9%)

Food and beverage revenue       5,380      6,105        (725)    (11.8%)          2,230     2,243        (13)    (.5%)
                              ------------------    -------------------         -----------------    -----------------

         Total                $10,096    $10,933    $   (837)     (7.7%)        $ 4,444  $  4,500    $   (56)   (1.2%)
                              =========================================         =================    =================


         The decrease in room revenue was attributable to a decrease in hotel occupancy from 61.6% to 59.5% for the nine month periods ended August 31, 1996 and 1997, respectively. The decrease in occupancy was partially offset by an increase in the overall average daily rate of $5.56 (7.2%) from $77.54 for the nine month period ended August 31, 1996 to $83.10 for the same period of 1997. For the third quarter, hotel occupancy decreased from 76.9% in 1996 to 75.6% in 1997 and was partially offset by a $4.39 (5.0%) increase in overall average daily rate from $87.14 for the three month period ended August 31, 1996 to $91.53 for the same period of 1997.


         The declines in room revenue are primarily attributable to increased competition. Specifically, the hotels are experiencing the impact of new limited service hotels which are targeting the price sensitive guest with their lower rates. In addition to the increased competition, the Grand Harbor Resort has been under renovation over the past year causing a negative impact on room revenue.


         The decrease in food and beverage revenue of 11.8% for the nine month periods ended August 31, 1997 and 1996 was also primarily attributable to increased competition in the area. Catering sales have declined at the Thomas Edison Inn and St. Clair Inn due to the opening of two new banquet facilities in their market area. Additionally, a new restaurant was established a short distance from the St. Clair Inn. While increased competition is the primary reason for the decline in food and beverage revenue, certain changes in lounge entertainment and menu offerings instituted by new management were not well received by the local clientele, thus compounding the impact of increased competition.

         The Company is aggressively working towards offsetting the effect of the increased competition by new marketing programs, hiring locally experienced sales personnel and by continually reviewing and updating its menu offerings. Although the long-term results of these marketing efforts cannot be determined at this time, food and beverage revenue decreased only 0.5% in the third quarter of 1997 compared to the third quarter of 1996 which represents a significant improvement over the first six months of 1997.

         Telephone and other revenue increased $316,760 (67.1%) for the nine month period ended August 31, 1997 compared to the same period of 1996. For the third quarter, telephone and other revenue increased $270,573 (127.0%). The increase in other revenue was primarily attributable to the sale of four marina condominium units for $229,700 in the third quarter. Public room rental income and commissions from rental of audio/visual equipment have also contributed to the increase in other revenue. The increase in telephone revenue for both the three and nine months ended August 31, 1997 compared to the same periods of 1996 was due to the installation of new telephone systems at the Thomas Edison Inn and St. Clair Inn. This has resulted in improved accounting for telephone charges which has contributed to the generation of additional telephone revenue.

COST OF FOOD AND BEVERAGES

         Cost of food and beverages as a percentage of food and beverage revenue for the nine month period ended August 31, 1997 was 35.0% compared to 34.0 % for the same period of 1996. For the third quarter, cost of food and beverages as a percentage of food and beverage revenue was 33.6% in 1997 compared to 32.8% in 1996. The increase was attributable to the decline in catering functions at the hotels, which have a relatively lower cost.


OPERATING EXPENSES

         Operating expenses for the nine month periods ended August 31, 1997 and 1996 were $6,343,936 and $5,750,952, respectively, an increase of $592,984
(10.3%). As a percentage of total revenue, operating expenses increased 7.9 percentage points, from 50.4% for the nine month period ended August 31, 1996 to 58.3% for the same period of 1997. The increase in operating expenses for the nine months ended August 31, 1997 is partially due to a one-time accounting adjustment of approximately $171,000 which decreased operating expenses in 1996. Cost of marina condominium unit sales and an increase in property tax expense resulted in increased operating expenses of approximately $269,000 for the nine months ended August 31, 1997 compared to the same period of 1996. The remaining increase is primarily attributable to a reclassification in payroll and certain other expenses.

         Operating expenses for the third quarter of 1997 and 1996 were $2,469,125 and $2,228,167, respectively, an increase of $240,958 (10.8%). As a percentage of total revenue, operating expenses increased 2.8 percentage points, from 47.3% for the third quarter of 1996 to 50.1% for the same period of 1997. Cost of marina condominium unit sales and an increase in property tax expense resulted in increased operating expenses of approximately $189,000 for the third quarter of 1997 compared to the third quarter of 1996.


GENERAL AND ADMINISTRATIVE

         General and administrative expenses decreased $166,139 (7.4%), from $2,246,325 for the nine month period ended August 31, 1996 to $2,080,186 for the same period of 1997. For the third quarter, general and administrative expenses increased $130,531 (19.5%) from $670,015 in 1996 to $800,546 in 1997. The decrease in general and administrative expenses for the nine months ended August 31, 1997 compared to the same period of 1996 was due to approximately $375,000 of non-recurring expenses incurred in 1996 in connection with the replacement and restructuring of management of the Company. Excluding the $375,000 of non-recurring expenses incurred in the first and second quarters of 1996, general and administrative expenses have increased in 1997 as a result of increased management salaries required to implement the Company's strategy to expand the Company through business acquisitions.


DEPRECIATION AND AMORTIZATION

         Depreciation and amortization expense increased $163,859, from $675,372 for the nine month period ended August 31, 1996 to $839,231 for the same period of 1997. For the third quarter, depreciation and amortization increased $72,468, from $225,995 in 1996 to $298,463 in 1997. The increase in depreciation and amortization for both the three and nine month periods was attributable to significant property, plant and equipment additions in the second half of 1996 and to depreciation and amortization associated with the acquisition of a majority interest in the Wendy's Partnership which was accounted for under the purchase method of accounting.


INTEREST EXPENSE

         Interest expense for the nine month periods ended August 31, 1997 and 1996 was $1,839,037 and $1,194,996, respectively. For the third quarter of 1997 and 1996, interest expense was $634,970 and $470,252, respectively. The increase of $644,041 for the nine month period ended August 31, 1997 and $164,718, for the third quarter ended August 31, 1997 was due to additional borrowings. The additional debt included acquisition financing relating to the acquisition of the Wendy's Partnership units in October 1996 and the development of the marina condominium project at the Grand Harbor Yacht Club in 1997. See "Liquidity and Capital Resources" of this item for details of the Company's long-term debt.

INTEREST INCOME

         Interest income decreased from $517,382 for the nine month period ended August 31, 1996 to $429,562 for the same period of 1997. Interest income decreased from $159,730 for the third quarter of 1996 to $153,163 for the third quarter of 1997. The decrease in interest income was due to a decrease in cash and cash equivalents during the three and nine month periods. The decrease was also attributable to the reduction in note receivable interest income from the sale of stock due to the reduction in the note receivable as a result of a $750,000 principal payment received in May 1996.

                               FOOD SERVICE GROUP

         On October 31, 1996, the Company acquired a majority interest in the Wendy's Partnership. At August 31, 1997, the Company owned approximately 54% of the Wendy's Partnership, all of which was acquired in fiscal 1996. Because of this acquisition, the results of operations of the Wendy's Partnership have been included in the Company's Consolidated Statements of Operations for the entire nine month period ended August 31, 1997. Below is a summary of the results of the Food Service Group (comprised of the Wendy's Partnership) for the nine month period ended August 31, 1997. Because the Wendy's Partnership is not a wholly owned subsidiary and because its daily operations are managed separately, the Wendy's Partnership has its own administrative expenses related solely to its operations. Therefore, all executive level general and administrative expenses of the Company are included in the Lodging Group operations.

                                          $ in Thousands    % of Revenue
                                          ------------------------------
Net revenue
     Food and beverage revenue             $ 20,263                99.3%
     Other revenue                              136                 0.7
                                          ------------------------------
         Total revenue                       20,399               100.0

Cost and expenses
     Cost of food and beverages               5,838                28.6
     Operating expenses                      12,177                59.7
     General and administrative expenses        962                 4.7
     Depreciation and amortization              692                 3.4
                                          ------------------------------
         Total cost and expenses             19,669                96.4

Earnings from operations                        730                 3.6

Other income (expense)
     Interest expense                          (330)               (1.6)
     Interest income                             10                 0.0
     Loss on disposal of assets                (190)               (0.9)
                                          ------------------------------

         Total other expense                   (510)               (2.5)
                                          ------------------------------

         Earnings before
          federal income tax                    220                 1.1
                                          ------------------------------

Federal income tax                                0                 0.0

         Net earnings                      $    220                 1.1%
                                          ==============================

Comparison of Fiscal Years Ended November 30, 1996 and November 30, 1995
------------------------------------------------------------------------

                                  LODGING GROUP
         Revenue

         Total revenue for the Lodging Group was $14,762,822 for fiscal 1996 compared to $14,441,020 for fiscal 1995, an increase of 2.2%. The following table outlines revenues (excluding telephone and other revenue) by category:

                                                                                Increase      % Increase
                                              1996             1995            (Decrease)      (Decrease)
                                     -------------------------------------------------------------------
Room revenue                         $     6,281,711    $    5,999,024       $   282,687           4.7%

Food and beverage revenue                  7,786,154         8,245,880          (459,726)         (5.6%)
                                     -------------------------------------------------------------------

     Total                           $    14,067,865    $   14,244,904       $  (177,039)         (1.2%)
                                     ===================================================================

         The increase in room revenue was attributable to an increase in the overall average daily rate of $2.94 (4.0%), from $74.46 in fiscal 1995 to $77.40 in fiscal 1996. Also contributing to the increase in room revenue was a slight increase in hotel occupancy from 60.3% in fiscal 1995 to 60.6% in fiscal 1996. The decrease in food and beverage revenue from fiscal 1995 to fiscal 1996 was primarily attributable to a decrease in social function bookings at the Company's hotels during the second half of fiscal 1996. This decrease at the Thomas Edison Inn and the St. Clair Inn is the result of increased competition from two new banquet facilities in the market area. The Company is aggressively working toward offsetting the effect of the increased competition by implementing new marketing programs, hiring locally experienced sales personnel, and continually reviewing and updating the menu offerings.

         Telephone and other revenue increased $498,841, from $196,116 in fiscal 1995 to $694,957 in fiscal 1996. A large portion of the increase was attributable to the recognition of approximately $217,000 of expired gift certificates as income in fiscal 1996. Also contributing to the increase was the recovery of approximately $68,000 from the collection of amounts due from parties related to the Company prior to the change in control of the Company, which had been written off to bad debt expense in fiscal 1995. In addition, new telephone systems were installed at the Thomas Edison Inn and the St. Clair Inn. Rate schedules used to calculate telephone charges were updated generating additional telephone income.

         Cost of Food and Beverages

         Due to the change in revenue mix between room revenue and food and beverage revenue displayed above, cost of food and beverages (as a percentage of total revenue) was 18.3% in fiscal 1996 and 19.8% in fiscal 1995. As a percentage of food and beverage revenue, cost of food and beverages was 34.7% in both fiscal 1996 and 1995 despite the decline in food and beverage revenue.

         Operating Expenses

         Operating expenses for fiscal 1996 and fiscal 1995 were $8,166,380 and $7,215,061, respectively, an increase of $951,319 (13.2%). As a percentage of total revenue, operating expenses increased 5.3 percentage points from 50.0% of total revenue in fiscal 1995 to 55.3% of total revenue in fiscal 1996. The increase in operating expenses in fiscal 1996 compared to fiscal 1995 was primarily the result of a 4.0 percentage point increase in payroll costs due to increased staffing, and salary and wage increases aimed at improving service to increase revenue. Increases in sales and marketing expenses, entertainment expenses and repairs and maintenance also contributed to the increase in operating expenses.

         General and Administrative

         General and administrative expenses decreased $1,126,084 in fiscal 1996 compared to fiscal 1995. General and administrative expenses were abnormally high in fiscal 1995 as a result of $2,154,163 of expenses related to various lawsuits in fiscal 1995. See "Business - Replacement and Restructuring of Management." Excluding this $2,154,163 of expenses, general and administrative expenses increased $1,028,079 in fiscal 1996 compared to fiscal 1995. In fiscal 1996, the Company decided to manage the Company's hotels directly as compared to fiscal 1995 when the hotels were managed by a management company (owned by Mr. Reynolds, the former majority shareholder of the Company). This decision eliminated the fees and expenses assessed by the management company, but increased payroll costs attributable to the corporate management staff. This additional staffing was also required to implement the Company's strategy to expand the Company through the acquisition of new businesses (including the Wendy's Partnership).

Depreciation and Amortization

         Depreciation and amortization expense decreased $416,871, from $1,426,642 in fiscal 1995 to $1,009,771 in fiscal 1996. Amortization expense was abnormally high in fiscal 1995 due to the write-off of deferred loan costs of approximately $350,000 because of the refinancing of the Company's long-term debt in February 1996. Also, depreciation expense for fiscal 1996 was lower compared to fiscal 1995 because of certain property and equipment that became fully depreciated during fiscal 1995.

         Interest Expense

         Interest expense for fiscal 1996 and 1995 was $1,605,047 and $1,335,389, respectively. The increase of $249,658 from fiscal 1995 to fiscal 1996 was due to additional borrowings in fiscal 1996.

         Interest Income

         Interest income increased from $387,099 in fiscal 1995 to $658,007 in fiscal 1996. The increase was due to an increase in cash and cash equivalents in fiscal 1996 compared to fiscal 1995, and an increase in interest income from a note receivable from the sale of stock (see Note J of the Meritage Consolidated Financial Statements for fiscal 1996).

         Fourth Quarter Operations

         The Company's loss before federal income tax increased from $19,677 for the nine months ended August 31, 1996 to $1,945,570 for the year ended November 30, 1996. The significant loss in the fourth quarter of fiscal 1996 was attributable to several factors. Hotel revenues decreased approximately 9% in the fourth quarter of fiscal 1996 as compared to fiscal 1995. This decrease was the result of a decline in food and beverage revenue caused by a decline in social function bookings and a decrease in food and beverage business from local clientele resulting from increased competition. Hotel operating expenses, including fixed payroll costs, entertainment expense and sales and marketing expenses, all increased in an effort to reverse the downward sales trend. General and administrative expenses were also unusually high for the fourth quarter of fiscal 1996 due to increased professional fees, year-end bonuses to employees which were allocated at the discretion of the Company's Compensation Committee, and significant costs related to public company matters including fees and expenses associated with creating a market for the Company's Common Stock.

                               FOOD SERVICE GROUP

         The Company acquired a majority interest in the Wendy's Partnership on October 31, 1996, resulting in the consolidation of the Wendy's Partnership's operations for the month of November 1996. Revenue from the Wendy's Partnership was $2,122,040. The Wendy's Partnership's operating loss for the month of November was $8,136 and the loss before federal income tax was $24,745.

Comparison of Fiscal Years Ended November 30, 1995 and November 30, 1994
------------------------------------------------------------------------

                                  LODGING GROUP

         Revenue

         Total revenue of the Lodging Group decreased 6.0%, from $15,360,028 in fiscal 1994 to $14,441,020 in fiscal 1995. The decrease in total revenue was primarily attributable to decreased food and beverage revenue. Room revenue decreased only $48,486 (0.8%). Food and beverage revenue, however, decreased $854,278 (9.4%). The following table outlines revenues (excluding telephone and other revenue) by category:

                                                                                Increase      % Increase
                                              1995             1994            (Decrease)      (Decrease)
                                     -------------------------------------------------------------------

Room revenue                         $     5,999,024    $    6,047,510       $   (48,486)         (0.8%)

Food and beverage revenue                  8,245,880         9,100,158          (854,278)         (9.4%)
                                     -------------------------------------------------------------------

     Total                           $    14,244,904    $   15,147,668       $  (902,764)         (6.0%)
                                     ===================================================================


         The decrease in room revenue was the result of a decrease in overall occupancy for the hotels in fiscal 1995 compared to fiscal 1994. Hotel occupancy decreased 1.5%, from 61.2% in fiscal 1994 to 60.3% in fiscal 1995. The decrease in hotel occupancy was largely offset by an increase in the overall average daily rate of $0.55 (0.7%), from $73.91 in fiscal 1994 to $74.46 in fiscal 1995. The decrease in food and beverage revenue from fiscal 1994 to fiscal 1995 was primarily attributable to the decrease in meeting/conference business at the Thomas Edison Inn due to the loss of a contract with a major customer.

         Cost of Food and Beverages

         As a percentage of total revenue, cost of food and beverages was 19.8% in fiscal 1995 and fiscal 1994. As a percentage of food and beverage revenue, cost of food and beverages increased from 33.4% in fiscal 1994 to 34.7% in fiscal 1995. The increase in cost of food and beverages was due to a change in product mix resulting primarily from the loss of banquet (e.g. meetings/conferences, weddings, etc.) business at the Thomas Edison Inn described in the previous paragraph. Food and beverage costs for banquet business are relatively lower than food and beverage costs for restaurant and lounge business.

         Operating Expenses

         Operating expenses increased 0.5%, from $7,179,572 in fiscal 1994 to $7,215,061 in fiscal 1995. As a percentage of total revenue, operating expenses increased 3.3 percentage points to 50.0% in fiscal 1995 compared to 46.7% in fiscal 1994. The increase in operating expenses was primarily the result of an increase of approximately 2 percentage points in salaries and wages. This increase was the result of increased hourly wages (due to the tight labor market in Michigan) and the negative impact on fixed labor of reduced revenues in fiscal 1995 compared to fiscal 1994. Increased property taxes and an increase in repairs and maintenance also contributed to the increase in operating expenses (as a percentage of sales).

         General and Administrative

         General and administrative expenses increased $2,384,070 in fiscal 1995 compared to fiscal 1994, of which $2,154,163 related to various lawsuits in fiscal 1995 described under "Business - Replacement and Restructuring of Management." General and administrative expenses in fiscal 1995 also included bad debt expense of $260,000 relating to the former majority shareholder's indebtedness to the Company. Excluding these unusual expenses of $2,414,163, general and administrative expenses were $2,565,458 in fiscal 1995 compared to $2,597,278 in fiscal 1994.

         Depreciation and Amortization

         Depreciation and amortization expense increased $194,455, from $1,232,187 in fiscal 1994 to $1,426,642 in fiscal 1995. The increase was the result of increased amortization due to the write-off of deferred loan costs of approximately $350,000 because of the refinancing of the Company's long-term debt in February 1996. Depreciation expense decreased because certain property and equipment acquired in 1986 became fully depreciated during fiscal 1995.

         Interest Expense

         Interest expense for fiscal 1995 and 1994 was $1,355,389 and $1,206,151, respectively. The increase of $149,238 from fiscal 1994 to fiscal 1995 was due to increases in the prime rate. All of the Company's debt had been based on variable interest rates that were based on the prime rate.

         Interest Income

         Interest income increased from $87,028 in fiscal 1994 to $387,099 in fiscal 1995. The increase was due to an increase in cash and cash equivalents in fiscal 1995 compared to fiscal 1994 and an increase in interest on the payment of outstanding loans from then related parties. Also contributing to the increase was interest income from a note receivable from the sale of stock in September 1995 (see Note J of the Meritage Consolidated Financial Statements for fiscal 1996).

         Gain on Sale of Assets

         The gain on sale of assets of $241,646 in fiscal 1995 was primarily the result of the sale of a portion of the land adjacent to the Thomas Edison Inn.

LIQUIDITY AND CAPITAL RESOURCES

         On October 31, 1996, the Company acquired a majority interest in the Wendy's Partnership. At November 30, 1996, the Company owned approximately 54% of the Wendy's Partnership, all of which was acquired in fiscal 1996. As a result of this acquisition, the financial statements of the Wendy's Partnership have been included in the Company's consolidated operating results beginning November 1, 1996 and the Company's consolidated balance sheet at November 30, 1996. The value of the assets of the Wendy's Partnership as of November 30, 1996, which have been included in the consolidated financial statements, was approximately $10,500,000. This accounts for the majority of the increase in total assets of the Company from $17,983,503 at November 30, 1995 to $31,928,864 as of November 30, 1996. The acquisition was funded by payment of approximately $3,500,000 in cash and the issuance of approximately $1,370,000 of Company stock. Of the cash payment $3,000,000 was provided by proceeds from borrowings.

         Cash Flows - Nine  months ended August 31, 1997

         Cash and cash equivalents ("cash") decreased $1,267,286 from $2,265,497 as of November 30, 1996 to $998,211 as of August 31, 1997. The decrease in cash was the result of the following:

         Net cash used in operating activities       $  (414,917)
         Net cash used in investing activities        (1,030,402)
         Net cash provided by financing activities       178,033
                                                     -----------

         Net decrease in cash                        $(1,267,286)
                                                     ===========

         Net cash used in operating activities of $414,917 was due to the net loss before depreciation and amortization of $24,396 plus other non-cash effects on net income and net cash used in operating activities which totaled $58,416. The net change in non-cash assets and liabilities of $332,105 accounted for the remaining net cash used in operating activities. Included in this amount was an increase in marina development costs of $342,878.

         Net cash used in investing activities of $1,030,402 was the result of purchases of property, plant and equipment of $837,382. Increases in other assets accounted for the remaining $193,020.

         Net cash provided by financing activities of $178,033 was the result of proceeds from long-term borrowings of $936,346 and proceeds from the issuance of preferred shares of $300,000. These two items were offset by principal payments of long-term debt of $817,039 and payments on obligations under capital leases of $170,697. For the nine months ended August 31, 1997, the Company also paid dividends on preferred stock of $70,577.


         Cash Flows - Year ended November 30, 1996

         Cash and cash equivalents ("cash") increased $928,606 from $1,336,891 as of November 30, 1995 to $2,265,497 as of November 30, 1996. The increase in cash was the result of the following:

         Net cash used in operating activities       $(1,496,419)
         Net cash used in investing activities        (5,601,790)
         Net cash provided by financing activities     8,026,815
                                                     -----------
         Net increase in cash                        $   928,606
                                                     ===========

         Net cash used in operating activities of $1,496,419 was primarily due to the net loss before depreciation and amortization of $843,866. Other non-cash effects on net income and net cash used in operating activities totaled $243,620. The net change in non-cash current assets and current liabilities of $408,933 accounted for the remaining net cash used in operating activities.

         Net cash used in investing activities of $5,601,790 was primarily the result of purchases of property, plant and equipment of $2,211,392 and the acquisition of the majority interest in the Wendy's Partnership for $3,184,460 (net of cash acquired upon consolidation of the Wendy's Partnership).

         Net cash provided by financing activities of $8,026,815 was primarily the result of net proceeds from long-term borrowings of $8,271,698 (proceeds of $37,717,705 less retirement of debt $29,446,007) resulting from the Company's long-term debt refinancing discussed below under "Financing and Encumbrances." Other significant items which effected net cash provided by financing activities included $750,000 in principal payments received on the note receivable from sale of shares and proceeds from the issuance of preferred and common shares of $545,000. These two items were offset by the payment of a one time special dividend of $0.50 per Common Share on April 26, 1996. The total dividend paid was $1,501,075. Of this amount $435,124 was withheld from the Company's former majority shareholder (Mr. Reynolds) and applied against amounts due to the Company from Mr. Reynolds and companies related to Mr. Reynolds at that date. An additional $775,000 of the dividend was paid to MCC which then paid $750,000 to the Company as an early prepayment on the Company's note receivable from the sale of shares to MCC.

         Financial Condition

         At August 31, 1997, the Company's current liabilities exceeded its current assets by $1,888,533 compared to November 30, 1996 when current assets exceeded current liabilities by $103,112. At these dates, the ratios of current assets to current liabilities were 0.58:1 and 1.03:1 respectively. The discussion above of cash flows for the nine months ended August 31, 1997 explains the decrease in cash as well as the most significant reasons for the decrease in working capital. The other reason for the decrease in working capital was the $819,433 increase in current portion of long-term debt from November 30, 1996 to August 31, 1997, which is due to principal payment requirements on the $5,250,000 second mortgage which begin January 1, 1998. See item 2 below for a description of the terms of the second mortgage.

         As of August 31, 1997, the Company's long-term debt consists primarily of the following:

         1) $13,834,833 first mortgage loan requiring monthly payments of $137,897 ($151,185 beginning January 1, 1998), including interest at 10.3% through October 31, 1997 and 11.25% thereafter through December 31, 2003 when the remaining unpaid principal will be due.
              (1)

         2) $5,250,000 second mortgage loan requiring monthly payments of interest only at 8% over the prime rate through December 1, 1997. Beginning January 1, 1998, monthly principal payments of $50,000, plus interest at 8% over the prime rate, will be required through March 1, 1998. Beginning April 1, 1998, monthly principal payments of $100,000, plus interest at 8% over the prime rate, will be required until the loan is retired in June 2002. (1)

         3) $875,000 (marina) third mortgage loan requiring monthly payments of interest at 1% over the prime rate through October 31, 1997 and 11.25% thereafter. Principal payments of $35,000 are required at the time of the sale of any of the marina condominium units. As of August 31, 1997, the loan balance was $800,000 and the Company had $75,000 of available borrowings under the loan. (1)


         4) $1,725,413 revolving term loan of the Wendy's Partnership requiring monthly payments of a minimum of $43,313, including interest at 1% over the prime rate, through February 2005 when any remaining unpaid principal will be due. Under the revolving loan agreement, the required monthly payments may be offset by additional borrowings up to the unused available borrowings. The Wendy's Partnership had $1,067,690 of available unused borrowings at August 31, 1997. The loan is secured by the Company and substantially all of the assets of the Wendy's Partnership.

         5) $496,806 note payable requiring monthly payments of $14,693, including interest at 8.8%, through October 2000.

         6) $750,000 note payable to the Company's Chairman of the Board of Directors (and a shareholder of the Company). The loan requires the Company to make monthly payments of interest only at the prime rate plus 8% provided the Company is not in default under its first, second and third mortgage long-term debt with its primary lender. Unpaid principal and accrued interest must be paid by the later of December 31, 1997 or 91 days after the first, second and third mortgage long-term debt is paid off. (1)


              (1) The loan agreement with the Company's primary lender contains numerous covenants regarding the maintenance of a prescribed amount of net worth, certain financial ratios, and restrictions on certain common stock purchases, dividends, additional indebtedness and executive compensation. At August 31, 1997, the Company failed to meet certain of these covenants. However, a waiver has been obtained through December 31, 1998. In addition to the loan covenant waiver, effective October 1, 1997 the Company obtained a moratorium on payments due in the last three months of 1997 on the mortgage loans with its primary lender. In conjunction with the loan covenant waiver, the terms of the first and third mortgage loans were modified effective November 1, 1997 as described above. Based on the terms of the loan agreement, the principal and interest payment moratorium extends to the payments due on the note payable to the Company's Chairman of the Board of Directors. As a result, the interest due on the monthly payments waived will be added to the principal balances of the loans resulting in approximately $643,000 of additional long-term debt as of December 31, 1997.

         A summary of the financial covenants as well as the Company's actual condition is as follows:

COVENANT DESCRIPTION           COVENANT            AUGUST 31, 1997         SEPTEMBER 30,             COVENANT
                              REQUIREMENT         ACTUAL CONDITION             1997                 COMPLIANCE
                                                                         ACTUAL CONDITION
                                                                                                 Waiver obtained
Minimum Net Worth             $4,000,000              $223,123               ($60,732)               through
                                                                                                December 31, 1998
Coverage Ratio -
Earnings before
interest, taxes
depreciation and                                                                                 Waiver obtained
amortization                                                                                         through
("EBITDA") of hotels:          1.10 : 1                .60 : 1                .50 : 1           December 31, 1998
Debt Service


Coverage Ratio -
EBITDA of hotels                                                                                 Waiver obtained
less capital                                                                                         through
expenditures:                   .30 : 1                .10 : 1                .05 : 1           December 31, 1998
Debt Service

         As noted above, the Company has obtained a waiver of its financial covenants through December 31, 1998. The above presentation shows the actual condition of the Company relative to these covenants as of August 31, 1997 and September 30, 1997. Management believes that the downward trend described above will continue after September 30, 1997 and until the completion of this transaction. Compounding this is the fact that the Company's financial covenants with its primary lender will continue to increase as illustrated below. Thus, had the Company not obtained the waiver through December 31, 1998, it would not have been able to meet its covenants without (i) the completion of this transaction resulting in the dissolution of the Wendy's Partnership, (ii) the sale of one or more of the Company's hotel assets, and (iii) business growth.

         The following schedule details the financial covenant requirements as contained in the amended loan agreement through December 31, 1998 (the expiration of the waiver):

FINANCIAL COVENANT  - MINIMUM NET WORTH

August 31, 1997 - October 31, 1997                           $4,000,000
November 30, 1997 - October 31, 1998                         $8,000,000
November 30, 1998 - October 31, 1999                         $9,250,000

FINANCIAL COVENANT - COVERAGE RATIO - EBITDA OF HOTELS : DEBT SERVICE

August 31, 1997                                              1.1 :1
November 30, 1997                                            1.2 :1
February 28, 1998 - August 31, 1998                          1.75:1
November 30, 1998 - August 31, 2000                          1.9 :1

FINANCIAL COVENANT - COVERAGE RATIO - EBITDA OF HOTELS LESS CAPITAL
EXPENDITURES: DEBT SERVICE

August 31, 1997                                               .3:1
November 30, 1997                                             .4:1
February 28, 1998 - August 31, 1998                           .7:1
November 30, 1998                                             .8:1
February 28, 1999                                            1.0:1

         The Company faces ongoing cash flow and liquidity concerns. These have arisen in large part due to the current illiquid nature of the Company's $5,000,000 investment in its 54% ownership of the Wendy's Partnership. The Company obtained a high interest rate (prime rate plus 8%) bridge loan to finance a significant portion of this investment anticipating the loan would be outstanding for only a short period of time. The Company anticipated quickly acquiring the remaining 46% of the Wendy's Partnership which would have provided the Company with both working capital cash flow as well as additional collateral for use in further investment financing. However, the Company was not able to quickly acquire the remaining 46% of the Wendy's Partnership due to unforeseen delays caused by (i) a longer than anticipated period to receive the consent of Wendy's International to serve as the new general partner of the Wendy's Partnership, and (ii) the pending lawsuit brought by the former general partner which has interfered with the Company's acquisition and development plans. The pending lawsuit has not, however, affected the ability of MCC Food Service to carry out its duties and obligations as general partner of the Wendy's Partnership.

         Thus, the Company is facing significant cash flow and liquidity issues as it has been forced to fund the high interest rate bridge loan, as well as all its other indebtedness, solely with the cash flow generated from its hotel properties. The Company has not received any of the operating cash flow from the Wendy's Partnership for this one year period except for the Partnership Administrative Fee which is due to the general partner which, to date, has amounted to approximately $80,000. The Company anticipates that its liquidity concerns will continue and increase in intensity until such time as the transaction is completed and the Wendy's Partnership is dissolved. The liquidity concerns have had the following effects:

         - Accounts payable obligations have been extended beyond normal terms with many of the Company's vendors. As a result, certain vendors have established cash on delivery terms.

         - The Company has obtained a moratorium on payments due in the last three months of 1997 under its financing arrangements with its primary lender. The interest due on the three monthly payments not being made will be added to the principal balances of the loans resulting in approximately $643,000 of additional long-term debt as of December 31, 1997.

         - The Company recently restructured its loan agreement with its primary lender in order to obtain relief from its financial covenants through December 31, 1998. In exchange for the financial covenant waiver described above, the lender increased the interest rate on its first mortgage loan by .95% and by 1.75% on its third mortgage loan (resulting in additional annual debt service of approximately $175,000).

         - Property taxes of approximately $100,000 are currently past due at two of the Company's hotel properties.

         Because the Company anticipates that its liquidity concerns will continue until such time as the transaction is completed and the Wendy's Partnership is dissolved, the Company anticipates additional cash flow difficulties including:

         - The likelihood that the January 1, 1998 preferred stock dividend will not be paid out on time.

         - Inability to meet ongoing operating expenses in a timely manner resulting in the possible need to seek additional capital to meet payroll and other expenses.

         - The probability that the January 1, 1998 loan payment (totaling $284,797) will not be made until this transaction is completed and the Wendy's Partnership is dissolved.

         At such time as this transaction is completed and the Wendy's Partnership is dissolved, the Company expects it will be in a position to meet its current obligations. However, the Company still does not expect to be able to meet its financial covenants until such time as (i) the completion of this transaction resulting in the dissolution of the Wendy's Partnership, (ii) the sale of one or more of the Company's hotel assets, and (iii) the Company experiences business growth.

         Based on the above discussion, the Company plans to meet its current obligations for the next twelve months by:

         - Obtaining the waiver of the October, November, and December payments of principal and interest on the mortgage loans as described above which total approximately $685,000 (which will be available for operating purposes).


         - Completing the acquisition of the remaining units of the Wendy's Partnership through the issuance of the Company's Common Stock. In fiscal 1996, net cash from operating activities of the Wendy's Partnership was approximately $1,201,000. The Wendy's Partnership also had available borrowings under its long-term revolving loan of approximately $1,068,000 as of August 31, 1997.

         - Attempting to sell the vacant land held for expansion valued at approximately $1,000,000 to $1,500,000.

         - Attempting to reduce the negative cash flow from the lodging group through improving operating results by (i) enhancing revenue as a result of increased marketing efforts, and (ii) decreasing expenses as a result of renewed efforts to reduce payroll expenditures in response to lower sales volume in the off-peak periods.


         - Attempting to execute a sale/leaseback of real estate (restaurant buildings) owned by the Wendy's Partnership which would net the Company approximately $2,500,000 from the transaction after closing costs and the retirement of the underlying mortgage loans on the Wendy's properties. The $2,500,000 would be used to reduce the Company's long term debt which would reduce the Company's annual debt service.


         - Continuing to explore the sale of one or more of the Company's hotel properties.


         -        Reducing or deferring capital expenditures described below.

         There can be no assurances, however, that the Company will be able to complete all of the above activities.


         The Company estimates capital expenditures for the next twelve months to be approximately $1,200,000 for building improvements, and furniture, fixtures and equipment purchases, at its existing hotels and at the existing Wendy's Partnership restaurants. Of the $1,200,000, approximately $700,000 is estimated for capital expenditures at existing Wendy's restaurants. The Company has received various proposals to finance (through debt or lease) both the real estate and furniture, fixtures and equipment of any new Wendy's restaurants. Of the $1,200,000, the Company estimates capital expenditures at its full service hotels to be approximately $500,000. This does not include an estimated $124,000 (as of August 31, 1997) of final expenditures for the marina condominium project being developed by the Company's subsidiary, Grand Harbor Yacht Club. This is a reduction from previous capital expenditures budgets for the Company's full service hotels as the Company is reassessing how to best utilize its capital resources between the Lodging Group and the Food Service Group.

         Since October 1996, the Company issued $1,383,870 (138,387 shares) of Series A Convertible Preferred Stock. The shares have an annual dividend rate of $0.90 per share and payment of dividends is cumulative. Based on the present shares outstanding, quarterly dividend payments of $31,137 are due on January 1, April 1, July 1 and October 1 of each year. All dividends declared have been paid through October 1, 1997.

Financing and Encumbrances

         On February 26, 1996, the Company entered into an agreement with Great American Life Insurance Company ("GALIC"), an affiliate of American Financial Group, Inc., to refinance all of its mortgage debt. The Company executed two promissory notes in favor of GALIC in the principal amount of $12,000,000 ("Loan A") and $3,000,000 ("Loan B"), respectively. The interest rate on Loan A was the Prime Rate of The Provident Bank (Cincinnati, Ohio) plus 1%, fully floating. The interest rate on Loan B was the Prime Rate of The Provident Bank plus 8%, fully floating. Loan A had a maturity date of March 1, 2012, with monthly payments of interest only during the first year and 180 equal monthly payments of principal plus accrued interest thereafter. Loan B had a maturity date of March 1, 2002, with monthly payments of interest only during the first year and 60 equal monthly payments of principal and accrued interest thereafter. Loan A could be prepaid in whole or in part at any time without penalty upon payment of all accrued interest and principal. Loan B could be prepaid in whole or in increments of $100,000 upon payment of all accrued interest plus a prepayment premium of 10% of the principal balance so prepaid, except that no prepayment premium would be payable if GALIC required such prepayment from the proceeds resulting from the disposition of certain collateral securing Loan B. Loan A was secured by, among other things, a first priority mortgage lien on the Company's hotels. Loan B was secured by a second priority mortgage lien on the Company's Hotels; by a first priority mortgage lien on the undeveloped land adjacent to the Thomas Edison Inn, the commercial property adjacent to the St. Clair Inn, and the Grand Harbor Yacht Club; by a collateral assignment of all life insurance policies owned by the Company on the life of Mr. Reynolds; and by an assignment of a Secured Promissory Note in the principal amount of $10,500,000 payable by MCC to the Company. Both Loan A and Loan B contained cross-default provisions.

         On October 31, 1996, the Company entered into Amendment No. 1 to the loan agreement with GALIC to obtain an additional $3,000,000 mortgage loan ("Loan C"). The proceeds from Loan C were used to pay the costs associated with commencing and closing the tender offer for the limited partnership units of the Wendy's Partnership. The terms of Loan C were nearly identical to Loan B described above, although Loan C's security included all of the outstanding limited partnership units of the Wendy's Partnership owned by the Company.


         On November 26, 1996, the Company entered into a new loan agreement with GALIC to replace the existing loan agreement and restructure the Company's total indebtedness. Loan A was refinanced and an additional $2,000,000 was borrowed ("Loan I"). Loan I is with the subsidiaries of the Company and is secured by a first mortgage lien on the Company's hotels, a first priority security interest in the hotel personal property and an assignment of the hotel franchise agreement. Loan I is guaranteed by the Company. The loan terms were modified effective November 1, 1997, bears a fixed interest rate of 10.3% through October 31, 1997 and 11.25% thereafter, and requires equal monthly payments of principal and interest of $137,897 through October 1997 and $151,185 thereafter (based upon a 20 year amortization) through December 1, 2003. At that time, the loan matures and any remaining unpaid principal and interest will be due. Loan I may not be prepaid, in whole or in part, within 48 months, except in the event of the sale of one of the hotels, in which case the prepayment amount is an amount equal to a predetermined release price for the property being sold plus a prepayment premium. The prepayment premium is 4% of the amount prepaid if the sale is within 12 months after closing; 3% if the sale is after 12 months and prior to 24 months after closing; 2% if the sale is after 24 months and prior to 36 months after closing; and 1% if the sale is after 36 months and prior to 48 months after closing. Beginning after the fourth anniversary of the closing, and continuing until the sixth anniversary of the closing, Loan I may be prepaid, with a "make whole premium" as defined in the loan agreement.

         At the same time, Loan B and Loan C (together totaling $5,250,000) were combined into one loan ("Loan II"). Loan II is with the Company and certain of its subsidiaries, and bears an interest rate of prime (based on The Provident Bank - Cincinnati, Ohio) plus 8%, fully floating. Loan II has a maturity date of June 1, 2002, with monthly payments of interest only during the first year; principal payments of $50,000 plus accrued interest from January 1, 1998 through March 1, 1998; and principal payments of $100,000 plus accrued interest thereafter. Loan II may be prepaid in whole or in increments of $100,000 upon payment of all accrued interest plus a prepayment premium of 10% of the principal balance so prepaid, except that no prepayment premium shall be payable if GALIC requires such prepayment from the proceeds resulting from the disposition of certain collateral securing Loan II. Loan II is secured by a second priority mortgage lien on the hotels; by a first priority security interest on undeveloped land adjacent to the Thomas Edison Inn, commercial property adjacent to the St. Clair Inn, and the

Grand Harbor Yacht Club; by a collateral assignment of all life insurance policies owned by the Company on the life of Mr. Reynolds; by an assignment of the Secured Promissory Note in the principal amount of $9,750,000 payable by MCC to the Company; by the Company's pledge of the common stock of each of its subsidiaries; and by the Company's pledge of its partnership interests in the Wendy's Partnership. Both Loan I and II contain cross-default provisions.


         On May 23, 1997, the Company entered into Amendment No. 1 to the loan agreement with GALIC to obtain an additional $875,000 mortgage loan ("Loan III"). The proceeds from Loan III are being utilized to complete the improvements to the marina condominium project being developed by the Company's subsidiary, Grand Harbor Yacht Club Inc., which is adjacent to the Grand Haven Holiday Inn. The loan, as modified effective November 1, 1997, bears an interest rate of prime plus 1%, fully floating through October 31, 1997 and 11.25% thereafter. Monthly payments of interest are required. Principal payments of $35,000 are required at the time of the sale of any of the marina condominium units. Loan III is secured by the following: a mortgage on the real property and marina facility owned by the Grand Harbor Yacht Club; mortgages on the real property owned by the St. Clair Inn, Grand Harbor Resort and the Thomas Edison Inn; a security agreement in all personal property owned by the Grand Harbor Yacht Club; a guaranty executed by Meritage, Thomas Edison Inn, MHG Food Service, St. Clair Inn and Grand Harbor Resort; and an assignment of certain construction agreements, management agreements, permits and contracts. Loan III also contains cross-default provisions.

         Effective October 1, 1997 the Company obtained a moratorium on payments due in the last three months of 1997 on the mortgage loans (Loans I, II, and III). Based on the terms of the loan agreement, the principal and interest payment moratorium extends to the payments due on the note payable to the Company's Chairman of the Board.


         The loan agreement contains a covenant that requires that (i) Christopher B. Hewett, or another person acceptable to GALIC, serve as the Company's President and Chief Executive Officer, (ii) Mr. Hewett own not less than 50% of MCC, and (iii) MCC own and control at least 25% of the Company's issued and outstanding Common Shares, or in the event of an issuance of Common Shares by the Company, that MCC own more Common Shares than any other person or group acting in concert and have sufficient control to cause the election of persons nominated by MCC as a majority of the Company's directors.

         The Wendy's Partnership has a note payable with First of America Bank-Michigan, N.A. in the principal amount of $1,725,413. The loan requires monthly payments of $43,313 based on a ten year amortization including interest at 1% over prime. The revolving loan agreement allows the Wendy's Partnership to apply its excess cash against the loan balance to reduce the interest charged on the loan. As of August 31, 1997, the loan was paid down to a balance of $1,725,413 while the permitted (amortized) balance was $2,793,103. The loan is guaranteed by Meritage and secured by substantially all the assets of the Wendy's Partnership.

INFLATION AND CHANGING PRICES

         The rate of inflation as measured by changes in the average consumer price index has not had a material effect on the Company's financial condition or results of operations for the periods presented.

                  WENDY'S OF WEST MICHIGAN LIMITED PARTNERSHIP
                      SELECTED CONSOLIDATED FINANCIAL DATA
                      (IN THOUSANDS, EXCEPT PER UNIT DATA)

                                         (1)                                                                 Nine Months
                                 Eleven Months Ended              Years Ended December 31,                Ended  August 31,
                                                                  ------------------------                -----------------
                                  November 30, 1996      1995        1994         1993      1992        1997           1996
                                -------------------      ----        ----         ----      ----        ----           ----
INCOME STATEMENT DATA
Total Revenue                              $ 24,687    $ 25,601    $ 24,910    $ 23,685    $ 22,743    $ 20,399    $ 19,795

Operating costs and expenses                 23,700      24,593      23,418      22,625      21,717      19,669      19,092

Earnings from operations                        987       1,008       1,492       1,060       1,026         730         703

Earnings before extraordinary item              559         527         941         438         348         220         377

Net earnings                                    559         506         941         351         348         220         377

Net earnings attributable to:
         Limited Partners                  $    553    $    501    $    931    $    348    $    345    $    218    $    373
         General Partner                          6           5          10           3           3           2           4
                                        ------------------------------------------------------------------------------------
                                           $    559    $    506    $    941    $    351    $    348    $    220    $    377
                                        ====================================================================================

Earnings before extraordinary item per
  limited partnership unit                 $ 440.22    $ 415.14    $ 740.96    $ 345.06    $ 274.42    $ 173.01    $ 297.24

Net earnings per limited partnership
  unit                                       440.22      398.96      740.96      276.53      274.42      173.01      297.24

Cash distributions per limited
  partnership unit                           250.00      450.00      300.00          --          --          --      250.00

BALANCE SHEET DATA
Cash                                            394         411         776         409         422         408         277

Working capital                                (850)       (912)       (824)     (1,089)     (2,733)     (1,009)
                                                                                                                     (1,074)

Property and equipment, net                   5,897       5,671       5,933       5,763       5,611       5,777       5,735

Total assets                                  9,076       8,832       9,698       9,341       9,478       8,649       8,662

Long-term debt, including current
  maturities                                  4,379       4,469       5,127       5,494       4,176       3,919       4,111

Total liabilities                             5,793       5,972       6,773       6,976       7,464       5,328       5,687

Partners' equity:
         Limited Partners                     3,131       2,892       2,956       2,402       2,054       3,348       3,005
         General Partner                        (29)        (31)        (31)        (36)        (40)        (27)        (30)

Partners' equity per limited partnership
  unit                                     2,491.07    2,300.85    2,351.90    1,910.94    1,634.41    2,664.07    2,390.77

STATEMENT OF CASH FLOWS DATA
Net increase (decrease) in cash                 (17)       (365)        367         (12)        194          14          (6)

Net cash provided by
  operating activities                        1,201       1,366       1,808         627       1,207       1,126       1,206

Distributions                                   317         571         381          --          --          --         317


(1)      In fiscal 1996, the Wendy's Partnership changed its fiscal year from December 31 to November 30, due to the consolidation of the Wendy's Partnership's financial statements with Meritage. Meritage acquired a majority interest in the Wendy's Partnership on October 31, 1996.

                  WENDY'S OF WEST MICHIGAN LIMITED PARTNERSHIP
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATION

RESULTS OF OPERATIONS

         The following table summarizes the results of operations for years ended December 31, 1995 and 1994.

                                                          STATEMENTS OF OPERATIONS
                               -----------------------------------------------------------------
                                   1995              1994             1995               1994
                               ----------------------------       ------------------------------

                                       (in thousands)             (as a percentage of net sales)
                               ----------------------------       ------------------------------

Net Sales                      $ 25,601          $ 24,910            100.0%            100.0%

Cost of Sales                     7,391             7,295             28.9              29.3
                               -----------------------------------------------------------------

    Gross Profit                 18,210            17,615             71.1              70.7

Expense (Income):

    Restaurant Operating
    Expenses                     15,099            13,987             59.0              56.2

    General and
    Administrative                1,250             1,279              4.9               5.1

    Depreciation and
    Amortization                    853               857              3.4               3.4

    Interest Expense                512               557              2.0               2.2

    Loss (Gain) on
    Disposal of Assets                1                (6)             0.0               0.0

    Insurance in Excess
    of Net Book Value of
    Fire Damaged Assets             (32)              -0-             (0.1)              0.0

    Loss from Extinguishment
    of Debt                          21               -0-             (0.1)              0.0
                               -----------------------------------------------------------------
                                 17,704            16,674             69.1              66.9
                               -----------------------------------------------------------------
Net Income                     $    506          $    941              2.0%              3.8%
                               =================================================================

         Sales

         Net sales (excluding other income) increased 2.6% from $24,702,000 in 1994 to $25,365,000 in 1995. The sales increase for 1995 was due to the Partnership having additional restaurants in operation during 1995 compared to 1994. The Partnership opened its twenty-fourth restaurant in August 1994 and its twenty-fifth restaurant in April 1995. Sales on a per restaurant basis for the Partnership's twenty-three restaurants in operation during the entire twelve months of both 1995 and 1994 are set forth in the table below for the three months ended March 31, June 30, September 30 and December 31, 1995 and 1994. Sales for 1995 have been adjusted so that comparable figures are produced to account for one of the Partnership' restaurants being closed for seven weeks during the second quarter of 1995 due to fire damage.

                                       Average Net Sales Per Restaurant Unit
                                       -------------------------------------
                                                                              Increase        % Increase
                                            1995            1994             (Decrease)        (Decrease)
                                            ----            ----             ----------       -----------
Three months ended March 31            $   255,107     $   229,358           $    25,749            11.2%
Three months ended June 30                 273,240         272,810                   430             0.1%
Three months ended September 30            279,643         286,830                (7,187)           (2.5)%
Three months ended December 31             254,357         275,842               (21,485)           (7.7)%
                                       -----------     -----------           ------------     ----------
                                       $ 1,062,347     $ 1,064,840           $    (2,493)           (0.2)%
                                       ===========     ===========           ============     ============


         Net sales increased 11.2% during the first quarter of 1995 compared to the same period of 1994 due to unusually mild winter weather during the first quarter of 1995 compared to the same period of 1994. During the second quarter of 1995 sales flattened. Sales decreased 2.5% and 7.7% for the third and fourth quarters, respectively, compared to the same periods of 1995. Although sales were flat for the year, the Partnership's sales still compared favorably with Wendy's International, Inc. corporate owned restaurants which had average sales of $1,014,000 per restaurant unit in 1995 and Wendy's franchise markets which had average sales of $974,000 per restaurant unit in 1995. Due to intense competition as described in the following paragraphs, selling price increases in 1995 were less than 1%.

         Sales in the second and third quarter of 1995 were adversely impacted by heavy marketing and price discounting by the Partnership's competition. Also contributing to the declining sales trend was a reduction in sales of approximately $270,000 in 1995 compared to 1994 at one of the Partnership's restaurants due to extensive and prolonged road construction at this location. Sales at this restaurant were down 16% in 1995 compared to 1994.

         The heavy discounting and competitive intrusion continued into the fourth quarter of 1995. This intense competition combined with unseasonable cold and snowy weather conditions beginning in early November 1995, compared to relatively mild weather during the fourth quarter of 1994, contributed to the 7.7% decrease in sales during the fourth quarter of 1994.

         Gross Profit

         Gross profit increased $567,000 in 1995 compared to 1994. This increase was the result of increased sales combined with a .4 percentage point increase in the Partnership's gross profit percentage (from 70.5% of sales in 1994 to 70.9% of sales in 1995). The increase in the Partnership's gross profit percentage was primarily the result of a decline in meat prices in 1995 combined with effective cost controls at the store operation level.


         Restaurant Operating Expenses

         As a percentage of sales, restaurant operating expenses increased 2.9 percentage points during 1995 compared to 1994. This increase was primarily due to a 1.6 percentage point increase in hourly payroll costs (as a percentage of sales). The increase in hourly payroll cost was the result of increased hourly wage rates as average wage rates rose throughout 1995 due to intense competition for labor in the Partnership's market where the unemployment level fell as low as 3.5% during 1995. Average hourly wage rates were approximately 9% higher in 1995 than in 1994. Also contributing to the increase in restaurant operating expenses were slight increases in utilities, repairs and maintenance, property taxes and coupon discounts.

         On a per restaurant basis, restaurant operating expenses increased from an average of $598,000 per restaurant in 1994 to an average of $610,000 per restaurant in 1995, an increase of 1.9% compared to the 0.2% decrease in per restaurant sales for 1995. The 1.9% increase in restaurant operating expenses for 1995 compares favorably with the 3.7% increase in restaurant operating expenses in 1994 over 1993.

         General and Administrative

         General and administrative expenses decreased $29,000 in 1995 compared to 1994 (from $1,279,000 to $1,250,000). As a percentage of sales, general and administrative expenses decreased from 5.2% of sales in 1994 to 4.9% of sales in 1995. Decreases in administrative salaries, Michigan single business tax and professional fees offset slight increases in profit sharing expenses and increased recruiting costs (due to the labor shortage discussed earlier) to account for the decrease in general and administrative expenses.

         Interest Expense

         Interest expense decreased $45,000 in 1995 compared to 1994 (from $577,000 to $512,000). In March 1995 the Partnership refinanced its long-term debt reducing the interest rate on the Partnership's debt from 2% over prime to 1% over prime. The new loan agreement also allows the Partnership to apply its excess cash against the loan balance which combined with the reduction in the interest rate caused the decrease in interest expense.

LIQUIDITY AND CAPITAL RESOURCES


         On October 31, 1996, Meritage acquired 482.55 units of the Wendy's Partnership pursuant to a tender offer. This acquisition, coupled with an additional 198.25 units acquired by Meritage in private transactions, has resulted in Meritage owning (through its subsidiary MHG Food Service) approximately 54% of the outstanding units. Effective at the time of the tender offer Meritage's financial results included its share of the Wendy's operations. As such, the relevant discussion regarding liquidity and capital resources will be found under the Meritage "Liquidity and Capital Resources" section discussed earlier.


INFLATION AND CHANGING PRICES

         As discussed under "Restaurant Operating Expenses", rising hourly wage rates had a negative impact on the Partnership's operating results for 1995. This increase in labor costs along with periodic increases in food and other operating expenses are normally passed on to customers in the form of price increases. However, highly competitive market conditions have severely minimized the Partnership's ability to offset cost increases through increased prices to its customers.

                                    BUSINESS

GENERAL

         Meritage Hospitality Group is engaged in the hospitality business through its operation of two distinct business segments. The Company's Food Service Group consists of its majority ownership of a limited partnership which operates 25 "Wendy's Old Fashioned Hamburgers" restaurants throughout Western and Southern Michigan. The Company's Lodging Group owns and operates three full service hotels in Michigan.

                               FOOD SERVICE GROUP

         In the Food Service Group, the Company owns, through a wholly owned subsidiary, 680.8 limited partnership units of the Wendy's Partnership, representing approximately 54% of the total outstanding limited partnership units. The Wendy's Partnership operates 25 "Wendy's Old Fashioned Hamburgers" restaurants throughout Western and Southern Michigan which are operated pursuant to franchise agreements with Wendy's International. The Partnership employs approximately 900 people and reported sales of approximately $26.5 million in fiscal 1996. The restaurants offer a diverse menu featuring hamburgers, chicken breast sandwiches, baked and french fried potatoes, pita sandwiches, freshly prepared salads, soft drinks and "Frosty" desserts.

         The Wendy's restaurants are operated pursuant to license agreements with Wendy's International. These agreements impose requirements regarding the preparation and quality of food products, the level of service, and general operating procedures. The Wendy's Partnership makes a monthly royalty payment to Wendy's International (the greater of 4% of monthly gross sales or $250 per restaurant) and commits a certain percentage of monthly gross sales to advertising. The Wendy's Partnership is also permitted to utilize Wendy's International's trademarks, service marks, designs and other propriety rights in connection with the operation of the restaurants.

         The franchise agreements provide, among other things, that a change in the operational control of the Wendy's Partnership or general partner cannot occur without prior consent of Wendy's International. The franchise agreements also provide that any proposed sale of the Wendy's Partnership's business, interests or franchise rights is subject to the consent and right of first refusal of Wendy's International.


         The franchise agreements currently in place with the Wendy's Partnership generally expire in 20 years. Subject to certain conditions, the franchise agreements can be renewed for an additional 10 years.


         The Wendy's Partnership cannot conduct its present business without its affiliation with Wendy's International which gives the Wendy's Partnership the right to use certain registered trademarks and service marks such as "Wendy's" and "Wendy's Old Fashioned Hamburgers." A default by the Wendy's Partnership under a franchise agreement could result in adverse consequences, including their termination of the franchise agreement.

                                  LODGING GROUP


          In the Lodging Group, the Company owns and operates three full service hotels: the 149-room Thomas Edison Inn located on the St. Clair River in Port Huron, Michigan; the 78-room St. Clair Inn located on the St. Clair River in St. Clair, Michigan; and the 121-room Grand Harbor Resort located on the Grand River in Spring Lake, Michigan. Each hotel has a picturesque waterfront setting and seeks business and leisure travelers who desire full service accommodations, such as guest rooms and suites, a restaurant and cocktail lounge, and meeting/conference rooms.

         Meritage is a Michigan corporation incorporated in 1986. On May 21, 1996, shareholders amended the Articles of Incorporation to change the Company's name from "Thomas Edison Inns, Inc." to "Meritage Hospitality Group Inc." The Company's principal executive office is located at 40 Pearl Street, N.W., Suite 900, Grand Rapids, Michigan 49503, its telephone number is (616) 776-2600 and its facsimile number is (616) 776-2776.

BROADENED BUSINESS ORIENTATION


         Although Meritage was engaged only in the lodging business since its inception, Meritage has recently reassessed its long-range objectives and made a strategic decision to further expand its Food Service Group through the acquisition of additional chain restaurant businesses. Because current market conditions make this an opportune time to sell full service hotels, the Company is considering the sale of one or more of its hotels. The Company has reached agreement for the sale of its St. Clair Inn for $3.8 million. The closing is anticipated for late November, but there can be no assurances that the closing will occur. Meritage has no agreements or understandings for the sale of its other hotel properties. Proceeds of any sale would be used to reduce the Company's debt. Management cannot, of course, determine whether it will sell any of its hotels or determine how long it would take to sell these assets at prices acceptable to Meritage.


REPLACEMENT AND RESTRUCTURING OF MANAGEMENT

         From the Company's inception in 1986 until January 1996, Donald W. Reynolds served as Chairman of the Board, President, Chief Executive Officer, Treasurer and Secretary of the Company, and the Company engaged Innkeepers Management Company, a Michigan corporation wholly-owned by Mr. Reynolds, to manage the Company's business pursuant to a Management Agreement.

         Mr. Reynolds was removed as an officer and director of the Company by the St. Clair County (Michigan) Circuit Court on January 8, 1996 (Case NO. 95-00-33-88-CZ, Deegan, J.). While the Court's written order did not state why Mr. Reynolds was removed, the Court questioned the manner in which Mr. Reynolds conducted his affairs and articulated the Court's objective of protecting the interests of the Company's minority shareholders. The Court appointed Frank O. Staiger as acting President and director. On January 25, 1996, MCC, the Company's majority shareholder, amended the Company's Bylaws to, among other things, expand the Board of Directors to 10 directors and appointed 5 new directors. On January 25, 1996, the Company's newly expanded Board of Directors appointed Christopher B. Hewett as the Company's new President and Chief Executive Officer. The Board also terminated the Management Agreement with Innkeepers and removed David C. Distad, Mr. Reynolds's son-in-law, as Vice President and Chief Financial Officer of the Company. Instead of employing a third party management company, the Company now operates its business directly in an effort to more effectively utilize its resources and employees.

FOOD SERVICE GROUP

General


         The food service industry serves as the nation's largest retail employer, providing jobs for over 9 million people at over 730,000 locations in the United States. The growth rate of the quick-service segment has consistently exceeded that of the food service industry as a whole for more than 20 years. The historic change in domestic lifestyles which favor greater convenience has significantly impacted this trend. Because of this growth rate, competition in the quick-service restaurant segment is intense and can be expected to increase. Most of the Partnership's restaurants are in close proximity to other quick-service restaurants (e.g. McDonald's, Burger King and Taco Bell) which compete on the basis of price, service, quality and variety. Recently, the major competitors have attempted to draw customer traffic by a price discounting strategy. However, neither Wendy's International nor the Company believe this is a profitable long-term strategy. The Company intends to achieve growth both by developing new Wendy's restaurants and by increasing the sales at existing restaurants.


Menu

         Each Wendy's restaurant offers a diverse menu containing a variety of food items, featuring hamburgers, chicken sandwiches and pita sandwiches which are prepared to order with the customer's choice of condiments. The Wendy's menu also typically includes, among other things, baked and french fried potatoes, freshly prepared salads, soft drinks and "Frosty" desserts.

Marketing and Promotion

         As required by its franchise agreements, the Wendy's Partnership contributes at least 4% of its restaurant sales to an advertising and marketing fund. Two and one half percent of restaurant sales is used to benefit all restaurants owned and franchised by Wendy's International. The Wendy's National Advertising Program, Inc. uses this fund to develop advertising and sales promotion materials and concepts to be implemented nationally. The Wendy's Partnership is required to spend the remainder of the 4% of its restaurant sales on local advertising. The Wendy's Partnership typically spends local advertising dollars in support of national television advertising, local television and radio advertising, print media, local promotions and community goodwill projects.

Restaurants Layout and Operations

         The Wendy's Partnership's 25 restaurants typically range from 2,700 to 3,200 square feet with a seating capacity between 90 and 130 people, and are typically open from 10:30 a.m. to 10:00 p.m., with many restaurants open for extended evening hours. Generally, the dining areas are carpeted and informal in design, with tables for two to four people. The Wendy's Partnership's restaurants also feature drive-through windows. Average drive-through guests generally exceed in-restaurants guests. In fiscal 1996, drive-through sales constituted approximately 50% of the Wendy's Partnership's sales.

         The Wendy's Partnership's reporting system provides restaurant sales and operating data, including product sales mix, food usage and labor cost information with respect to each restaurant operated by the Wendy's Partnership. Physical inventories of all food items are taken weekly, and inventories of critical food items are taken twice a day.

Raw Materials


         As a Wendy's franchisee, the Wendy's Partnership complies with uniform recipe and ingredient specifications provided by Wendy's International, and purchases all food and beverage inventories and restaurant supplies from independent vendors approved by Wendy's International. Except for the New Bakery Co. of Ohio, Inc., a wholly-owned subsidiary of Wendy's International, Wendy's International does not sell food or supplies to its franchisees. The Wendy's Partnership purchases its sandwich buns from local bakeries for its restaurants. The Wendy's Partnership purchases soft drink products from the Coca-Cola Company and its affiliates. Most other food items and supplies purchased by the Wendy's Partnership are warehoused and distributed by independent distributors. The Wendy's Partnership and, in some instances Wendy's International, negotiate prices directly with the vendors.


         The Wendy's Partnership has not experienced any significant shortages of food, equipment, fixtures or other products which are necessary to restaurant operations. The Wendy's Partnership anticipates no such shortages and believes that alternate suppliers are available in the event such shortages occur.

LODGING GROUP

         The Company's hotels are full service properties that attract business and leisure travelers. Each hotel provides fully appointed guest rooms and numerous amenities and services including a restaurant and cocktail lounge, meeting/conference rooms, and a swimming pool and fitness facility. Approximately 150 full time, and 325 part time employees are involved in the operation of the three hotels, none of whom are members of a labor union or part of a collective bargaining unit.

The following table summarizes key information for each hotel property:

--------------------------------------------------------------------------------


                                        Thomas Edison Inn           St. Clair Inn          Grand Harbor Resort
                                        -----------------           -------------          -------------------

Location in Michigan                       Port Huron                 St. Clair                Grand Haven
Number of guest rooms                          149                        78                       121
Year built                                    1987                       1926                      1969
Date acquired by MHGI                       July 1987                October 1985              October 1985
Completed renovations during the
  year ended November 30, 1996            $650,000                   $500,000                  $700,000

For the twelve months ended
  November 30, 1996:
   Average occupancy                         65.50%                     56.60%                    57.70%
   Average daily rate                        $80.48                     $83.26                    $71.02
   Total room revenue/total
     available rooms                         $52.75                     $47.12                    $40.94

--------------------------------------------------------------------------------

Thomas Edison Inn

         The Thomas Edison Inn, which opened in 1987, is located on approximately 4 acres bordering the St. Clair River in Port Huron, Michigan. The hotel has 149 guest rooms, a 250 seat restaurant that overlooks the St. Clair River and Lake Huron, a 150 seat cocktail lounge, and a variety of meeting/conference rooms accommodating up to 500 people. Other facilities include an indoor swimming pool, a pool side whirlpool, and a health club and retail shops leased to third party vendors. The hotel's room revenue is derived from business and leisure travelers. The hotel's food and beverage facilities are heavily patronized by local clientele which results in food and beverage revenues significantly higher than industry norms for similar size hotels. In 1996, the hotel underwent a $650,000 renovation which included building improvements and the installation of point-of-sale, property management and telephone systems.

St. Clair Inn

         The St. Clair Inn, which opened in 1926, is a state historic site located on approximately 2.5 acres bordering the St. Clair River in St. Clair, Michigan. The hotel has 78 rooms, a 240 seat restaurant that overlooks the St. Clair River, a 60 seat cocktail lounge, and a variety of meeting/conference rooms accommodating up to 250 people. Other facilities include an indoor swimming pool and approximately 1,000 feet of frontage along the St. Clair River with a boardwalk running most of that distance. The hotel's market mix is similar to that of the Thomas Edison Inn, and the hotel also derives substantial food and beverage revenue from local clientele. In order to facilitate the sale of certain assets, three buildings adjacent to the hotel are slated to be demolished in 1997, resulting in eighteen rooms having been removed from service in late 1996. See "Other Assets." The hotel underwent a $500,000 renovation in 1996 which included building improvements and the installation of point-of-sale, property management and telephone systems.


Grand Harbor Resort

         The Grand Harbor Resort, which opened in 1969, is located on approximately 4 acres bordering the Grand River in Spring Lake, Michigan. The hotel has 121 rooms, a 185 seat restaurant that overlooks the Grand River, a 125 seat cocktail lounge, and a variety of meeting/conference rooms accommodating up to 300 people. Other facilities include an outdoor and indoor swimming pool. The Grand Harbor Yacht Club, a newly renovated 55-slip marina condominium project owned by the Company, borders the property. The hotel's market mix is similar to that of the Thomas Edison Inn and the St. Clair Inn, and the hotel also derives substantial food and beverage revenue from local clientele. In 1996, the hotel underwent a $700,000 renovation whereby the exterior of the hotel was redesigned and renovated to compliment and accentuate its nautical surroundings.

         The hotel previously operated under a license agreement with Holiday Inns Franchising, Inc. Under this agreement, the hotel used the service marks "Holiday Inn" and certain other service and trademarks, and had access to a computerized reservation network. The hotel paid a variety of fees and assessments to Holiday Inns Franchising which, in fiscal 1996, totaled $148,811, or 8.3% of the hotel's gross room revenues. On July 21, 1997, Grand Harbor Resort and Holiday Inns Franchising, Inc. entered into a voluntary termination agreement pursuant to which the hotel ended its affiliation with Holiday Inn effective October 15, 1997. The Company does not believe that ending its franchise affiliation with Holiday Inn will have a material effect on its operations, and, in fact, believes that this event will permit the Company to identify and market the hotel in a manner that better compliments and accentuates its nautical surroundings, including the newly renovated 55-slip Grand Harbor Yacht Club which is adjacent to the hotel. Pursuant to the voluntary termination agreement, Grand Harbor Resort released Holiday Inn from all claims under the franchise agreement. Holiday Inn, in turn, agreed not to pursue any claims against Grand Harbor Resort for default or liquidated damages under the franchise agreement.


COMPETITION AND INDUSTRY CONDITIONS

         The quick-service restaurant industry is intensely competitive with respect to price, service, location and food quality. The industry is mature and competition can be expected to increase. There are several well-established competitors with substantially greater financial and other resources than the Company, some of which have been in existence substantially longer than Meritage and may have substantially more units in the market where the Wendy's Partnership's restaurants are or may be located. McDonald's, Burger King and Taco Bell restaurants are the principal competitors in the Wendy's Partnership's markets. The Company's major competitors are engaged in an attempt to draw customer traffic by a deep discounting strategy, however, neither Wendy's International nor Meritage believe this is a profitable long-term strategy.

         The Company and the quick-service restaurant industry generally are significantly affected by factors such as changes in local, regional or national economic conditions, changes in consumer tastes, severe weather and consumer concerns about the nutritional quality of quick-service food. In addition, factors such as increases in food, labor and energy costs, the availability and cost of suitable restaurant sites, fluctuating insurance rates, state and local regulations and the availability of an adequate number of hourly-paid employees can also adversely affect the quick-service restaurant industry.

         The lodging industry is highly competitive. Since 1993, the industry has been steadily recovering from the recession of the early 1990's and the over-building of the late 1980's. Occupancy and average daily rates have consistently increased since 1993. Also, new hotel construction has resumed. Industry sources forecast modest increases in average daily rates, stable occupancy rates and modest income growth for 1997.

         The following table illustrates the average daily room rates for the Company's hotels during 1995 and 1996 as compared to the national average:

=====================================================================================================================
   FISCAL YEAR       THOMAS EDISON INN        ST. CLAIR INN           GRAND HARBOR RESORT          NATIONAL AVE.*
------------------ ---------------------- ---------------------- ------------------------------- --------------------
      1995                $ 80.68                $ 71.39                    $ 68.11                    $ 67.34
------------------ ---------------------- ---------------------- ------------------------------- --------------------
      1996                $ 80.48                $ 83.26                    $ 71.02                    $ 69.50
=====================================================================================================================


*  Source:  Smith Travel, Coopers & Lybrand and CLS Estimates

         The following table illustrates the average daily room rates per available room for the Company's hotels during 1995 and 1996 as compared to the national average:


=====================================================================================================================
   FISCAL YEAR       THOMAS EDISON INN        ST. CLAIR INN           GRAND HARBOR RESORT          NATIONAL AVE.*
------------------ ---------------------- ---------------------- ------------------------------- --------------------
      1995                $ 47.98                $ 42.77                    $ 42.01                    $ 44.11
------------------ ---------------------- ---------------------- ------------------------------- --------------------
      1996                $ 52.75                $ 47.12                    $ 40.94                    $ 46.22
=====================================================================================================================


*  Source:  Smith Travel, Coopers & Lybrand and CLS Estimates

         The following table illustrates the percentages of occupancy for 1995 and 1996 as compared to the national occupancy rate:


=====================================================================================================================
   FISCAL YEAR       THOMAS EDISON INN        ST. CLAIR INN           GRAND HARBOR RESORT          NATIONAL AVE.*
------------------ ---------------------- ---------------------- ------------------------------- --------------------
      1995                 59.5%                  59.9%                      61.7%                      65.5%
------------------ ---------------------- ---------------------- ------------------------------- --------------------
      1996                 65.5%                  56.6%                      57.7%                      66.5%
=====================================================================================================================


*  Source:  Smith Travel, Coopers & Lybrand and CLS Estimates

         The Company's hotels compete with a wide range of lodging facilities offering various types of hospitality related services to the public. The competition includes several national and regional hotel chains offering a variety of accommodations, amenities and levels of service, as well as independent hotels in each market segment. Business at the hotel varies seasonally. Historically, demand has been greatest during the summer, resulting in higher revenues during the Company's third fiscal quarter.

         The Company operates the dominant full service hotels in its respective markets. To maintain its market share, the Company has expanded its sales and marketing programs and made significant capital improvements. In recent years, most newly constructed hotels in the Company's markets have been limited service hotel properties which offer mid-priced or economy level room rates. The Company anticipates increased competition in its markets as a result of these new properties.

RELATIONSHIP WITH WENDY'S INTERNATIONAL

         Meritage's food service operations are presently conducted through the Wendy's Partnership which is a franchisee of Wendy's International. The restaurants are operated under franchise agreements between the Wendy's Partnership and Wendy's International which generally have a 20-year term. These agreements require the approval of Wendy's International to the assumption of control of the franchised businesses owned by other entities.

         As the general partner of the Wendy's Partnership, MCC Food Service, an affiliate of Meritage, now directs the operations of the 25 Wendy's restaurants operated by the Wendy's Partnership. MCC Food Service's control is being challenged in a lawsuit commenced by the former general partner of the Wendy's Partnership. See "Risks Associated with Investment in Meritage Common Shares - Legal Proceedings." These operations are conducted pursuant to franchise agreements with Wendy's International. These franchise agreements grant Wendy's International wide discretion over advertising and other aspects of restaurant operations. In addition to the contractual restrictions imposed by the franchise agreements, Meritage and its affiliates which are involved in the Wendy's business, are subject to certain restrictions imposed by policies and procedures established by Wendy's International as in effect from time to time. These restrictions may have the effect of limiting Meritage's ability to pursue some of its business plans.

         Wendy's International's consent may be required for certain transactions by Meritage. If Wendy's International's consent is required and not obtained, Meritage will not be able to proceed with those plans which, in turn, could affect Meritage's growth strategy and could have a material adverse effect on Meritage's financial condition and results of operations. If Meritage proceeds without Wendy's International's consent, Wendy's International could terminate its franchise agreements. Termination of the franchise agreements would have a material adverse effect on Meritage's financial condition and results of operations.


         Part of Meritage's business strategy is to expand its operations through the acquisition and development of Wendy's restaurants. Meritage is permitted to develop new Wendy's restaurants and convert competitive units located exclusively in the designated market area (the Michigan counties of Allegan, Calhoun, Kalamazoo, Kent, Muskegon, Ottawa and Van Buren) subject to the standard expandability criteria and site standards of Wendy's International. Meritage is prohibited from acquiring or developing new Wendy's restaurants outside of the designated market area unless the prohibition is waived by Wendy's International in its sole and absolute discretion. Pursuant to its agreement with Wendy's International, Meritage is also limited in both the acquisition or development of other chain restaurant businesses. Wendy's International has restricted Meritage's involvement with any quick-service restaurant in Meritage's market area, and any quick-service restaurant outside of Meritage's market area that sells chicken sandwiches, hamburgers or products similar to Wendy's International and which is located within a three mile radius of another Wendy's restaurant.


         Wendy's International must approve the opening by Meritage of any new restaurant, including restaurants opened within Meritage's existing franchise territories. Wendy's International also maintains discretion over the menu items that may be offered in Meritage's restaurants. By virtue of franchise and other agreements, Meritage is required to pay to Wendy's International technical assistance fees upon the opening of new restaurants and monthly royalty and national advertising fees. These agreements also provide for the termination of Meritage as a franchisee upon the failure of Meritage to comply with certain restrictions and obligations imposed on Meritage.


         Meritage's restaurant operations are largely dependent on the Wendy's restaurant chain, which in turn is dependent upon the management and financial condition of Wendy's International and the reputation developed by Wendy's restaurants operated by other Wendy's franchisees. Should Wendy's International be unable to compete effectively with similar restaurant chains in the future, Meritage would be materially and adversely affected. Furthermore, many of the attributes which lead to the success of Wendy's operations are factors over which Meritage has no control, such as marketing efforts, introduction of new products, quality assurance and other operational systems. Adverse publicity involving other Wendy's franchisees could have an adverse effect on all franchisees including Meritage.


GOVERNMENTAL REGULATIONS

         The hotel, restaurant and lounge operations within the Company's Lodging Group are subject to governmental regulation and licensing requirements, including, but not limited to, zoning ordinances, public health certification and liquor licenses. The Company believes its operations would be adversely affected if these licenses or permits were terminated. The Company does not anticipate that its licenses or permits will be terminated.

         The Wendy's Partnership is also subject to extensive federal, state and local government regulations relating to the zoning, development and operation of the restaurants and the preparation and sale of food. The Wendy's Partnership is also sensitive to laws governing relationships with its employees such as minimum and overtime wage laws, health insurance coverage requirements, and working conditions. During fiscal 1996, Congress passed the Minimum Wage Bill which revised the minimum wage to $4.75 per hour as of October 1, 1996 and $5.15 per hour as of September 1, 1997. Substantial changes in the minimum wage or mandatory health care coverage could have an adverse effect on the Wendy's Partnership and on the Company's hotels.

OTHER ASSETS

         The Company has a number of assets which do not directly relate to its hospitality business. These assets include (i) approximately 5.5 acres of undeveloped land adjacent to the Thomas Edison Inn, (ii) approximately one acre of commercial property adjacent to the St. Clair Inn, (iii) the Grand Harbor Yacht Club, a 55-slip marina condominium development which borders the Grand River adjacent to the Grand Haven Holiday Inn, (iv) $5.1 million in life insurance policies on the life of the former President and Chief Executive Officer, and (v) a note receivable from the sale of shares in the outstanding principal amount of $9,750,000. Except for the note receivable, the Company intends to sell all of these assets to raise additional funds which, may be used to pay down the Company's long-term indebtedness or fund acquisitions, capital expenditures or other corporate purposes. There can be no assurances that the Company will be able to sell these assets in the near future or as to the prices it may receive for them.

PROPERTIES

         For a description of the hotel properties that are owned and operated by the Company and its subsidiaries, see "Business - Lodging Group" above.

         The Company leases approximately 4,600 square feet of office space located at 40 Pearl Street, N.W., Suite 900, Grand Rapids, Michigan 49503 as its corporate headquarters and as the registered office of the Company.

         The Wendy's Partnership operates 25 restaurants in the Michigan counties of Allegan, Calhoun, Kalamazoo, Kent, Muskegon, Ottawa and Van Buren. The Wendy's Partnership (i) owns the land and buildings comprising five restaurants, (ii) leases the land and buildings comprising 19 restaurants, and
(iii) owns the building and leases the land comprising one restaurant. The term of the leases (including options to renew) range from one to 24 years. All of the equipment used in the operation of the restaurants is owned by the Partnership. Each restaurant conforms with the size, shape, design and layout that is required by Wendy's International. The ages of the restaurants range from one to twenty-three years.

         The Partnership also leases approximately 4,000 square feet of office space located at 4613 West Main, Kalamazoo, Michigan 49006 as its operating headquarters. The principal office of the general partner is located at 40 Pearl Street, N.W., Suite 900, Grand Rapids, Michigan 49503.

         The Company believes that its properties, and the properties held by the Partnership, are adequately covered by insurance.

LEGAL PROCEEDINGS

         The Company is involved in certain routine legal proceedings which are incidental to its business. Except as described below, all of these proceedings arose in the ordinary course of the Company's business and, in the opinion of the Company, any potential liability of the company with respect to these legal actions will not, in the aggregate, be material to the Company's financial condition or operations. The Company maintains various types of insurance standard to the industry which would cover most actions brought against the Company.


         On December 5, 1996, the Company received a notice from the Internal Revenue Service that approximately $2.1 million, which Meritage deducted as a business expense in connection with litigation in 1995 and 1996 relating to the replacement and restructuring of former management, should be treated as a capital expenditure and, therefore, disallowed as a deduction. Meritage believes the deduction was proper and is vigorously contesting the disallowance. If the IRS were to completely prevail in its position, then Meritage would be required to expend approximately $340,000 for the payment of additional federal and state income taxes plus any interest. In fiscal 1996, Meritage generated a net operating loss of approximately $2.5 million. This net operating loss would be carried back to offset any IRS audit adjustment so that any amount that Meritage would be required to pay as a result of the IRS audit would be refunded within 120 days as required upon filing Form 1139 - Corporation Application for Tentative Refund.

         On May 19, 1997, a majority limited interest of the Wendy's Partnership removed Wendy's West Michigan, Inc. as general partner of the Wendy's Partnership and appointed MCC Food Service, an affiliate of Meritage, as the substitute general partner. Approximately 180 unit holders (from whom Meritage acquired 482.55 of its total partnership units) had previously consented to the removal of the former general partner and the appointment of Meritage or its designee as the new general partner. This action was carried out in connection with Meritage's acquisition of a controlling interest in the Wendy's Partnership, and in accordance with Meritage's representations during the tender offer that it may remove the general partner and substitute itself or its designee as the new general partner. On May 21, 1997, the former general partner commenced a lawsuit against Meritage, MHG Food Service, and MCC Food Service. (Case No. 97-05360-CB, Kent County (Michigan) Circuit Court, Buth, J.). The former general partner attempted to assert claims on behalf of the Wendy's Partnership as well. On August 29, 1997, the former general partner amended its complaint to include Meritage Capital Corp. and Meritage's principal officers as defendants. In addition, the principal shareholders of the former general partner and two limited partners intervened in the lawsuit. The former general partner and its principal shareholders seek, among other things, (i) a declaration that Wendy's West Michigan, Inc. is the general partner of the Wendy's Partnership, (ii) injunctive relief in the form of a temporary restraining order or a preliminary injunction which would prohibit the defendants from participating in the management of the Wendy's Partnership,
(iii) unspecified damages for breach of contract, and (iv) unspecified damages for various business torts and misrepresentation. The former general partner's motion for a temporary restraining order was denied on May 21, 1997. The intervening limited partners have alleged claims similar to those alleged by the former general partner. In September 1997, the Wendy's Partnership, Meritage, MHG Food Service, MCC Food Service and Meritage Capital Corp. filed claims against the former general partner and its principal shareholders alleging (i) breach of contract, (ii) violation of SEC Rule 10b-5, (iii) business defamation,
(iv) tortious interference, and (v) breach of fiduciary duty. Wendy's International stated that it does not intend to take a position as to the rights of either party with respect to the specific issues which have thus far been raised by this lawsuit. The consent of Wendy's International to MCC Food Service serving as the general partner has already been obtained. Defendants believe their positions are correct and are defending the lawsuit on that basis. However, should they lose the lawsuit, a court could unwind the transaction by restoring the Wendy's Partnership to its position prior to the acquisition of units by Meritage or subject Meritage to monetary damages.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         The following is information concerning each director and executive officer of Meritage as of November 1, 1997:

=====================================================================================================================
                NAME                        AGE                                 POSITION
------------------------------------- ----------------- -------------------------------------------------------------
Robert E. Schermer, Sr. (1)(2)(3)            62         Chairman of the Board
------------------------------------- ----------------- -------------------------------------------------------------

Christopher B. Hewett (1)(3)                 38         President, Chief Executive Officer and Director
------------------------------------- ----------------- -------------------------------------------------------------

Robert E. Schermer, Jr. (1)                  39         Executive Vice President and Director
------------------------------------- ----------------- -------------------------------------------------------------

Pauline M. Krywanski                         37         Vice President, Treasurer and Chief Financial Officer
------------------------------------- ----------------- -------------------------------------------------------------

James R. Saalfeld                            30         Vice President, General Counsel and Secretary
------------------------------------- ----------------- -------------------------------------------------------------

Gary R. Garrabrant (2)(4)                    40         Director
------------------------------------- ----------------- -------------------------------------------------------------

David S. Lundeen (4)                         35         Director
------------------------------------- ----------------- -------------------------------------------------------------

Joseph L. Maggini (2)                        58         Director
------------------------------------- ----------------- -------------------------------------------------------------

Jerry L. Ruyan (3)(4)                        51         Director
=====================================================================================================================

(1)   Executive Committee Member
(2)   Compensation Committee Member
(3)   Nominating Committee Member
(4)   Audit Committee Member


         Robert E. Schermer, Sr. has been a director of the Company since January 25, 1996. He is currently Senior Vice President and Managing Director of Robert W. Baird & Co. Incorporated, an investment banking and securities brokerage firm headquartered in Milwaukee, Wisconsin. Mr. Schermer has held this position for more than five years. He is the father of Robert E. Schermer, Jr.


         Christopher B. Hewett has been President, Chief Executive Officer and a director of the Company since January 25, 1996. He has served as President of MCC since its inception in 1993. Mr. Hewett was Executive Vice President (1990 to 1991) and President (1991 to 1997) of Ocean Reef Club, Inc., which was the owner, developer and operator of the Ocean Reef Club, a 5,000 acre mixed-use residential resort community in Key Largo, Florida. In 1993, Ocean Reef Club, Inc. sold the Ocean Reef Club. Mr. Hewett is also a director of Frisch's Restaurants, Inc., which operates more than 100 Big Boy restaurants.


         Robert E. Schermer, Jr. has been Executive Vice President and a director of the Company since January 25, 1996. From January 25, 1996 until September 16, 1996, Mr. Schermer also served as Treasurer of the Company. Mr. Schermer has served as Executive Vice President of MCC since 1993. From 1989 until 1993, he was Executive Vice President of Landquest Ltd, a private investment partnership which financed and developed residential real estate and hotel investments. He is the son of Robert E. Schermer, Sr.

         Pauline M. Krywanski has been Vice President, Treasurer and Chief Financial Officer of the Company since May 20, 1997. From 1988 to 1997, Ms. Krywanski was with Med Trans, a nationwide provider of healthcare transportation. Her most recent position with Med Trans was Director of Financial Operations for the Midwest Region. Ms. Krywanski is a Certified Public Accountant.

         James R. Saalfeld has been Vice President, General Counsel and Secretary of the Company since March 20, 1996. From 1992 until 1996, Mr. Saalfeld was an attorney with Dykema Gossett PLLC, a Grand Rapids, Michigan law firm.

         Gary R. Garrabrant has been a director of the Company since October 24, 1996. Mr. Garrabrant is Executive Vice President of Equity Group Investments, Inc., a private investment company headquartered in Chicago, with significant real estate and corporate holdings. He joined Equity Group as a Senior Vice President in January 1996. Previously, Mr. Garrabrant was Director of Sentinel Securities Corporation and co-founded Genesis Realty Capital Management, both of which were based in New York, and specialized in real estate securities investment management. From 1989 to 1994, he was associated with The Bankers Trust Company in New York. Mr. Garrabrant has been a director of Capital Trust, a real estate finance company based in San Francisco, since January 1997.

         David S. Lundeen has been a director of the Company since January 25, 1996. Mr. Lundeen is presently a private investor. From 1995 to September 1997, he served as Executive Vice President and Chief Financial Officer of BSG Corporation, Austin, Texas, an information technology consulting company. From 1992 to 1995, Mr. Lundeen was President of Blockbuster Technology, a division of Blockbuster Entertainment. From 1990 to 1992, he worked for Blockbuster Entertainment as Director of Mergers & Acquisitions and Corporate Finance. Prior to 1990, Mr. Lundeen was an investment banker at Drexel Burnham Lambert in New York City.

         Joseph L. Maggini has been a director of the Company since January 25, 1996. Since founding it in 1974, he has served as President and Chairman of the Board of the Magic Steel Corporation, Grand Rapids, Michigan, a steel service center.

         Jerry L. Ruyan has been a director of the Company since October 24, 1996. Since 1995, Mr. Ruyan has been a partner in Redwood Ventures, LLC, an investment/venture capital company located in Cincinnati, Ohio. Mr. Ruyan is also a founder of Cincinnati-based Meridian Diagnostics, Inc., which is engaged in the production of medical diagnostic products, and has been a member of its Board of Directors since 1977. Mr. Ruyan's other positions with Meridian Diagnostics, Inc. included Chief Executive Officer (1992 to 1995), and President and Chief Operating Officer (1986 to 1992). Since October 1996, Mr. Ruyan has been a member of the Board of Directors of Frisch's Restaurants, Inc.

         The following is information concerning each director and executive officer of MCC Food Service (the general partner of the Wendy's Partnership) as of November 1, 1997:

=====================================================================================================================
                NAME                        AGE                                 POSITION
------------------------------------- ----------------- -------------------------------------------------------------
Christopher B. Hewett                        38         Chairman of the Board, Chief Executive Officer and Director
------------------------------------- ----------------- -------------------------------------------------------------

Ray E. Quada                                 53         President and Chief Operating Officer
------------------------------------- ----------------- -------------------------------------------------------------

Robert E. Schermer, Jr.                      39         Executive Vice President, Treasurer, Secretary and Director
=====================================================================================================================


         Ray E. Quada has been the Chief Operating Officer of the Wendy's Partnership since March 1990. From March 1987 to March 1990, Mr. Quada was the general manager of an entity affiliated with the Wendy's

Partnership and, in that capacity, oversaw the operations of the Wendy's Partnership. From 1994 through 1997, Mr. Quada was a member of Board of Directors of First Michigan Bank. Mr. Quada has been a shareholder of the former general partner since January 1994.

EXECUTIVE COMPENSATION

         Compensation paid by Meritage for the last three fiscal years to its former Chief Executive Officer, its current Chief Executive Officer and all executive officers earning in excess of $100,000 is as follows:

=====================================================================================================================
                                            SUMMARY COMPENSATION TABLE
-------------------------------- ---------- --------------- -------------- ------------------------------------------
                                                 ANNUAL COMPENSATION               LONG-TERM COMPENSATION
                                                                               SECURITIES UNDER-LYING OPTIONS
  NAME AND PRINCIPAL POSITION      YEAR         SALARY          BONUS
-------------------------------- ---------- --------------- -------------- ------------------------------------------
Christopher B. Hewett (1)          1996       $ 127,735      $ 110,000 (2)                 50,000
President and Chief Executive
Officer
-------------------------------- ---------- --------------- -------------- ------------------------------------------
Robert E. Schermer, Jr. (1)        1996       $ 114,961      $ 100,000 (2)                 45,000
Executive Vice President
=====================================================================================================================

(1)      Messrs. Hewett and Schermer, Jr. assumed their positions as officers on January 25, 1996.

(2)      Represents Series A Convertible Preferred Stock which Messrs. Hewett and Schermer, Jr. elected to receive in lieu of a year-end cash bonus.


         In fiscal 1994, the Company adopted a profit sharing plan established under Section 401(k) of the Internal Revenue Code that covers employees of the Company and its subsidiaries who have met certain eligibility requirements. Effective March 1, 1997, the plan was amended to give the Plan participants different investment options. The change required the execution of a new (i) Qualified Retirement Plan and Trust Agreement and (ii) Adoption Agreement. The amendment did not make any other substantive changes. Company contributions to the Plan are voluntary and at the discretion of the Board of Directors. The Company made no contributions to the Plan during fiscal 1996 or during the first nine months of fiscal 1997.


Stock Options

         The following tables contain information concerning the grant of stock options to the executives identified in the Summary Compensation Table and the appreciation of such options:

===================================================================================================================
                                           OPTION GRANTS IN FISCAL 1996
-------------------------------------------------------------------------------------------------------------------
                                                                                           POTENTIAL REALIZABLE
                                                                                         VALUE AT ASSUMED ANNUAL
                                                                                           RATES OF STOCK PRICE
                                                                                         APPRECIATION FOR OPTION
                                                                                                   TERM
                              NUMBER OF       % OF TOTAL
                             SECURITIES         OPTIONS
                             UNDERLYING       GRANTED TO       EXERCISE     EXPIRATION
          NAME             OPTIONS GRANTED   EMPLOYEES IN      PRICE ($        DATE         5%            10%
                                              FISCAL 1996     PER SHARE)
-------------------------- ---------------- ---------------- -------------- ----------- ------------ --------------
Christopher B. Hewett          50,000           26.3 %          $ 7.00      5/21/2006    $118,500      $395,500
-------------------------- ---------------- ---------------- -------------- ----------- ------------ --------------
Robert E. Schermer, Jr.        45,000           23.7 %          $ 7.00      5/21/2006    $106,650      $355,950
===================================================================================================================

===================================================================================================================
                          FISCAL 1996 OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES
-------------------------------------------------------------------------------------------------------------------
                                                                NUMBER OF SECURITIES       VALUE OF UNEXERCISED
                                                               UNDERLYING UNEXERCISED    IN-THE-MONEY OPTIONS AT
                                                               OPTIONS AT FISCAL YEAR        FISCAL YEAR END
                                                                        END
                                SHARES
           NAME              ACQUIRED ON     VALUE REALIZED  EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
                               EXERCISE
-------------------------- ---------------- ---------------- -------------- ----------- ------------ --------------
Christopher B. Hewett            ---              ---                   0/50,000                  $0/$0 (1)
-------------------------- ---------------- ---------------- -------------- ----------- ------------ --------------
Robert E. Schermer, Jr.          ---              ---                   0/45,000                  $0/$0 (1)
===================================================================================================================

(1) The Compensation Committee established the exercise price at $7.00 per share. Because the stock is currently trading for less than $7.00 per share, the unexercisable options have no value.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Mr. Reynolds, former Chairman of the Board, President, Chief Executive Officer, Treasurer and Secretary of the Company, was removed from these positions by the St. Clair County (Michigan) Circuit Court on January 8, 1996. While the Court's written order did not state why Mr. Reynolds was removed, the Court questioned the manner in which Mr. Reynolds conducted his affairs and articulated the Court's objective of protecting the interests of the Company's minority shareholders. Accordingly, Mr. Reynolds served as an officer and director of the Company for 39 days in fiscal 1996. Mr. Reynolds's daughter, Rebecca L. Awtrey, served as a director until May 1996. Management was installed on January 25, 1996 and does not have specific knowledge of the following transactions. Therefore, management is unable to determine whether transactions with Mr. Reynolds and his affiliates were on terms no less favorable to the Company than those that could be obtained from unaffiliated parties.

         From the Company's inception in 1986 until January 1996, the Company engaged Innkeepers Management Company, a company wholly-owned by Mr. Reynolds, to manage the Company's hotels pursuant to a Management Agreement. For services in fiscal 1996, prior to termination of the Management Agreement on January 25, 1996, Innkeepers received $57,650. At December 1, 1995, Mr. Reynolds, and companies affiliated with Mr. Reynolds and former Board member William F. Ehinger, owed the Company $695,430. In 1996, Mr. Reynolds incurred an additional $76,364 of indebtedness and made payments of $580,053 toward this total indebtedness. This left a balance due of $191,741 for which a $260,000 allowance for doubtful accounts had been established on November 30, 1995, resulting in a bad debt recovery by the Company of $68,259 in 1996.

         Mr. Reynolds guaranteed the Company's obligations to the Company's former long-term lender, First Federal Savings and Loan Association, in the amount of $2,924,975 at December 1, 1995. Reynolds also guaranteed the Company's obligations to First Federal under a letter of credit in the amount of $3,929,506. Reynolds also pledged personally owned life insurance policies with a face value of $3,000,000 as additional collateral for the Company's obligations pursuant to a loan from another of the Company's former long-term lenders, Michigan National Bank, in the amount of $4,273,702 at December 1, 1995. The Company's obligations to First Federal and Michigan National were paid in full with proceeds from the refinancing with GALIC, and the guarantees were extinguished, in February 1996.

         In fiscal 1996, the Company expended approximately $280,000 for litigation expenses on behalf of, among others, Ms. Awtrey, Mr. Reynolds, Mr. Ehinger, Mr. Joseph P. Michael and Mr. Raymond A. Weigel, III (all former members of the Board of Directors). These expenses related to litigation brought by TEI Acquisitions, Inc. in its attempt to gain control of the Company through its alleged purchase of the former majority shareholder's Common Shares. This lawsuit was ultimately dismissed in fiscal 1996.

         Management believes that all of the following transactions were on terms no less favorable to the Company than those that could be obtained from unaffiliated parties.

         At November 30, 1996, MCC, owned by Messrs. Hewett and Schermer, Jr., owed the Company $9,750,000 pursuant to a secured, non-interest bearing note in the original amount of $10,500,000 issued to the company in payment for 1,500,000 Common Shares. On May 21, 1996, the company's Board of Directors approved an early prepayment of $750,000 and released 107,142 shares of the pledged stock. The note was thereafter amended to provide for repayment in six annual installments of $1,625,000 beginning on the fifth anniversary of the promissory note.

         At December 1, 1995, Mr. Schermer, Jr. was indebted to Grand Harbor Resort Inc. in the amount of $70,544. This indebtedness arose from a 7% promissory note dated December 27, 1987 that Mr. Schermer, Jr. entered into with a third party. This note was, unbeknownst to Mr. Schermer, Jr., assigned to one of the Company's subsidiaries. Upon learning of this assignment, Mr. Schermer, Jr. paid the note in full on March 27, 1996.

          In fiscal 1996, the Company remitted approximately $170,000 in litigation expenses on behalf of its then parent company, MCC, in connection with litigation brought by TEI Acquisitions, Inc. in its attempt to gain control of the Company through its alleged purchase of Mr. Reynolds' Common Shares. This lawsuit was ultimately dismissed in fiscal 1996. These litigation expenses were accrued by the Company in fiscal 1995. The officers of MCC are members of the Company's current management and have specific knowledge of the transactions described in this paragraph. Current management believes this transaction was on terms no less favorable to the Company than those that could be obtained from unaffiliated parties.

         On April 16, 1996, the Company's Board of Directors approved reimbursement of $300,188 for expenditures incurred by MCC in connection with the change in management described under "Business - Replacement and Restructuring of Management." These expenditures included, among other things, office furniture, equipment, staff and other associated expenses, and were reimbursed in accordance with the Stock Purchase and Sale Agreement dated September 19, 1995 between MCC and the Company. On April 10, 1996, the Company's Compensation Committee conducted an item-by-item examination of the reimbursable expenses and recommended that the Board approve the request for reimbursement.

         On July 10, 1996, the Company entered into an agreement with Mr. Schermer, Sr. to acquire 103.25 units of the Wendy's Partnership. The purchase price was 123,900 newly-issued Company Common Shares. The Meritage shares were not registered under the Securities Act of 1933 and consequently are subject to a two year holding period before the shares can be sold publicly. For that reason, and the significant block of Meritage Common Stock involved, Meritage estimates that the value of the stock per unit was $6,000 per unit which is 80% of the asked quote on the date of sale ($6.25 per share).

         In fiscal 1996, the Company successfully completed a tender offer for a majority interest in the Wendy's Partnership. Former board member Weigel was a shareholder of the former General Partner of the Wendy's Partnership. Mr. Weigel excused himself from any discussions, and abstained from any actions, regarding this transaction.

         On November 19, 1996, the Company purchased 40 units of the Wendy's Partnership from Raymond A. Weigel, Sr. and his wife, Wavelet M. Weigel. The company assigned a value of $7,200 to each unit. Mr. and Mrs. Weigel, Sr. are the parents of former board member Weigel. The purchase price was 28,800 shares of Series A Convertible Preferred Stock.

         The Company's Board of Directors authorized the issuance of up to 200,000 shares of Series A Convertible Preferred Stock in a private offering of such preferred stock. Certain officers and members of the board of Directors purchased Convertible Preferred Stock pursuant to the private offering. Mr. Maggini purchased 10,000 shares, Mr. Lundeen 12,500 shares, Mr. Schermer, Sr. 20,000 shares, Mr. Hewett 31,000 shares, Mr. Schermer, Jr. 20,000 shares, and Mr. Saalfeld 1,067 shares.

         On January 24, 1997, the Board of Directors approved an expense sharing arrangement whereby MCC and its principals (Messrs. Hewett and Schermer, Jr. ) will pay the Company $2,500 per year (commencing as of January 25, 1997) for shared office space and occasional use of equipment and employee services. The Compensation Committee of the Board of Directors will review the arrangement on an annual basis.


         On January 24 and May 20, 1997, the Board of Directors authorized agreements whereby MCC, its principals and its subsidiary, will be indemnified by the Company for any losses or expenses that they may incur as guarantors of the Company's obligations to its primary financing institutions (GALIC and Michigan National Bank) and the Company's and its subsidiaries' obligations to their past and present franchisors (Holiday Inn and Wendy's International). The Company and its subsidiary also indemnified the general partner of the Wendy's Partnership (MCC Food Service), and an individual who serves as an officer of MCC Food Service, regarding the removal and replacement of the former general partner of the Wendy's Partnership, and the performance of MCC Food Service's duties as the general partner of the Wendy's Partnership.

         In March 1997, the Company borrowed $750,000 from Robert E. Schermer, Sr. The note is unsecured and requires monthly payments of interest only at prime plus 8% provided the Company is not in default under its first and second mortgage long-term debt. Unpaid principal and accrued interest must be paid by the later of December 31, 1997 or 91 days after the first and second mortgage long-term debt is paid off with the Company's long-term lender. Effective October 1, 1997 the Company obtained a moratorium on payments due in the last three months of 1997 on the mortgage loans. Based on the terms of the loan agreement, the principal and interest payment moratorium extends to the payments due on the note payable to Mr. Schermer.

                             PRINCIPAL SHAREHOLDERS


         The following table sets forth information regarding ownership of Common Shares at November 1, 1997, by management and all person beneficially owning 5% or more of Meritage's outstanding Common Shares.

===================================================================================================================
                                         COMMON SHARES (1)            SERIES A CONVERTIBLE PREFERRED STOCK (1)
-------------------------------- ----------------------------------- ----------------------------------------------
             NAME                 NO. OF SHARES   PERCENT OF CLASS    NO. OF SHARES        PERCENT OF CLASS
-------------------------------- ---------------- ------------------ ----------------- ----------------------------
Robert E. Schermer, Sr.             163,533 (2)          5.0%             20,000                 14.5%
-------------------------------- ---------------- ------------------ ----------------- ----------------------------
Christopher B. Hewett             1,623,629 (3)         49.4%             31,800                 22.9%
-------------------------------- ---------------- ------------------ ----------------- ----------------------------
Robert E. Schermer, Jr.              48,972 (4)          1.5%             20,000                 14.5%
-------------------------------- ---------------- ------------------ ----------------- ----------------------------
Pauline M. Krywanski                    ---               ---                ---                  ---
-------------------------------- ---------------- ------------------ ----------------- ----------------------------
James R. Saalfeld                     7,334               *                1,067                   *
-------------------------------- ---------------- ------------------ ----------------- ----------------------------
Gary R. Garrabrant                    6,395               *                  ---                  ---
-------------------------------- ---------------- ------------------ ----------------- ----------------------------
David S. Lundeen                     49,038              1.5%             12,500                  9.0%
-------------------------------- ---------------- ------------------ ----------------- ----------------------------
Joseph L. Maggini                    52,931  (5)         1.6%             10,000                  7.2%
-------------------------------- ---------------- ------------------ ----------------- ----------------------------
Jerry L. Ruyan                      208,288              6.5%                ---                  ---
-------------------------------- ---------------- ------------------ ----------------- ----------------------------
All Executive Officers and
Directors as a Group              2,160,120             63.0%             95,367                 68.9%
(9 Persons)
===================================================================================================================

*        Less than 1%

(1)      Unless otherwise indicated, the persons named have sole voting and investment power and beneficial ownership of the securities.
(2)      Includes 2,000 shares held by Mr. Schermer, Sr.'s wife.
(3)      Includes 1,551,300 shares held by MCC of which Mr. Hewett is the majority shareholder, an executive officer and director.
(4)      Includes 600 shares held by Mr. Schermer, Jr. as custodian for his minor children.
(5)      Includes 2,000 shares held by Mr. Maggini jointly with his wife and 1,000 shares held directly by his wife.

                         FEDERAL INCOME TAX CONSEQUENCES

         The following discussion addresses only material federal income tax consequences of the transaction to limited partners of the Wendy's Partnership. Non-affiliated limited partners should consult with their own advisors as to the effect of any local, state or foreign tax consequences to them. No ruling will be sought from the Internal Revenue Service nor will any opinion be received with respect to the tax treatment of the transaction.

         The transaction will be treated for federal income tax purposes as a termination of the Wendy's Partnership and a taxable sale of the limited partnership units. The particular tax consequences for a non-affiliated limited partner will depend upon a number of factors related to the particular limited partner's tax situation, including the limited partner's adjusted tax basis in the units. The gain or loss recognized will be based on the difference between the value of the Meritage Common Shares received and the non-affiliated limited partner's adjusted tax basis in such units. To the extent that the amount realized exceeds the non-affiliated limited partner's adjusted basis for the units sold, the limited partner will recognize a gain.

         Except as described below, any gain or loss recognized upon a sale of units will be treated as gain or loss attributable to the sale or disposition of a capital asset. A non-affiliated limited partner would recognize ordinary income, however, only to the extent that the amount realized upon the sale of a unit that is considered attributable to the non-affiliated limited partner's share of the "unrealized receivables" of the Wendy's Partnership, as defined in
Section 751 of the Internal Revenue Code, exceeds the basis attributable to those assets. "Unrealized receivables" include, to the extent not previously includable in Wendy's Partnership income, any rights to payment for services rendered or to be rendered, and also any amounts that would be subject to recapture as ordinary income (e.g., depreciation recapture with respect to personal property) if the Wendy's Partnership had sold its assets at their fair market value at the time of the sale of a unit. To the extent a non-affiliated limited partner recognizes a capital loss, such loss can be applied to offset capital gains from other sources. Individuals may use capital losses in excess of capital gains to offset up to $3,000 of ordinary income in any single year ($1,500 for a married individual filing a separate return). Any corporation's capital losses that are not used currently can be carried forward and used in subsequent years. A corporation's capital losses in excess of current capital gains generally may be carried back three years, with any remaining unused portion available to be carried forward for five years.

Basis of Units

         In general, a non-affiliated limited partner had an initial tax basis equal to such person's cash investment in the Wendy's Partnership plus a proportionate share of the Wendy's Partnership's nonrecourse liabilities at the time the units were acquired. A non-affiliated limited partner's initial basis generally has been increased by such limited partner's share of Wendy's Partnership taxable income and any increases in his or her share of liabilities of the Wendy's Partnership. Generally, such non-affiliated limited partner's initial basis has been decreased, but not below zero, by the share of the Wendy's Partnership cash distributions, any decreases in the share of liabilities of the Wendy's Partnership, the share of losses of the Wendy's Partnership, and the share of nondeductible expenditures of the Wendy's Partnership that are not chargeable to capital. Because "syndication costs" are chargeable to capital and not deductible for tax purposes, a non-affiliated limited partner's basis in the units would include the share of the syndication costs incurred by the Partnership at formation.

Passive Activity Income

         A non-affiliated limited partner who disposes of an entire interest in the Wendy's Partnership will be able to utilize any unused "passive" losses from the Wendy's Partnership, net of any gain recognized on the dispositions, to offset income, including income from sources other than the sale of units.

         Any gain recognized by a non-affiliated limited partner in connection with the sale of a unit pursuant to the transaction will constitute "passive activity income" for purposes of the "passive activity loss" limitation rules. Accordingly, such income generally may be offset by losses from all sources, including suspended passive losses with respect to the Wendy's Partnership and passive or active losses from other activities.

         Any loss recognized by a non-affiliated limited partner in connection with the sale of less than all of that limited partner's units may be subject to limitation under the passive loss rules. Non-affiliated limited partners should consult with their own tax advisors concerning whether, and the extent to which, the limited partner has available suspended "passive activity" losses from either the Wendy's Partnership or other investments that may be used to offset gain from a sale of units and whether any losses recognized are subject to limitation under the passive loss rules.

Backup Withholding

         A limited partner (other than corporations and certain foreign individuals) may be subject to 31% backup withholding unless the limited partner provides his or her taxpayer identification number and certifies that such holder is not subject to backup withholding. A non-affiliated limited partner subject to backup withholding must contact Meritage as set forth in the Letter of Transmittal. If backup withholding applies, Meritage will withhold 31% from payments to such non-affiliated limited partner.

                          DESCRIPTION OF CAPITAL SHARES

COMMON SHARES


         The holders of Meritage's Common Shares, par value $.01 per share, are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. Cumulative voting in the election of directors is not permitted. As a result, the holder of more than 50% of the outstanding shares has the power to elect all members of Meritage's Board of Directors. The quorum required at a stockholders' meeting for consideration of any matter is a majority of the shares entitled to vote on that matter represented in person or by proxy. If a quorum is present, the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on the matter is required for stockholder approval, except in the case of certain major corporate actions detailed below.


         Certain major corporate actions such as the merger or liquidation of Meritage, an amendment to Meritage's Articles of Incorporation, or the sale of all or substantially all of Meritage's assets, require the approval of the affirmative vote of a majority of all shares entitled to vote on the matter, whether or not present at a meeting called for that purpose. Meritage has elected to be subject to Chapter 7A of the Michigan Business Corporation Act. Consequently, certain business combinations such as mergers, liquidations, sales of assets or exchanges of shares, between Meritage and an "interested shareholder" (as defined in the Chapter 7A) cannot be consummated unless certain voting requirements or certain price requirements are met. The voting requirements require (i) an advisory statement by Meritage's Board of Directors,
(ii) a vote in favor of the business combination by the holders of not less than 90% of the votes of each class of stock of Meritage entitled to be cast by shareholders of Meritage, and (iii) a vote in favor of the business combination by not less than 2/3 of the votes of each class of stock entitled to be cast by shareholders of Meritage other than the "interested shareholder," its affiliates and associates. The price requirements mandate that the holders of Common Shares of Meritage receive cash at least equal to the higher of (i) the highest price per share of Common Shares paid by the "interested shareholder" within a two year period immediately prior to the announcement date of the business combination or in the transaction in which the "interested shareholder" became an "interested shareholder" whichever is higher, or (ii) the market value per share of Common Shares on the announcement date or the date on which the "interested shareholder" first became an "interested shareholder," whichever is higher. The pricing requirements also require certain consideration to be paid with respect to any class or series of outstanding stock other than Meritage's Common Shares.

         The Common Shares are neither redeemable nor convertible, and the holders of Common Shares have no preemptive rights to purchase any securities of Meritage. Subject to the rights of any preferred stock issued and so designated, holders of Common Shares are entitled to receive ratably such dividends as may be lawfully declared by the Board of Directors and paid by Meritage and, in the event of liquidation, dissolution or winding up of Meritage, are entitled to share ratably in all assets after payment of liabilities and subject to any liquidation rights of any preferred stock issued and so designated.

         All outstanding Common Shares of Meritage are validly issued, fully paid and nonassessable. Total authorized Common Shares are 30,000,000 shares.

         Effective August 13, 1996, Meritage opted out of Chapter 7B of the Act. Chapter 7B would have required purchasers of 20% or more of the Company's Common Shares to obtain shareholder approval, or else the purchased shares would be non-voting shares.

PREFERRED SHARES

         Meritage is authorized to issue up to 5,000,000 shares of Preferred Stock, $.01 par value per share. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to determine the rights, preferences, privileges and restrictions granted to and imposed upon any series of Preferred Stock and to fix the number of shares of any series of Preferred Stock and the designation of any such series. The issuance of shares of Preferred Stock could adversely affect the rights of holders of Common Shares and could be used to prevent a hostile takeover attempt.

Series A Convertible Preferred Shares

         The Series A Convertible Preferred Shares is the only series authorized by the Board of Directors. These shares have an annual dividend rate of $0.90 per share. The right to payment of dividends is cumulative, and dividends are payable quarterly. The liquidation value of these shares is $10 per share. Upon a dissolution, liquidation, merger of substantially all the assets, or winding up of Meritage, the holders of these shares will be entitled to receive, before any payment to holders of Common Shares, all accrued but unpaid dividends plus a liquidation value of $10 per share.


         The Series A Convertible Preferred Shares are convertible into Common Shares at a conversion price of $7 for each Common Share (taking the Series A Convertible Preferred Shares at a liquidation value of $10 per share). The conversion price is subject to adjustment upon the subdivision into a greater or combined into a lesser number of Common Shares, whether by stock split or stock dividend. Upon the merger or consolidation of Meritage, or the reclassification of the Common Shares, the holders of Series A Convertible Preferred Shares will be entitled to receive the stock, securities and/or property which they would have received had they converted their Preferred Shares into Common Shares as of the record date for determination of the holders of Common Shares entitled to participate in such transaction.


         The Series A Convertible Preferred Shares are subject to mandatory conversion, upon the option of Meritage, whenever the average of the closing sale prices for the Common Shares is at least 120% of the then-effective conversion price for at least 20 trading days within a period of 30 trading days, ending no earlier than five trading days prior to the date of the notice of such mandatory conversion.

         Holders of this Series A Convertible Preferred Shares are not entitled to voting rights, but if Meritage fails to make six consecutive dividend payments, the number of directors on the Board of Directors of Meritage will be increased by two and the holders of the Series A Convertible Preferred Shares, voting as a class, with one vote per share, will be entitled to elect two directors, as long as any arrearages and dividend payments remain outstanding. Meritage may not, except upon the affirmative vote of the holders of two-thirds of the Series A Convertible Preferred Shares outstanding at the time, amend the terms of such shares in any manner that would result in the subordination of the Series A Convertible Preferred Shares.

TRANSFER AGENT

         Meritage's transfer agent and registrar for the Common Shares is ChaseMellon Shareholder Services of East Hartford, Connecticut.

                               COMPARATIVE RIGHTS

         Upon completion of the transaction, the limited partners of the Wendy's Partnership, a Michigan limited partnership, will become stockholders of Meritage, a Michigan corporation. The following summary compares the material differences between the rights of stockholders of Meritage versus the rights of limited partners of the Wendy's Partnership. With respect to the capital stock of Meritage, the summary is qualified in its entirety by the more complete legal description contained under "Description of Capital Shares."

         Generally, the rights of stockholders of Meritage are governed by the Michigan Business Corporation Act and Meritage's charter documents. The rights of limited partners are generally governed by the Wendy's Partnership Agreement and Michigan partnership law.


FEDERAL INCOME TAXATION

         The following are material federal income tax differences between Meritage and the Wendy's Partnership.


         Meritage is classified as a corporation for federal income tax purposes, and as such, is taxed with respect to its income after allowable deductions and credits. Stockholders will not be taxed with respect to Meritage's income. They will generally be taxed with respect to dividends received from Meritage.


         The Wendy's Partnership is not a tax paying entity. Rather, each limited partner includes that partner's share of the income and, subject to certain limitations, the losses as such of the Wendy's Partnership, in computing such partner's taxable income without regard to the cash distributed to the partner. Generally, cash distributions to partners are not taxable, except to the extent distributions exceed such partner's adjusted basis in the unit.

MANAGEMENT

         The business and affairs of Meritage will be managed by or under the direction of the Board of Directors of the Company. Meritage elects its Board of Directors annually at its stockholders' meeting. The Meritage Bylaws provide that vacancies resulting from death, resignation, removal, an increase in the number of directors or otherwise may be filled by a majority vote of the directors then in office (even if the number of directors then in office is less than a quorum) unless filled by proper action of the shareholders. Each director who is appointed to fill a vacancy shall hold office only until the next election of directors by shareholders.

         The general partner of a limited partnership under Michigan law is accountable to limited partners as a fiduciary and consequently must exercise good faith and integrity in the resolution of any conflicts of interest in all other dealings with respect to the partnership. Under the Wendy's Partnership Agreement, a majority in interest of the limited partners may remove the general partner. Michigan corporate law requires directors to discharge their duties in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances and in a manner reasonably believed to be in the best interest of the corporation. Directors may be removed, with or without cause, by a majority of Meritage's Common Shares entitled to vote at an election of directors.

         Pursuant to the Wendy's Partnership Agreement, the general partner is entitled to a management fee of 2% of gross operating revenues. This would have called for payment to the general partner of $494,032 for fiscal 1994, $507,292 for fiscal 1995 and $488,767 for fiscal 1996. However, this amount was voluntarily reduced to $160,000 for each of those years. The former general partner also received a management fee on an annual basis of $160,000 in fiscal 1997 until its replacement by Meritage. MCC Food Service, the present general partner, has also voluntarily agreed to reduce the management fee to an annual basis of $160,000 for fiscal 1997.

VOTING RIGHTS

         Holders of Meritage Common Shares have voting rights and are subject to terms described under "Description of Capital."

         Under the Wendy's Partnership Agreement, the majority in interest of the limited partners have the right, subject to certain limitations, to amend the Wendy's Partnership Agreement to (i) dissolve the Wendy's Partnership, (ii) remove a general partner and elect a substitute general partner upon such removal, or (iii) approve or disapprove the sale of all, or substantially all, of the assets of the Wendy's Partnership.

AMENDMENTS TO GOVERNING DOCUMENTS

         Meritage's Articles of Incorporation may be amended by the holders of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders. Under the Wendy's Partnership Agreement, amendments must be approved by the general partner and a majority in interest of limited partners. No amendment can reduce a limited partner's interest or increase his or her obligations without his or her written consent provided, however, that a limited partner's interest can be reduced to admit additional partners.

DIVIDENDS AND DISTRIBUTIONS

         Meritage presently does not intend to pay dividends on the Common Shares. Dividends may be paid if, as, and when declared by the Board of Directors in its sole discretion. Meritage's loan agreement with its long-term lender currently prohibits the payment of dividends.

         The Wendy's Partnership Agreement provides for cash distributions to its limited partners. On a semi-annual basis, the general partner reviews the Wendy's Partnership's results of operations and cash requirements and determines the cash flow from operations available for distribution to the limited partners. Pursuant to the Wendy's Partnership's loan agreement, the Wendy's Partnership must maintain certain minimum Tangible New Worth and Cash Availability (as defined in the loan agreement) which may limit the amount of cash distributions to the limited partners.

         Cash distributions for the two most recent fiscal years are set forth below:

===================================================================================================================
         DATE OF DISTRIBUTION                PER LIMITED PARTNERSHIP UNIT            TOTAL CASH DISTRIBUTION
---------------------------------------- ------------------------------------- ------------------------------------
             January 1995                              $ 200.00                             $ 253,899
---------------------------------------- ------------------------------------- ------------------------------------
               July 1995                               $ 250.00                             $ 317,374
---------------------------------------- ------------------------------------- ------------------------------------
             January 1996                              $ 100.00                             $ 126,950
---------------------------------------- ------------------------------------- ------------------------------------
               July 1996                               $ 150.00                             $ 190,424
===================================================================================================================

         There have been no additional distributions since July 1996.

CONTINUITY OF EXISTENCE

         Under Michigan law, Meritage has perpetual existence. Pursuant to the Wendy's Partnership Agreement, unless otherwise terminated, the term of the Wendy's Partnership will expire on December 31, 2026.

RIGHTS UPON LIQUIDATION

         Upon liquidation, dissolution or winding up of the affairs of Meritage, the remaining assets (after provisions for payment of creditors) are distributed first to holders of preferred stock and second to holders of Common Shares.

         In a liquidation of the Wendy's Partnership, available cash and property would be distributed in proportion to the respective capital accounts of the limited partners, following provisions for contingent and other liabilities of the Wendy's Partnership.

DISSENTERS' RIGHTS

         Holders of Meritage shares have the right, in certain circumstances, to dissent from certain extraordinary corporate transactions as to which they have voting rights by demanding payment in cash for their shares equal to the fair market value of such shares, as determined by agreement with the corporation or by a court in an action timely brought by the corporation or the dissenters. Under applicable Michigan limited partnership laws and the Wendy's Partnership Agreement, limited partners have no dissenters' rights.

LIABILITY; INDEMNIFICATION

         The liability of Meritage's directors to Meritage or its shareholders is limited to the fullest extent permitted by law. Directors are not personally liable to Meritage or its shareholders for any breach of duty as a director, except for: a breach of the director's duty of loyalty; acts or omissions not in good faith or involving intentional misconduct or knowing violation of law; unlawful distributions to shareholders and loans to directors, officers or employees; or a transaction from which the director derived an improper personal benefit.

         Michigan corporations may indemnify their directors and officers. These provisions are generally referred to as "statutory indemnification" provisions. Corporations are permitted to adopt charter provisions or bylaws which provide for additional indemnification of directors and officers. These non-exclusive provisions are generally referred to as "non-statutory indemnification" provisions. Non-statutory indemnification provisions are generally adopted to expand the circumstances and liberalize the conditions under which indemnification will occur. Michigan law expressly permits indemnification of amounts paid in settlement in connection with suits brought by or in the right of the corporation. As a result, directors, officers, employees or agents who agree to a settlement in a derivative suit brought on behalf of Meritage may be indemnified by Meritage for the amount paid in settlement as well as expenses incurred in connection with the suit if the standards set forth in Michigan law and the Meritage Bylaws are met. The Meritage Bylaws provide that its officers, directors, employees and agents shall be indemnified to the fullest extent authorized or permitted by law.

         The Wendy's Partnership Agreement provides that the Wendy's Partnership will indemnify the general partner, its affiliates and their respective agents against any loss or liability incurred by the Wendy's Partnership or by such person in connection with the Wendy's Partnership, including reasonable attorneys' fees; provided that the party seeking indemnification acted in good faith and in the best interest of the Wendy's Partnership, and the loss or liability did not result from such person's negligence or misconduct. Such indemnification is to be recovered only from the assets of the Wendy's Partnership.

         The Wendy's Partnership will indemnify the general partner, its affiliates and their respective agents for settlements and related expenses of lawsuits alleging securities violations, provided that a court either approves the settlement and the indemnification or approves indemnification of litigation costs if a successful defense is made.

         The general partner will not be personally liable to return the capital contribution of any limited partner.

         Limited partners are not bound by the obligations of the Wendy's Partnership. Under Michigan law, a limited partner who receives distributions which are construed as a return of capital or who receives a distribution when limited partnership liabilities exceed limited partnership assets, may be liable to return such funds to the limited partnership.

MEETINGS

         Michigan law provides that if a corporation's annual meeting is not held for 90 days after the date designated therefor, or for 15 months after its last annual meeting, a court may order the meeting or election to be held upon application by a shareholder.

         Under Michigan law, special meetings of shareholders may be called by the board of directors and by such person or persons as so authorized by the articles or the bylaws. Meritage's Bylaws provide that special meetings of shareholders may be called at any time by the Board of Directors, the Chief Executive Officer or shareholders owning 10% of the shares entitled to vote at the meeting.

         Meetings of the Wendy's Partnership may be called by the general partner or by ten percent in interest of the limited partners who are affiliates or promoters of the general partner for any matters upon which the partners may vote.
                                  LEGAL MATTERS

         Certain legal matters in connection with the Common Shares offered hereby will be passed upon for Meritage by Keating, Muething & Klekamp PLL, Cincinnati, Ohio. Members of that firm beneficially own 22,500 Common Shares and 5,000 shares of the Series A Convertible Preferred Stock.

                                     EXPERTS

         Meritage's financial statements as of November 30, 1996, 1995 and 1994, and for the years then ended, included in this Prospectus have been so included in reliance on the report of Grant Thornton LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.


         The Wendy's Partnership's financial statements as of November 30, 1996 and December 31, 1995 and for the eleven months ended November 30, 1996 and the years ended December 31, 1995 and 1994 included in this Prospectus have been so included in reliance on the report of BDO Seidman, LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

                          INDEX TO FINANCIAL STATEMENTS


MERITAGE HOSPITALITY GROUP INC. AND SUBSIDIARIES                                                           Page
                                                                                                           ----

Report of Independent Certified Public Accountants .........................................................M-3

Consolidated Balance Sheets - November 30, 1996 and 1995 and August 31, 1997 (unaudited)....................M-4
Consolidated Statements of Operations - Years Ended November 30, 1996, 1995 and 1994
  and Nine Month Periods Ended August 31, 1997 (unaudited) and August 31, 1996 (unaudited)..................M-6
Consolidated Statements of Stockholders' Equity - Years Ended November 30, 1996, 1995
  and 1994 and Nine Month Period Ended August 31, 1997 (unaudited)..........................................M-8
Consolidated Statements of Cash Flows - Years Ended November 30, 1996, 1995
  and 1994 and Nine Month Periods Ended August 31, 1997 (unaudited) and August 31, 1996 (unaudited).........M-9
Notes to Consolidated Financial Statements .................................................................M-12

WENDY'S OF WEST MICHIGAN LIMITED PARTNERSHIP                                                               Page
                                                                                                           ----

Report of Independent Certified Public Accountants .........................................................W-3
Balance Sheets - November 30, 1996 and December 31, 1995 ...................................................W-5
Statements of Income  - Eleven Months Ended November 30, 1996 and Years Ended
  December 31, 1995 and 1994................................................................................W-7
Statements of Changes in Partners' Equity - Eleven Months ended November 30, 1996 and Years Ended December 31, 1995 and 1994  ..............................................................W-9
Statements of Cash Flows - Eleven Months Ended November 30, 1996 and Years Ended
  December 31, 1995 and 1994 ...............................................................................W-10
Notes to Financial Statements ..............................................................................W-13

WENDY'S OF WEST MICHIGAN LIMITED PARTNERSHIP                                                               Page
                                                                                                           ----

Unaudited Balance Sheet - August 31, 1997 .................................................................W-23
Unaudited Statements of Operations - Nine Months Periods Ended August 31, 1997 and 1996 ...................W-25
Unaudited Statements of Changes in Partners' Equity - Periods Ended August 31, 1997,

  November 30, 1996 and August 31, 1996 ...................................................................W-26

Unaudited Statements of Cash Flows - Nine Month Periods Ended August 31, 1997 and 1996  ...................W-27
Note to Unaudited Financial Statements ....................................................................W-29

MERITAGE HOSPITALITY GROUP INC. AND SUBSIDIARIES                                                           Page
                                                                                                           ----

Unaudited Pro Forma Consolidated Balance Sheet - August 31, 1997 ...........................................P-1
Unaudited Pro Forma Consolidated Statement of Operations - Nine Month Period Ended
  August 31, 1997 ..........................................................................................P-2
Unaudited Pro Forma Consolidated Statement of Operations - Year Ended November 30, 1996 ....................P-3
Unaudited Pro Forma Consolidated Statement of Cash Flows - Nine Month Period Ended
  August 31, 1997 ..........................................................................................P-4
Unaudited Pro Forma Consolidated Statement of Cash Flows - Year Ended November 30, 1996 ....................P-5
Notes to Unaudited Pro Forma Consolidated Financial Statements .............................................P-6

        CONSOLIDATED FINANCIAL STATEMENTS AND REPORT OF
            INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

        MERITAGE HOSPITALITY GROUP INC. AND SUBSIDIARIES

          YEARS ENDED NOVEMBER 30, 1996, 1995 AND 1994
         AND NINE MONTHS ENDED AUGUST 31, 1997 AND 1996

                                    CONTENTS

                                                                                                   PAGE

Report of Independent Certified Public Accountants...............................................   M-3

FINANCIAL STATEMENTS

    Consolidated Balance Sheets..................................................................   M-4

    Consolidated Statements of Operations........................................................   M-6

    Consolidated Statements of Stockholders' Equity..............................................   M-8

    Consolidated Statements of Cash Flows........................................................   M-9

    Notes to Consolidated Financial Statements...................................................  M-12

Grant Thornton LLP
Accountants and Management Consultants
Suite 400
First Center Office Plaza
26911 Northwestern Highway
Southfield, Michigan  48034



               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS





Board of Directors
Meritage Hospitality Group Inc.

We have audited the accompanying consolidated balance sheets of Meritage Hospitality Group Inc. (a Michigan corporation) and subsidiaries as of November 30, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended November 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Meritage Hospitality Group Inc. and subsidiaries as of November 30, 1996 and 1995 and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended November 30, 1996, in conformity with generally accepted accounting principles.

As discussed in Note G to the consolidated financial statements, effective December 1, 1993 the Company changed its method of accounting for income taxes.

/s/ Grant Thornton LLP



Detroit, Michigan
January 21, 1997 (except for
     Note N as to which the date is August 6, 1997, and Note O as to which the date is November 1, 1997.)

                MERITAGE HOSPITALITY GROUP INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

================================================================================

                                                                             NOVEMBER 30,
                                                                    ----------------------------        AUGUST 31,
                                ASSETS                                  1996             1995              1997
                                                                    -----------      -----------       -----------
                                                                                                       (UNAUDITED)
CURRENT ASSETS
    Cash and cash equivalents                                       $  2,265,497     $  1,336,891       $   998,211
    Trade accounts receivable, less allowance
       for doubtful accounts of $58,000 in 1997,
       $54,000 in 1996 and $29,000 in 1995
       respectively                                                      938,448          570,428           624,068
    Inventories                                                          354,226          208,891           347,604
    Deferred income taxes                                                 14,000          111,900            14,000
    Refundable income taxes                                                  -            321,600
    Prepaid expenses and other current assets                            487,295          465,225           589,955
                                                                     -----------      -----------       -----------
                 Total Current Assets                                  4,059,466        3,014,935         2,573,838



PROPERTY, PLANT AND EQUIPMENT, NET                                    21,757,068       13,218,340        21,199,265



DEFERRED INCOME TAXES                                                    621,000          437,100           621,000


OTHER ASSETS
    Goodwill, net of amortization of $2,194,284
       and $1,994,342 in 1997 and 1996                                 3,687,764              -           3,588,088
    Land held for expansion                                              697,313          642,757           697,313
    Financing costs, net of amortization of $101,974
       and $38,591 in 1997 and 1996                                      605,593              -             556,632
    Cash surrender value of life insurance, net of policy
       loans of $298,144, $77,564 and $99,270 in
       1997, 1996 and 1995, respectively                                 260,710          188,875            14,059
    Marina development costs                                                 -                -           1,102,399
    Sundry                                                               239,950           46,066           286,143
                                                                     -----------      -----------       -----------
                    Total Other Assets                                 5,491,330          877,698         6,244,634



AMOUNTS DUE FROM RELATED PARTIES                                             -            435,430               -
                                                                     -----------      -----------       -----------
                    Total Assets                                     $31,928,864      $17,983,503       $30,638,737
                                                                     ===========      ===========       ===========

                MERITAGE HOSPITALITY GROUP INC. AND SUBSIDIARIES

================================================================================


                                                                   NOVEMBER 30,
                            LIABILITIES AND               ----------------------------      AUGUST 31,
                         STOCKHOLDER'S EQUITY                 1996             1995            1997
                                                          ------------    ------------    ------------
                                                                                           (UNAUDITED)
CURRENT LIABILITIES
    Note payable - Bank                                   $         --    $    200,551    $         --
    Current portion of long-term debt                          395,120         237,651       1,214,553
    Current portion of obligations under capital lease         232,442              --         257,319
    Amounts due to stockholders and related parties                 --           2,300              --
    Trade accounts payable                                   2,228,406         448,886       1,927,596
    Accrued expenses                                           936,111       2,081,866         918,094
    Other                                                      164,275              --         144,809
                                                          ------------    ------------    ------------
             Total Current Liabilities                       3,956,354       2,971,254       4,462,371

LONG-TERM DEBT                                              21,711,847      11,204,883      21,870,012

OBLIGATIONS UNDER CAPITAL LEASES                             1,953,999              --       1,758,425

DEFERRED INCOME TAXES                                          818,000         752,000         818,000

DEFERRED COMPENSATION                                           61,444              --              --

COMMITMENTS AND CONTINGENCIES (NOTES H AND N)                       --              --              --

MINORITY INTEREST                                            1,405,777              --       1,506,806

STOCKHOLDERS' EQUITY
    Preferred stock - $0.01 par value; authorized
       5,000,000 shares; 200,000 shares designated
       as Series A convertible cumulative preferred
       stock, issued and outstanding, 138,387
       shares ($1,383,870 liquidation value) in 1997
       and 108,387 shares in 1996                                1,084              --           1,384
    Common stock - $0.01 par value; authorized
       30,000,000 shares; issued and outstanding
       3,217,094, 3,204,483 and 3,020,150 shares,
        in 1997, 1996 and 1995
       respectively                                             32,045          30,200          32,171
    Additional paid in capital                              12,616,727      10,684,750      12,977,101
    Note receivable from sale of shares                     (5,135,716)     (5,602,532)     (5,550,415)
    Accumulated deficit                                     (5,492,697)     (2,057,052)     (7,237,118)
                                                          ------------    ------------    ------------
             Total Stockholders' Equity                      2,021,443       3,055,366         223,123
                                                          ------------    ------------    ------------
             Total Liabilities and Stockholders' Equity   $ 31,928,864    $ 17,983,503    $ 30,638,737
                                                          ============    ============    ============

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                MERITAGE HOSPITALITY GROUP INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS

================================================================================


                                                                                                         FOR THE NINE MONTHS
                                                     FOR THE YEARS ENDED NOVEMBER 30,                      ENDED AUGUST 31,
                                                   1996              1995             1994              1997              1996
                                               ------------      ------------     ------------      ------------     ------------
                                                                                                             (UNAUDITED)
Net revenue
    Room rents                                 $  6,281,711      $  5,999,024     $  6,047,510      $  4,716,238     $  4,828,014
    Food and beverages                            9,885,062         8,245,880        9,100,158        25,642,161        6,104,500
    Sundry                                          555,049           149,321          174,761           734,117          366,668
    Telephone                                       163,040            46,795           37,599           191,358          105,715
                                               ------------      ------------     ------------      ------------     ------------
              Total revenue                      16,884,862        14,441,020       15,360,028        31,283,874       11,404,897

Cost and expenses
    Cost of food and beverages                    3,334,434         2,863,554        3,041,499         7,724,026        2,074,310
    Operating expenses                            9,492,345         7,215,061        7,179,572        18,521,209        5,750,952
    General and administrative expenses           3,951,400         4,979,621        2,597,278         3,042,245        2,246,325
    Depreciation and amortization                 1,081,704         1,426,642        1,232,187         1,649,448          675,372
                                               ------------      ------------     ------------      ------------     ------------
              Total cost and expenses            17,859,883        16,484,878       14,050,536        30,936,928       10,746,959
                                               ------------      ------------     ------------      ------------     ------------
Earnings (loss) from operations                    (975,021)       (2,043,858)       1,309,492           346,946          657,938

Other income (expense)
    Interest expense                             (1,642,735)       (1,355,389)      (1,206,151)       (2,168,567)      (1,194,997)
    Interest income                                 658,007           387,099           87,028           439,260          517,382
    Gain (loss) on sale of assets                    (6,900)          241,646           11,769          (190,453)             -
    Minority interest                                21,079               -                -            (101,030)             -
                                               ------------      ------------     ------------      ------------     ------------
                                                   (970,549)         (726,644)      (1,107,354)       (2,020,790)        (677,615)
                                               ------------      ------------     ------------      ------------     ------------
        Earnings (loss) before federal
           income tax and cumulative
           effect of change in
           accounting principle                  (1,945,570)       (2,770,502)         202,138        (1,673,844)         (19,677)

Federal income tax expense (benefit)                (20,000)         (721,400)         112,000               -             (6,690)
                                               ------------      ------------     ------------      ------------     ------------
          Earnings (loss) before
              cumulative effect of
              change in accounting
              principle                          (1,925,570)       (2,049,102)          90,138        (1,673,844)         (12,987)

Cumulative effect on prior years of
    changing to a different method of
    accounting for income taxes                         -                 -            117,300               -                -
                                               ------------      ------------     ------------      ------------     ------------
              Net loss                           (1,925,570)       (2,049,102)         (27,162)       (1,673,844)         (12,987)

                MERITAGE HOSPITALITY GROUP INC. AND SUBSIDIARIES

================================================================================


                                                                                                     FOR THE NINE MONTHS
                                                    FOR THE YEARS ENDED NOVEMBER 30,                   ENDED AUGUST 31,
                                               1996              1995             1994              1997              1996
                                        ----------------   ----------------   -------------    -----------    -------------
                                                                                                                (UNAUDITED)

Preferred stock dividends                             --                 --              --         70,577               --

                                        ----------------   ----------------   -------------    -----------    -------------
Net loss on common shares               $     (1,925,570)  $     (2,049,102)  $     (27,162)   $(1,744,421)   $     (12,987)
                                        ================   ================   =============    ===========    =============
Earnings (loss) per share
    Before cumulative effect of
       change in accounting principle   $           (.62)  $          (1.13)  $         .06    $      (.54)   $        (.00)
    Cumulative effect of change in
       accounting principle                           --                 --            (.08)            --               --
                                        ----------------   ----------------   -------------    -----------    -------------
    After cumulative effect of change
       in accounting principle          $           (.62)  $          (1.13)  $        (.02)   $      (.54)   $        (.00)
                                        ================   ================   =============    ===========    =============
    Weighted average shares
       outstanding                             3,081,885          1,815,984       1,520,150      3,213,736        3,043,903
                                        ================   ================   =============    ===========    =============


   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                                                   MERITAGE HOSPITALITY GROUP INC. AND SUBSIDIARIES
                                                   CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
====================================================================================================================================

                                              SERIES A                                      NOTE         RETAINED
                                            CONVERTIBLE                   ADDITIONAL     RECEIVABLE      EARNINGS
                                             PREFERRED       COMMON        PAID-IN        SALE OF      (ACCUMULATED
                                               STOCK          STOCK        CAPITAL         SHARES        DEFICIT)           TOTAL
                                           ----------    ------------  ------------    ------------    ------------    ------------
Balance at December 1, 1993                $       --    $     15,200  $  5,217,820    $         --    $     19,212    $  5,252,232
Net loss                                           --              --            --              --         (27,162)        (27,162)
                                           ----------    ------------  ------------    ------------    ------------    ------------
Balance at December 1, 1994                        --          15,200     5,217,820              --          (7,950)      5,225,070
Issuance of common stock                           --          15,000     5,466,930      (5,481,930)             --              --
Recognition of interest income on
    note receivable from sale of shares            --              --            --        (120,602)             --        (120,602)
Net loss                                           --              --            --              --      (2,049,102)     (2,049,102)
                                           ----------    ------------  ------------    ------------    ------------    ------------
Balance at November 30, 1995                       --          30,200    10,684,750      (5,602,532)     (2,057,052)      3,055,366
Issuance of 108,387 shares of preferred
    stock                                       1,084              --     1,082,786              --              --       1,083,870
Issuance of 184,333 shares of common
    stock                                          --           1,845     1,139,281              --              --       1,141,126
Recognition of interest income on note
    receivable from sale of shares                 --              --            --        (573,274)             --        (573,274)
Dividends paid ($.50 per share)                    --              --            --              --      (1,510,075)     (1,510,075)
Payment and present value adjustment
    on note receivable from sale of shares         --              --      (290,090)      1,040,090              --         750,000
Net loss                                           --              --            --              --      (1,925,570)     (1,925,570)
                                           ----------    ------------  ------------    ------------    ------------    ------------
Balance at November 30, 1996                    1,084          32,045    12,616,727      (5,135,716)     (5,492,697)      2,021,443
Issuance of 12,611 shares of
    common stock                                                  126        60,674                                          60,800
Issuance of 30,000 shares of
    preferred stock                               300                       299,700                                         300,000
Dividends paid - preferred stock                                                                            (70,577)        (70,577)
Recognition of interest income on note
    receivable from sale of shares                                                         (414,699)                       (414,699)
Net loss                                                                                                 (1,673,844)     (1,673,844)
                                           ----------    ------------  ------------    ------------    ------------    ------------
Balance at August 31, 1997 (unaudited)     $    1,384    $     32,171  $ 12,977,101    $ (5,550,415)   $ (7,237,118)   $    223,123
                                           ==========    ============  ============    ============    ============    ============

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                MERITAGE HOSPITALITY GROUP INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
================================================================================

                                                                                               FOR THE NINE MONTHS
                                                         FOR THE YEARS ENDED NOVEMBER 30,         ENDED AUGUST 31,
                                                   1996           1995           1994           1997           1996
                                               -----------    -----------    -----------    -----------    -----------
                                                                                                    (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
    Net loss                                   $(1,925,570)   $(2,049,102)   $   (27,162)   $(1,673,844)   $   (12,987)
    Adjustments to reconcile net loss to net
       cash provided by operating activities
          Cumulative effect of change in
              accounting principle                      --             --        117,300             --             --
          Depreciation and amortization          1,081,704      1,426,642      1,232,187      1,649,448        675,372
          Compensation paid by issuance
              of preferred and
              common stock                         310,099             --             --         60,800             --
          Minority interest in earnings of
              consolidated subsidiaries                 --             --             --        101,030             --
          Deferred income tax expense
              (benefit)                            (20,000)      (431,900)        14,000             --         (6,690)
          Loss (gain) on disposal of
              property, plant and equipment          6,900       (241,646)       (11,769)       190,453             --
          Provision for bad debts                   32,655        280,910          8,395          4,000             --
          Interest income on note
              receivable from sale of shares      (573,274)      (120,602)            --       (414,699)      (436,073)
          (Increase) decrease in assets
              Accounts receivable                 (201,742)        84,754       (241,604)       310,380       (294,224)
              Inventories                           41,198        (12,131)       (21,502)         6,622             --
              Prepaid expenses and other
                 current assets                    104,707         (7,477)            --       (102,660)        15,009
              Refundable income taxes              321,600       (318,705)      (114,795)            --        460,068
              Increase in marina development
                 costs                                  --             --             --       (342,878)            --
          Increase (decrease) in liabilities
              Accounts payable and
                 accrued expenses                 (674,696)     1,814,566         34,831       (203,569)    (1,010,555)
                                               -----------    -----------    -----------    -----------    -----------
              Net cash (used in) provided
                 by operating activities        (1,496,419)       425,309        989,881       (414,917)      (610,080)

CASH FLOWS FROM INVESTING ACTIVITIES
    Purchase of property, plant and
       equipment                                (2,211,392)      (456,132)      (470,858)      (837,382)    (1,699,839)
    Proceeds from sale of property,
       plant and equipment                          40,146        616,646        100,964             --             --
    Additions to amount due from
       related parties                                  --       (682,248)      (673,635)            --        (70,000)
    Payments on amounts due from
       related parties                             433,130      2,270,524        694,186             --        435,430
    Acquisition of business, net of cash
        acquired                                (3,184,460)            --             --             --             --
    Increase in other assets                      (679,214)        (5,981)       (30,863)      (193,020)      (371,373)
                                               -----------    -----------    -----------    -----------    -----------
              Net cash (used in) provided
                 by investing activities        (5,601,790)     1,742,809       (380,206)    (1,030,402)    (1,705,782)

                MERITAGE HOSPITALITY GROUP INC. AND SUBSIDIARIES

================================================================================


                                                                                                          FOR THE NINE MONTHS
                                                           FOR THE YEARS ENDED NOVEMBER 30,                  ENDED AUGUST 31,
                                                        1996              1995            1994            1997            1996
                                                     ------------    ------------    ------------    ------------    ------------
                                                                                                             (UNAUDITED)

CASH FLOWS FROM FINANCING ACTIVITIES
    Proceeds from long-term debt                     $ 37,717,705    $     46,887    $         --    $    936,346    $ 14,875,000
    Payments on short-term borrowings                          --              --              --              --          (2,300)
    Payments related to borrowings from
       stockholders and related parties                        --        (248,163)        (21,557)             --              --
    Principal payments of notes payable                        --              --          (7,640)             --              --
    Principal payments of long-term debt              (29,446,007)     (1,251,712)       (409,429)       (817,039)    (11,967,558)
    Payments on obligations under
       capital leases                                     (29,808)             --              --        (170,697)             --
    Collection on note receivable from
       sale of shares                                     750,000              --              --              --         750,000
    Proceeds from issuance of preferred
       and common shares                                  545,000              --              --         300,000              --
    Dividends paid                                     (1,510,075)             --              --         (70,577)     (1,510,075)
                                                     ------------    ------------    ------------    ------------    ------------
                 Net cash provided by
                    (used in) financing
                    activities                          8,026,815      (1,452,988)       (438,626)        178,033       2,145,067
                                                     ------------    ------------    ------------    ------------    ------------
                 Net increase (decrease)
                    in cash                               928,606         715,130         171,049      (1,267,286)       (170,795)
Cash and cash equivalents - beginning
    of period                                           1,336,891         621,761         450,712       2,265,497       1,336,891
                                                     ------------    ------------    ------------    ------------    ------------
Cash and cash equivalents - end of period            $  2,265,497    $  1,336,891    $    621,761    $    998,211    $  1,166,096
                                                     ============    ============    ============    ============    ============
SUPPLEMENTAL CASH FLOW INFORMATION
   Cash paid for interest and income taxes:
       Interest                                      $  1,709,312    $  1,355,389    $  1,206,151    $  1,978,230    $  1,222,245
       Income taxes                                  $         --    $         --    $    192,500    $         --    $         --

During the nine months ended August 31, 1997 non-cash activities consisted of 1) the acquisition of equipment in the amount of $244,637; 2) an increase in marina development costs in the amount of $1,233,366 of which $800,000 was by the use of debt financing and 3) compensation and fees in the amount of $60,800 paid by the issuance of common stock.

Non-cash investing activities for the year ended November 30, 1996 represents the acquisition of majority equity interest in Wendy's of West Michigan Limited Partnership and includes assets acquired and liabilities assumed.

         Fair value of assets net of cash acquired                   $10,532,850
         Liabilities assumed                                           7,348,390
                                                                      ----------
                                                                    $  3,184,460
                                                                    ============

                MERITAGE HOSPITALITY GROUP INC. AND SUBSIDIARIES

================================================================================


In connection with this acquisition, the Company issued 171,900 shares of common stock and 29,520 shares of preferred stock with a value of $1,369,575.

During the year ended November 30, 1995 a non-cash transaction occurred whereby 1,500,000 Common Shares were issued in exchange for a non-interest bearing note receivable in the amount of $10,500,000. The discounted present value of the note receivable was $5,481,930.


   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                MERITAGE HOSPITALITY GROUP INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================


NOTE A - NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

The Company conducts its operations in two business segments. The lodging industry segment consists of three full service hotels. The food service industry segment consists of a limited partnership which operates twenty-six Wendy's Old Fashioned Hamburger restaurants under franchise agreements with Wendy's International Inc. All operations of the Company are located in Michigan.

INTERIM FINANCIAL DATA

The consolidated financial statements and related notes thereto as of August 31, 1997 and for the nine months ended August 31, 1997 and 1996 are unaudited. The information reflects all adjustments, consisting only of normal recurring entries, that, in the opinion of management, are necessary to present fairly the financial position, results of operations and cash flows of the Company for the periods indicated. Results of operations for the interim periods are not necessarily indicative of the results of operations for the full fiscal year.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and the following wholly-owned subsidiaries:

    St. Clair Inn, Inc.
    Thomas Edison Inn, Incorporated
    Grand Harbor Resort Inc.
    Grand Harbor Yacht Club Inc.
    MHG Food Service Inc.

All significant intercompany balances and transactions have been eliminated.

INVENTORIES

Inventories are stated at the lower of cost or market as determined by the first-in, first-out method. Inventories consist of restaurant food items, beverages and food serving supplies.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are stated at cost. Depreciation is computed principally using the straight-line method based upon estimated useful lives ranging from 3 to 39 years. Amortization of leasehold improvements is provided over the terms of the various leases.

INCOME TAXES

Income taxes are accounted for by using an asset and liability approach. Deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial basis and tax basis of assets and liabilities. Assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

                MERITAGE HOSPITALITY GROUP INC. AND SUBSIDIARIES

================================================================================

NOTE A - NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

FRANCHISE FEES

Franchise fees for hotel and restaurant units are amortized using the straight-line method over the terms of the individual franchise agreements.

FINANCING COSTS

Financing costs are amortized using the straight-line method over the terms of the various loan agreements.

GOODWILL

Goodwill is amortized using the straight-line method over periods of up to twenty years.

The Company evaluates the reasonableness of its amortization for goodwill. In addition, if it becomes probable that expected future undiscounted cash flows associated with goodwill are less than the carrying value, the assets are written down to their fair value.

OBLIGATIONS UNDER CAPITALIZED LEASES

Lease transactions relating to certain restaurant buildings and equipment are classified as capital leases. These assets have been capitalized and the related obligations recorded based on the fair market value of the assets at the inception of the leases. Amounts capitalized are being amortized over the terms of the leases.

FRANCHISE COSTS AND OTHER ADVERTISING COSTS

Royalties and national advertising costs are based on a percentage of monthly sales. These costs and other advertising costs are charged to operations as incurred.

USE OF ESTIMATES

In the preparation of financial statements management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and revenue and expenses during the reporting period. Actual results could differ from those estimates.

EARNINGS (LOSS) PER SHARE

Earnings (loss) per share is computed based upon the weighted average number of shares outstanding during each year. The weighted average number of shares outstanding is 3,213,736 and 3,043,903 for the nine months ended August 31, 1997 and 1996 and 3,081,885, 1,815,984 and 1,520,150 shares for the years ended
November 30, 1996, 1995 and 1994, respectively.

CASH EQUIVALENTS

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

                MERITAGE HOSPITALITY GROUP INC. AND SUBSIDIARIES

================================================================================


NOTE A - NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts of financial instruments approximate their fair values.

RECLASSIFICATIONS

Certain reclassifications have been made to the 1995 and 1994 financial statements to conform to the presentation of the 1996 financial statements.

NEW PRONOUNCEMENTS

In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 (SFAS 121) - "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". SFAS 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used and for long-lived assets and certain intangibles to be disposed of. The adoption of this standard in 1996 had no effect on the consolidated financial statements of the Company.

In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (SFAS 123) - "Accounting for Stock-Based Compensation." SFAS 123 establishes accounting and reporting standards for stock-based employee compensation plans with adoption required for fiscal years beginning after December 15, 1995. As permitted under the provisions of this statement, the Company has elected to continue the use of APB Opinion No. 25 to measure compensation costs and will make the pro forma disclosures of net earnings and earnings per share.

NOTE B - ACQUISITION

During the year, the Company began purchasing partnership units in Wendy's of West Michigan Limited Partnership (the "Wendy's Partnership") and at November 30, 1996 the Company had acquired a majority interest (54.0%). Certain of the units in the Wendy's Partnership were purchased from Stockholders/Directors at prices no more favorable than that paid to non-related parties. The Company then transferred this interest to its wholly-owned subsidiary, MHG Food Service Inc.

The acquisition has been accounted for as a purchase and the acquisition cost has been allocated to assets acquired and liabilities assumed based upon estimates of their fair values. A total of $1,719,819, representing the excess of acquisition cost over the fair value of assets acquired has been allocated to goodwill.

                MERITAGE HOSPITALITY GROUP INC. AND SUBSIDIARIES

================================================================================


NOTE B - ACQUISITION (CONTINUED)

The Company's consolidated results of operations include the Wendy's Partnership activity from November 1, 1996 (effective date of acquisition). The unaudited pro forma information below presents combined results of operations as if the acquisition had occurred at the beginning of the periods presented. The unaudited pro forma information is not necessarily indicative of the results of operations of the combined company had the acquisition occurred at the beginning of the periods presented, nor is it necessarily indicative of future results.

                                                          YEARS ENDED NOVEMBER 30,
                                                       -----------------------------
                                                         1996              1995
                                                       -------------   -------------
                                                              (UNAUDITED)

                    Revenues                           $ 43,974,000    $ 39,806,000
                    Net loss                           $ (2,256,000)   $ (2,330,000)
                    Loss per share                     $       (.73)   $      (1.28)

The Company entered into an agreement on October 21, 1996, to acquire the General Partnership interest in the Wendy's Partnership.

NOTE C - PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are summarized as follows:

                                                                     NOVEMBER 30,
                                                            -----------------------------     AUGUST 31,
                                                               1996             1995             1997
                                                            ------------     ------------     ------------
                                                                                                (Unaudited)
Land and improvements                                       $  2,014,914     $  1,515,513     $  1,936,538
Buildings and improvements                                    21,597,196       18,522,242       22,121,785
Furnishings and equipment                                     14,552,410        7,067,815       14,905,431
Leasehold improvements                                         2,192,253              -          2,130,074
Leased property/capital leases                                 2,825,338              -          2,825,338
                                                            ------------     ------------     ------------
                                                              43,182,111       27,105,570       43,919,166

Less accumulated depreciation
    and amortization                                         (21,425,043)     (13,887,230)     (22,719,901)
                                                            ------------     ------------     ------------
                                                             $21,757,068      $13,218,340      $21,199,265
                                                            ============     ============     ============


Depreciation and amortization expense was approximately $1,012,000, $883,000 and $1,047,000 for the years ended November 30, 1996, 1995 and 1994, and $1,356,000 and $675,000 for the nine months ended August 31, 1997 and 1996, respectively.

                MERITAGE HOSPITALITY GROUP INC. AND SUBSIDIARIES

================================================================================


NOTE D - AMOUNTS DUE FROM RELATED PARTIES AND RELATED PARTY TRANSACTIONS

Amounts due from related parties at November 30, 1995 consisted of amounts due from a stockholder and former officer of the Company, Donald W. Reynolds ("Reynolds"), or from companies related by common ownership to Reynolds. During the year ended November 30, 1996, the Company collected approximately $433,000 of these receivables and wrote off the remainder.

In 1994 and 1995, the Company and each of its subsidiaries had a management agreement with an affiliated company that was wholly-owned by Reynolds. The agreement was terminated on January 25, 1996. Management fees charged to operations totaled approximately $58,000, $403,000 and $457,000 for the years ended November 30, 1996, 1995 and 1994, respectively. The Board of Directors approved a 1-1/2% loan guarantee fee to be paid to Reynolds for the years ended November 30, 1995 and 1994. The fee paid was $193,875 for 1995 and $193,500 for 1994.

NOTE E - ACCRUED EXPENSES

Accrued expenses consist of the following:

                                                                     NOVEMBER 30,
                                                            -----------------------------      AUGUST 31,
                                                               1996             1995              1997
                                                            ------------     ------------     ------------
                                                                                                (Unaudited)
         Litigation expenses                                $       -        $ 1,361,470      $        -
         Professional fees                                       56,697          246,788            41,000
         Property taxes                                         213,005          189,461           157,672
         Payroll and related payroll taxes                      526,812          125,685           303,175
         Interest and other expenses                            139,597          158,462           416,247
                                                            ------------     ------------     ------------
                                                               $936,111       $2,081,866          $918,094
                                                            ============     ============     ============

NOTE F - LONG-TERM DEBT

Long-term debt consists of the following obligations at:

                                                                     NOVEMBER 30,
                                                            -----------------------------      AUGUST 31,
                                                               1996             1995              1997
                                                            ------------     ------------     ------------
                                                                                                (Unaudited)

Mortgage note payable to bank, due $23,174
per month including interest at prime plus
2% not to exceed 10.5% due October 1,
1997                                                        $         --     $2,924,975       $          --

Mortgage note payable to bank, due $28,108
per month including interest at prime plus
1%, due October 31, 1997                                              --      3,464,780                  --

Term note payable to bank, due $16,531 per
month including interest at prime plus
1% due October 31, 1997                                               --        808,922                  --

                MERITAGE HOSPITALITY GROUP INC. AND SUBSIDIARIES

================================================================================

NOTE F - LONG-TERM DEBT (CONTINUED)

                                                                     NOVEMBER 30,
                                                            -----------------------------      AUGUST 31,
                                                               1996             1995              1997
                                                            ------------     ------------     ------------
                                                                                                (Unaudited)

Mortgage note payable to bank, due $37,194
per month including interest at prime plus 2% but
not to exceed 10.5%, due October 1,
1997                                                                --       3,929,506                 --

Mortgage note payable to insurance
company, due in monthly installments
beginning January 1, 1997 of $137,897
including interest at 10.3% through
December 31, 2003.(1)                                       14,000,000              --         13,834,833

Mortgage note payable to insurance
company, due in monthly installments of
interest at prime plus 8% beginning
January 1, 1997 through November 1, 1997
and monthly installments of principal of
$50,000 beginning December 1, 1997
through March 1, 1998, $100,000
beginning April 1, 1998 through May 1,
2002 plus interest and final principal
payment of $50,000 plus interest due
June 1, 2002. (2)                                            5,250,000              --          5,250,000

Note payable to bank, due in monthly
installments of $14,693 including
interest at 8.8% through October 8,
2000. (3)                                                      582,359              --            496,806

Term note payable to bank, due in
monthly installments of $43,313,
including interest at 1% over prime per
month through February 2005 when any
remaining unpaid principal will be due
Under the revolving loan agreement, the
required monthly payments described
above may be offset by additional
borrowings up to the unused available
borrowings. The total available
borrowings under the loan agreement were
$2,978,702 as of November 30, 1996. (4)
                                                             2,192,351              --          1,725,413

Note payable to Chairman of the Board
and shareholder, unsecured, interest due
monthly at prime plus 8% beginning April
15, 1997. Principal is due the later of
December 31, 1997 or 91 days after the
Company's primary lender is paid in
full.                                                               --              --            750,000

                MERITAGE HOSPITALITY GROUP INC. AND SUBSIDIARIES

================================================================================


NOTE F - LONG-TERM DEBT (CONTINUED)

                                                                     NOVEMBER 30,
                                                            -----------------------------       AUGUST 31,
                                                               1996             1995              1997
                                                            ------------     ------------     ------------
                                                                                                (Unaudited)



Mortgage note payable to insurance
company due in monthly installments of
interest at prime plus 1% beginning June
1, 1997. Principal payments of $35,000
are required at the time of the sale of
any of the marina condominium units. The
total available borrowings was $75,000
as of August 31, 1997.                                                  -              -           800,000

Other notes and land contracts payable,
requiring monthly payments aggregating
$15,390, $4,100 and $8,950,
respectively, subject to interest at
rates ranging from 6.9% to 11.0%.                                  82,257         314,351          227,513
                                                              -----------     -----------      -----------
                                                               22,106,967      11,442,534       23,084,565

         Less current portion                                     395,120         237,651        1,214,553
                                                              -----------     -----------      -----------
                                                              $21,711,847     $11,204,883      $21,870,012
                                                              ===========     ===========      ===========

The prime lending rate was 8.25% at November 30, 1996 and 8.50% at August 31, 1997.

(1)  The mortgage is collateralized by the hotel properties.

(2) The mortgage is collateralized by the Meritage Capital Corp. note, common stock of the Company, life insurance policies in the amount of $5,100,000, other property and equipment and a second security interest in the hotel properties.

(3)  The note is collateralized by certain equipment.

(4) The note is collateralized by substantially all of the assets of the Wendy's Partnership and by the guaranty of the General Partner and the personal guarantees of the shareholders of the General Partner.

     Minimum principal payments on long-term debt to maturity as of November 30, 1996 are as follows:

                           1997                            $     395,120
                           1998                                1,389,380
                           1999                                1,678,253
                           2000                                1,997,253
                           2001                                1,911,939
                           Thereafter                         14,735,022
                                                             -----------
                                                             $22,106,967
                                                             ===========

                MERITAGE HOSPITALITY GROUP INC. AND SUBSIDIARIES

================================================================================

NOTE F - LONG-TERM DEBT (CONTINUED)

Loan covenants of the various loan agreements include a requirement for maintenance of a prescribed amount of net worth and certain financial ratios and restrictions on certain common stock purchases, dividends, additional indebtedness and executive compensation. At November 30, 1996 the Company failed to meet one of the covenants of its agreements with the insurance company. A waiver has been obtained.

NOTE G - INCOME TAXES

In December 1993, the Company changed its method of accounting for income taxes from Accounting Principles Board Opinion No. 11 (APB 11) and adopted Statement of Financial Accounting Standards No. 109 (SFAS 109), "Accounting for Income Taxes." The adoption of SFAS 109 changed the Company's method of accounting for income taxes from the deferred method to an asset and liability approach. Previously, the Company deferred the past tax effects of timing differences between financial reporting and taxable income. The asset and liability approach requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Income tax expense is summarized as follows:

                                                 FOR THE YEARS                      FOR THE NINE MONTHS
                                               ENDED NOVEMBER 30,                    ENDED AUGUST 31,
                                       1996           1995            1994          1997         1996
                                      --------      ---------       --------       --------      --------
                                                                                         (Unaudited)
   Current expense (benefit)          $     --      $(289,500)      $ 98,000       $     --      $ (6,690)
   Deferred expense (benefit)          (20,000)      (431,900)        14,000             --            --
                                      --------      ---------       --------       --------      --------
                                      $(20,000)     $(721,400)      $112,000       $    --       $ (6,690)
                                      ========      =========       ========       ========      ========

Deferred tax assets and liabilities consist of the following:

                                                                     NOVEMBER 30,
                                                            -----------------------------       AUGUST 31,
                                                               1996             1995              1997
                                                            ------------     ------------     ------------
                                                                                                (Unaudited)
 Deferred tax assets:
    Net operating loss carryforward                          $1,181,000      $  267,400       $1,807,000
    AMT credit carryforward                                     105,000         140,000          105,000
    Allowance for doubtful accounts                               8,500         111,900           10,000
    Michigan Single Business Tax - Federal                       63,000          69,000           63,000
    Contribution carryforward                                     6,500             -              6,500
                                                              ---------       ---------        ---------
                                                              1,364,000         588,300        1,991,500
Deferred tax liabilities
    Depreciation                                               (635,000)       (549,000)        (759,000)
    Michigan Single Business Tax - State                       (183,000)       (203,000)        (183,000)
                                                              ---------       ---------        ---------
                                                               (818,000)       (752,000)        (942,000)
         Less valuation allowance                              (729,000)        (39,300)      (1,232,500)
                                                              ---------       ---------        ---------
                           Net deferred tax liability        $ (183,000)     $ (203,000)      $ (183,000)
                                                             ===========      ==========       ==========

                MERITAGE HOSPITALITY GROUP INC. AND SUBSIDIARIES

================================================================================

NOTE G - INCOME TAXES (CONTINUED)

The net operating loss carryforward expires in 2010 - 2012.

The change in the valuation allowance is primarily attributable to the increase in net operating loss carryforward.

The income tax provision reconciled to the tax computed at the statutory Federal rate was as follows:

                                           FOR THE YEARS                FOR THE NINE MONTHS
                                          ENDED NOVEMBER 30,              ENDED AUGUST 31,
                                  1996          1995         1994        1997        1996
                                ---------    ---------    ---------   ---------    ---------
                                                                           (Unaudited)

Tax (benefit) at statutory
  rates applied to income
  before federal income tax     $(654,700)   $(942,000)  $  68,700    $(569,000)   $  (6,690)
Effect of nondeductible items     (51,000)      24,700      43,300      (14,500)          --
Difference in rates of net
  operating loss carrybacks            --      151,300          --           --           --
Other                              (4,000)       5,300          --           --           --
Valuation allowance               689,700       39,300          --      583,500           --
                                ---------    ---------    --------    ---------    ---------
                                $ (20,000)   $(721,400)   $112,000    $      --    $  (6,690)
                                =========    =========    ========    =========    =========

NOTE H - LEASE COMMITMENTS

The Wendy's Partnership leases land and buildings used in operations under operating agreements, with remaining lease terms (including renewal options of up to twelve years) ranging from one to seventeen years. Included in the leases are five with parties related through common ownership of general partners, where a stockholder of the general partner is also a stockholder/director of the Company.

Certain restaurant leases (eight restaurant buildings, excluding land which is accounted for as an operating lease) and equipment leases have been capitalized. Minimum future obligations under capital leases and noncancellable operating leases in effect are as follows:

                                                                                   OPERATING LEASES
                                                                             ---------------------------
                                                             CAPITAL          RELATED
       YEARS ENDING NOVEMBER 30,                             LEASES           PARTIES             OTHERS
       -------------------------                           ----------       ----------        ----------
                 1997                                      $  465,323       $  285,552        $  362,378
                 1998                                         465,323          153,127           294,506
                 1999                                         465,323          111,629           208,334
                 2000                                         465,323          111,629           193,511
                 2001                                         449,365          111,629           172,440
              Later Years                                     769,948          419,892           344,880
                                                           ----------       ----------        ----------
Total minimum lease obligations                             3,080,605       $1,193,458        $1,576,049
                                                                            ==========        ==========
Less amount representing interest imputed
  at approximately 11%                                        894,164
                                                           ----------
Present value of minimum lease obligations                 $2,186,441
                                                           ==========

                MERITAGE HOSPITALITY GROUP INC. AND SUBSIDIARIES

================================================================================

NOTE H - LEASE COMMITMENTS (CONTINUED)

The present value of minimum rental obligations is reflected in the balance sheets as current and long-term obligations under capital leases.

Accumulated amortization of leased property under capital leases was $1,648,146, at November 30, 1996.

In addition to minimum future obligations, percentage rentals may be paid under all restaurant leases on the basis of percentage of sales in excess of minimum prescribed amounts.

Total rental expense since the date of acquisition of the Wendy's Partnership was $96,822 for the year ended November 30, 1996 and $956,034 for the nine months ended August 31, 1997.

NOTE I - SERIES A CONVERTIBLE CUMULATIVE PREFERRED STOCK

In 1996, the Company designated a series of non-voting preferred stock consisting of 200,000 shares of $0.01 par value. The shares have an annual dividend rate of $0.90 per share and the payment of the dividends are cumulative. The shares are also convertible into common shares at the conversion price of $7.00 per share. The shares also have a liquidation value of $10.00 per share.

Under certain conditions relating to the market value of the Company's common stock, the Company has the option to cause the preferred stock to be converted into common stock.

NOTE J - NOTE RECEIVABLE FROM SALE OF SHARES

On September 19, 1995, a stock purchase and sale agreement (Agreement) was executed by the Company, its principal stockholder and Meritage Capital Corp. ("MCC"). Under the agreement, the Company sold 1,500,000 shares of previously authorized newly issued common stock to MCC at a total price of $10,500,000. Upon execution of the agreement, MCC gave the Company a non-interest bearing promissory note in the amount of $10,500,000. The Note provides that MCC does not have to make any payments to the Company for five years from the date of the Note (September 19, 1995). Beginning on the fifth anniversary of the Note, MCC is required to make six annual payments of $1,625,000.

The Note is secured by the shares issued to MCC under the Agreement. The Note was discounted at 11% and is recorded as a reduction of stockholders' equity.

During the year ended November 30, 1996 the Company received an unscheduled principal payment of $750,000. As a result, the present value of the note was recalculated and reduced by approximately $290,000.

                MERITAGE HOSPITALITY GROUP INC. AND SUBSIDIARIES

================================================================================


NOTE K - EMPLOYEE BENEFIT PLANS

The Company maintains a defined contribution 401(k) plan that covers substantially all employees of the lodging industry segment and corporate employees. Contributions to the Plan may be made by the Company (which are discretionary) or by plan participants through elective salary reductions. No contributions were made to the plan by the Company during nine months ended August 31, 1997 and 1996 and the years ended November 30, 1996, 1995 and 1994.

The Wendy's Partnership maintains a 401(k) profit sharing plan that covers substantially all of its employees. Contributions to the plan may be made by the subsidiary (which are discretionary) or by plan participants through elective salary reductions. Contributions to the plan by the subsidiary since its date of acquisition are not significant.

The Wendy's Partnership has a deferred compensation agreement with a key employee which provides for the payment of $150,000 upon the completion of the five-year term of the agreement in December 1998. The agreement is funded by the Wendy's Partnership through payment of premiums on a split dollar life insurance contract.

NOTE L - STOCK OPTION PLANS

The 1996 Management Equity Incentive Plan ("Incentive Plan") and, the 1996 Directors' Share Option Plan ("Directors' Plan") were approved by stockholders on May 21, 1996.

The Incentive Plan provides for 300,000 shares of common stock to be reserved for options that may be issued under the plan. The Board of Directors has the discretion to designate an option to be an Incentive Share Option or a non-qualified share option. The plan provides that the option price is not less than the fair market value of the common stock at the date of grant. Unless the option agreement provides otherwise, options granted under the plan become exercisable on a cumulative basis at the rate of 20 percent during each of the second through fifth years after the date of grant. Options granted under the plan may have a term of from one to ten years.

The Directors' Plan provides for the non-discretionary grant of options to non-employee directors of the Company to purchase a combined maximum of 60,000 shares. The plan provides that the option price is not less than the greater of the fair market value of the common stock on the date of grant or $7.00 per share. The plan provides that each non-employee director, on the date such person becomes a non-employee director, will be granted options to purchase 5,000 shares of stock. Provided that such person is still serving as a non-employee director, they will automatically be granted options to purchase 1,000 additional shares each year thereafter on the date of the Annual Shareholders' Meeting. Options granted under the plan have a term of ten years.

                MERITAGE HOSPITALITY GROUP INC. AND SUBSIDIARIES

================================================================================


NOTE L - STOCK OPTION PLANS (CONTINUED)

The following table summarizes the changes in the number of common shares under stock options granted pursuant to the preceding plans:

                                                       1996 MANAGEMENT               1996 DIRECTOR'S
                                                    EQUITY INCENTIVE PLAN           STOCK OPTION PLAN
                                                 ------------------------------ --------------------------
                                                                    AVERAGE                     AVERAGE
                                                                  OPTION PRICE               OPTION PRICE
                                                    SHARES         PER SHARE      SHARES       PER SHARE
                                                 ------------ ----------------- ----------- --------------
Options outstanding at
  December 1, 1995                                          -               -             -              -

Options granted during the year                       190,000                        50,000
                                                 ------------                   -----------

Options outstanding at
  November 30, 1996                                   190,000        $7.00           50,000       $7.00

Options granted during the period                     113,500                         6,000
                                                 ------------                   -----------
Options outstanding at August 31,
  1997                                                303,500        $7.00           56,000       $7.00
                                                 ============                   ===========
Options exercisable at
  November 30, 1996                                         -                        50,000
                                                 ============                   ===========

Options exercisable at August 31,
  1997                                                 28,500                        56,000
                                                 ============                   ===========
Options available for grant at
  November 30, 1996                                   110,000                        10,000
                                                 ============                   ===========
Options available for grant at
  August 31, 1997                                     171,500                        64,000
                                                 ============                   ===========

NOTE M - BUSINESS SEGMENT INFORMATION

The Company operates in two business segments, lodging and food service operations. Intersegment transactions are not reported separately since they are not significant.

Identifiable assets are those assets applicable to the respective industry segment.

Data by business segment is as follows:                      FOR THE YEAR ENDED NOVEMBER 30, 1996
                                                       -------------------------------------------
                                                         LODGING          FOOD
                                                          GROUP          SERVICE      CONSOLIDATED
                                                       ------------   ------------    ------------
Revenues                                               $ 14,762,822   $  2,122,040   $ 16,884,862
Loss from operations                                   $   (966,885)  $     (8,136)  $   (975,021)
Identifiable assets                                    $ 21,418,956   $ 10,509,908   $ 31,928,864
Depreciation and amortization expense                  $  1,009,771   $     71,933   $  1,081,704
Capital additions                                      $  2,198,341   $     13,051   $  2,211,392
                                                       ------------   ------------    ------------

                MERITAGE HOSPITALITY GROUP INC. AND SUBSIDIARIES

================================================================================

NOTE M - BUSINESS SEGMENT INFORMATION (CONTINUED)

                                                       FOR THE NINE MONTHS ENDED AUGUST 31, 1997

                                                                      (UNAUDITED)
                                              -----------------------------------------------------------
                                              LODGING          FOOD
                                               GROUP          SERVICE       CONSOLIDATING     CONSOLIDATED
                                              -------         -------       -------------     ------------

Revenues                                  $  10,884,943       $20,398,931                      $31,283,874
Earnings (loss) from operations                (264,691)          729,915      $(118,278)          346,946
Identifiable assets                          21,989,443         8,649,294                       30,638,737
Depreciation and amortization expense           839,231           691,939        118,278         1,649,448

Capital additions                               489,869           592,143                        1,082,012

NOTE N - LEGAL PROCEEDINGS

The Company is involved in certain routine legal proceedings which are incidental to the business. Except as described below, all of these proceedings arose in the ordinary course of the Company's business and, in the opinion of the Company, any potential liability of the Company with respect to these legal actions will not, in the aggregate, be material to the Company's financial condition. The Company maintains various types of insurance which cover most of the actions brought against the Company.


On December 5, 1996, the Company received a notice from the Internal Revenue Service that approximately $2.1 million, which the Company deducted as a business expense in connection with litigation in 1995 and 1996 relating to the replacement and restructuring of former management, should be treated as a capital expenditure and, therefore, disallowed as a deduction. The Company believes the deduction was proper and is vigorously contesting the disallowance. To the extent the IRS completely prevails in its position, the Company would be required to make a payment of approximately $340,000 in additional federal and state income taxes, not including interest or penalties. In fiscal 1996, Meritage generated a net operating loss of approximately $2.5 million. This net operating loss would be carried back to offset any IRS audit adjustment so that any amount that Meritage would be required to pay as a result of the IRS audit would be refunded within 120 days as required upon filing Form 1139 Corporation Application for Tentative Refund.


NOTE O - SUBSEQUENT EVENTS

On May 19, 1997, a majority limited interest of the Wendy's Partnership removed Wendy's West Michigan, Inc. as general partner of the Wendy's Partnership and appointed MCC Food Service, an affiliate of the Company, as the substitute general partner. Approximately 180 unit holders (from whom the Company acquired
482.55 of its total partnership units) had previously consented to the removal of the former general partner and the appointment of the Company or its designee as the new general partner. This action was carried out in connection with the Company's acquisition of a controlling interest in the Wendy's Partnership, and in accordance with the Company's representations during the tender offer that it may remove the general partner and substitute itself or its designee as the new general partner. On May 21, 1997, the former general partner commenced a lawsuit against the Company, MHG Food Service, and MCC Food Service. (Case No. 97-05360-CB, Kent County (Michigan) Circuit Court,

                MERITAGE HOSPITALITY GROUP INC. AND SUBSIDIARIES

================================================================================

Note O - Subsequent Events (Continued)


Buth, J.). The former general partner also attempted to assert claims on behalf of the Wendy's Partnership as well. On August 29, 1997, the former general partner amended its complaint to include Meritage Capital Corp. and the Company's principal officers as defendants. In addition, the principal shareholders of the former general partner and two limited partners intervened in the lawsuit. The former general partner and its principal shareholders seek, among other things, (i) a declaration that Wendy's West Michigan, Inc. is the general partner of the Wendy's Partnership, (ii) injunctive relief in the form of a temporary restraining order or a preliminary injunction which would prohibit the defendants from participating in the management of the Wendy's Partnership, (iii) unspecified damages for breach of contract, and (iv) unspecified damages for various business torts and misrepresentation. The former general partner's motion for a temporary restraining order was denied on May 21, 1997. The intervening limited partners have alleged claims similar to those alleged by the former general partner. In September 1997, the Wendy's Partnership, the Company, MHG Food Service, MCC Food Service and Meritage Capital Corp. filed claims against the former general partner and its principal shareholders alleging (i) breach of contract, (ii) violation of SEC Rule 10b-5,
(iii) business defamation, (iv) tortious interference, and (v) breach of fiduciary duty. Wendy's International stated that it does not intend to take a position as to the rights of either party with respect to the specific issues which have thus far been raised by this lawsuit. The consent of Wendy's International to MCC Food Service serving as the general partner has already been obtained.

The loan agreement with the Company's primary lender contains numerous covenants regarding the maintenance of a prescribed amount of net worth, certain financial ratios, and restrictions on certain common stock purchases, dividends, additional indebtedness and executive compensation. At August 31, 1997, the Company failed to meet certain of these covenants. However, a waiver has been obtained through December 31, 1998. In addition to the loan covenant waiver, effective October 1, 1997 the Company obtained a moratorium on payments due in the last three months of 1997 on the mortgage loans with its primary lender. In conjunction with the loan covenant waiver, the terms of the first and third mortgage loans (see note F) were modified effective November 1, 1997 as described below. Based on the terms of the loan agreement, the principal and interest payment waiver extends to the payments due on the note payable to the Company's Chairman of the Board of Directors. As a result, the interest due on the monthly payments waived will be added to the principal balances of the loans resulting in approximately $643,000 of additional long-term debt as of December 31, 1997.

Modification of loan terms effective November 1, 1997:

                                                             Interest                   Monthly
                                                               Rate                     Payment
                                                               ----                     -------
$14,000,000 1st mortgage note:
     through October 31, 1997                                 10.30%                    $137,897
     November 1, 1997 and thereafter                          11.25%                    $151,185

$800,000 3rd mortgage loan:
     through October 31, 1997                               Prime + 1%                     *
     November 1, 1997 and thereafter                          11.25%                       *

* Interest plus principal payments of $35,000 at the time of the sale of any of the marina condominium units.

                                   WENDYS OF WEST MICHIGAN
                                        LIMITED PARTNERSHIP






















                                ================================================

                                                           FINANCIAL STATEMENTS
                                     ELEVEN MONTHS ENDED NOVEMBER 30, 1996 AND
                                         YEARS ENDED DECEMBER 31, 1995 AND 1994

                  WENDY'S OF WEST MICHIGAN LIMITED PARTNERSHIP


                                                      CONTENTS


================================================================================



         INDEPENDENT AUDITORS' REPORT                              W-3


         FINANCIAL STATEMENTS
             Balance Sheets                                        W-5
             Statements of Income                                  W-7
             Statements of Changes in Partners' Equity             W-9
             Statements of Cash Flows                             W-10
             Notes to Financial Statements                        W-13

BDO Seidman, LLP
Accountants and Consultants
99 Monroe Avenue N.W., Suite 800
Grand Rapids, Michigan 49503


INDEPENDENT AUDITORS' REPORT

To the Partners
Wendy's of West Michigan
     Limited Partnership
Kalamazoo, Michigan

We have audited the accompanying balance sheets of Wendy's of West Michigan Limited Partnership as of November 30, 1996 and December 31, 1995, and the related statements of income, changes in partners' equity and cash flows for the eleven months ended November 30, 1996 and years ended December 31, 1995 and 1994. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Wendy's of West Michigan Limited Partnership at November 30, 1996 and December 31, 1995, and the results of its operations and its cash flows for the eleven months ended November 30, 1996 and years ended December 31, 1995 and 1994, in conformity with generally accepted accounting principles.

/s/ BDO Seidman, LLP

January 10, 1997

                            WENDY'S OF WEST MICHIGAN LIMITED PARTNERSHIP







================================================================================







                                         FINANCIAL STATEMENTS








                                   =============================================

                  WENDY'S OF WEST MICHIGAN LIMITED PARTNERSHIP


                                                       BALANCE SHEETS

================================================================================



                                                                       NOVEMBER 30,     December 31,
                                                                           1996             1995
---------------------------------------------------------------------------------------------------

ASSETS (Note 3)

CURRENT ASSETS
     Cash                                                              $   394,066      $   411,198
     Receivables, including amounts due from related parties               215,879           53,887
     Inventories                                                           180,250          145,807
     Prepaid expenses                                                      125,445          139,202
---------------------------------------------------------------------------------------------------

TOTAL CURRENT ASSETS                                                       915,640          750,094
---------------------------------------------------------------------------------------------------

PROPERTY AND EQUIPMENT
     Land                                                                  749,000          749,000
     Leasehold improvements                                              2,192,253        2,156,926
     Buildings and improvements                                          2,398,127        2,398,127
     Furnishings and equipment                                           4,296,289        3,595,913
     Vehicles                                                               79,734           83,826
     Leased property under capital leases (Note 4)                       2,825,338        2,825,338
---------------------------------------------------------------------------------------------------

                                                                        12,540,741       11,809,130
     Less accumulated depreciation and amortization                      6,643,697        6,137,807
---------------------------------------------------------------------------------------------------

NET PROPERTY AND EQUIPMENT                                               5,897,044        5,671,323
---------------------------------------------------------------------------------------------------

OTHER ASSETS
     Goodwill, net of amortization of $1,981,200 and $1,799,590          1,981,087        2,162,697
     Franchise fees, net of amortization of $395,488 and $365,643          154,512          184,357
     Other                                                                 127,404           63,534
---------------------------------------------------------------------------------------------------

TOTAL OTHER ASSETS                                                       2,263,003        2,410,588
---------------------------------------------------------------------------------------------------

                                                                       $ 9,075,687      $ 8,832,005
===================================================================================================

                  WENDY'S OF WEST MICHIGAN LIMITED PARTNERSHIP


                                                      BALANCE SHEETS


================================================================================




                                                                               NOVEMBER 30,      December 31,
                                                                                   1996                1995
-------------------------------------------------------------------------------------------------------------

LIABILITIES AND PARTNERS' EQUITY

CURRENT LIABILITIES
     Accounts payable                                                          $   770,770        $   785,355
     Accruals:
         Salaries and wages                                                        349,320            305,044
         Taxes                                                                     267,698            293,705
         Percentage rent                                                           107,257             79,816
     Other current liabilities, including amounts due to related parties            38,546             38,963
     Current maturities of obligations under capital leases (Note 4)               232,442            159,572
-------------------------------------------------------------------------------------------------------------

TOTAL CURRENT LIABILITIES                                                        1,766,033          1,662,455

DEFERRED COMPENSATION (Note 2)                                                      61,444                  -

OBLIGATIONS UNDER CAPITAL LEASES, less current maturities (Note 4)               1,953,999          1,808,828

LONG-TERM DEBT, less current maturities (Note 3)                                 2,192,351          2,500,340
-------------------------------------------------------------------------------------------------------------

TOTAL LIABILITIES                                                                5,973,827          5,971,623
-------------------------------------------------------------------------------------------------------------

COMMITMENTS AND CONTINGENCIES (Notes 1, 2, 4 and 5)

PARTNERS' EQUITY (Note 1)
     Limited Partners                                                            3,130,775          2,891,712
     General Partner                                                               (28,915)           (31,330)
-------------------------------------------------------------------------------------------------------------

TOTAL PARTNERS' EQUITY                                                           3,101,860          2,860,382
-------------------------------------------------------------------------------------------------------------


                                                                               $ 9,075,687        $ 8,832,005
=============================================================================================================

                                 See accompanying notes to financial statements.

                        WENDY'S OF WEST MICHIGAN LIMITED PARTNERSHIP


                                                STATEMENTS OF INCOME


================================================================================




                                                                                        Years ended
                                                                ELEVEN                  December 31,
                                                             MONTHS ENDED   ----------------------------------
                                                             NOVEMBER 30,
                                                               1996                1995                1994
--------------------------------------------------------------------------------------------------------------

NET SALES                                                 $ 24,438,338        $ 25,364,596        $ 24,701,627

COST OF SALES                                                7,222,691           7,390,886           7,295,008
--------------------------------------------------------------------------------------------------------------

Gross profit                                                17,215,647          17,973,710          17,406,619
--------------------------------------------------------------------------------------------------------------

EXPENSES (INCOME)
     Restaurant operating costs, including
         amounts to related parties:
         Labor                                               6,747,046           6,962,082           6,396,415
         Occupancy                                           2,555,026           2,526,139           2,305,252
         Advertising                                         1,535,930           1,519,903           1,464,845
         Food service supplies                               1,008,536           1,087,791           1,023,853
         Royalties                                             977,508           1,014,569             988,084
         Other                                               1,838,291           1,988,597           1,808,872
--------------------------------------------------------------------------------------------------------------

     Total restaurant operating costs                       14,662,337          15,099,081          13,987,321

     General and administrative expenses,
         including amounts to related parties                1,046,177           1,250,468           1,278,659
     Depreciation and amortization                             768,653             852,803             856,871
     Interest expense                                          403,435             511,939             557,056
     Loss (gain) on sale of assets                              25,453               1,097              (5,675)
     Other income                                             (249,260)           (236,309)           (208,256)
     Insurance proceeds in excess of net book
         value of fire damaged assets                                -             (32,377)                  -
--------------------------------------------------------------------------------------------------------------

Net expenses                                                16,656,795          17,446,702          16,465,976
--------------------------------------------------------------------------------------------------------------

Income before extraordinary item                               558,852             527,008             940,643

EXTRAORDINARY ITEM - loss on
     extinguishment of debt                                          -             (20,536)                  -
--------------------------------------------------------------------------------------------------------------

NET INCOME                                                $    558,852        $    506,472        $    940,643
==============================================================================================================

                        WENDY'S OF WEST MICHIGAN LIMITED PARTNERSHIP


                                                STATEMENTS OF INCOME


================================================================================


                                                                                        Years ended
                                                                ELEVEN                  December 31,
                                                             MONTHS ENDED   ----------------------------------
                                                             NOVEMBER 30,
                                                               1996                1995                1994
--------------------------------------------------------------------------------------------------------------

Net income attributed to:
     Limited Partners                                     $    553,263        $    501,407        $    931,237
     General Partner                                             5,589               5,065               9,406
--------------------------------------------------------------------------------------------------------------

                                                          $    558,852        $    506,472        $    940,643
==============================================================================================================

Income before extraordinary item per unit of
     limited partnership interest (1,256.8 units
     outstanding)                                         $     440.22        $     415.14        $     740.96
==============================================================================================================

Extraordinary item - loss on extinguishment of
     debt per unit of limited partnership
     interest (1,256.8 units outstanding)                 $          -        $     (16.18)       $          -
==============================================================================================================

Net income per unit of limited partnership interest
     (1,256.8 units outstanding)                          $     440.22        $     398.96        $     740.96
==============================================================================================================

                                 See accompanying notes to financial statements.

                        WENDY'S OF WEST MICHIGAN LIMITED PARTNERSHIP


                           STATEMENTS OF CHANGES IN PARTNERS' EQUITY


================================================================================



                                                  Limited              General
                                                  Partners             Partner            Total
-------------------------------------------------------------------------------------------------

BALANCE, January 1, 1994                        $ 2,401,668        $   (36,280)       $ 2,365,388

Net income for the year                             931,237              9,406            940,643

Distributions to partners                          (377,040)            (3,808)          (380,848)
-------------------------------------------------------------------------------------------------

BALANCE, December 31, 1994                        2,955,865            (30,682)         2,925,183

Net income for the year                             501,407              5,065            506,472

Distributions to partners                          (565,560)            (5,713)          (571,273)
-------------------------------------------------------------------------------------------------

BALANCE, December 31, 1995                        2,891,712            (31,330)         2,860,382

Net income for the period                           553,263              5,589            558,852

Distributions to partners                          (314,200)            (3,174)          (317,374)
-------------------------------------------------------------------------------------------------

BALANCE, November 30, 1996                      $ 3,130,775        $   (28,915)       $ 3,101,860
=================================================================================================

                                 See accompanying notes to financial statements.

                           WENDY'S OF WEST MICHIGAN LIMITED PARTNERSHIP


                                               STATEMENTS OF CASH FLOWS


================================================================================



                                                                                           Years ended
                                                                ELEVEN                     December 31,
                                                             MONTHS ENDED       ------------------------------
                                                             NOVEMBER 30,
                                                                1996                 1995              1994
--------------------------------------------------------------------------------------------------------------

OPERATING ACTIVITIES
     Net income                                              $   558,852        $   506,472        $   940,643
     Adjustments to reconcile net income to net
         cash from operating activities:
         Loan costs written off due to refinancing                     -             20,536                  -
         Loan costs incurred due to refinancing                        -            (31,477)                 -
         Depreciation and amortization                           768,653            852,803            856,871
         Loss (gain) on sale of property and equipment            25,453              1,097             (5,675)
         Undepreciated cost of equipment
              destroyed by fire                                        -              1,194                  -
         Increase in cash value of life insurance                (61,444)                 -                  -
         Increase in deferred compensation                        61,444                  -                  -
         Changes in operating assets and liabilities:
              Receivables                                       (161,992)            13,681            (23,268)
              Inventories                                        (34,443)            16,968             18,242
              Prepaid expenses                                    13,757             25,429            (41,188)
              Accounts payable                                   (14,585)            (8,681)           (12,976)
              Accrued salaries and wages                          44,276             21,391            203,215
              Accrued taxes                                      (26,007)           (35,821)           (61,574)
              Accrued percentage rent                             27,441             (6,580)             1,596
              Other current liabilities                             (417)           (11,234)           (68,239)
--------------------------------------------------------------------------------------------------------------

Net cash from operating activities                             1,200,988          1,365,778          1,807,647
--------------------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES
     Proceeds from sale of property and equipment                  5,449            122,500             24,961
     Additions to property and equipment                        (427,872)          (471,092)          (690,879)
     Payment of franchise fees                                         -            (50,000)           (25,000)
     Purchase of other assets                                     (8,784)                 -                  -
--------------------------------------------------------------------------------------------------------------

Net cash for investing activities                               (431,207)          (398,592)          (690,918)
--------------------------------------------------------------------------------------------------------------

                           WENDY'S OF WEST MICHIGAN LIMITED PARTNERSHIP


                                               STATEMENTS OF CASH FLOWS


================================================================================


                                                                                           Years ended
                                                                ELEVEN                     December 31,
                                                             MONTHS ENDED       ------------------------------
                                                             NOVEMBER 30,
                                                                1996                 1995              1994
--------------------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES
     Proceeds from long-term debt                          $           -        $ 2,022,499      $           -
     Repayment of short-term notes payable                             -           (102,724)            (1,776)
     Repayment of long-term debt                                (307,989)        (2,537,612)          (239,521)
     Payments made on obligations under capital leases          (161,550)          (142,920)          (128,005)
     Distributions to partners                                  (317,374)          (571,273)          (380,848)
--------------------------------------------------------------------------------------------------------------

Net cash for financing activities                               (786,913)        (1,332,030)          (750,150)
--------------------------------------------------------------------------------------------------------------

NET INCREASE (DECREASE) IN CASH                                  (17,132)          (364,844)           366,579

CASH, beginning of period                                        411,198            776,042            409,463
--------------------------------------------------------------------------------------------------------------

CASH, end of period                                          $   394,066        $   411,198        $   776,042
==============================================================================================================

                           WENDY'S OF WEST MICHIGAN LIMITED PARTNERSHIP


                                               STATEMENTS OF CASH FLOWS


================================================================================

                                                                                           Years ended
                                                                ELEVEN                     December 31,
                                                             MONTHS ENDED       ------------------------------
                                                             NOVEMBER 30,
                                                                1996                 1995              1994
--------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
     Cash paid for interest expense                            $  408,680        $  499,673         $  558,000
--------------------------------------------------------------------------------------------------------------

     Noncash investing and financing transactions:
         Capital lease obligation incurred for use of
              equipment                                           379,591                 -                  -
         Retirement of note payable - bank with new
              revolving term note payable - bank                        -         1,331,221                  -
--------------------------------------------------------------------------------------------------------------

         Purchase of land:
              Cost of land                                              -                 -            121,000
              Short-term note payable                                   -                 -            104,500
--------------------------------------------------------------------------------------------------------------

         Cash down payment for land                                     -                 -             16,500
--------------------------------------------------------------------------------------------------------------

         Purchase of vehicle:
              Cost of vehicle                                           -                 -             10,482
              Trade-in allowance                                        -                 -              7,019
--------------------------------------------------------------------------------------------------------------

         Cash paid for vehicle                                          -                 -              3,463
==============================================================================================================


                                 See accompanying notes to financial statements.

                         WENDY'S OF WEST MICHIGAN LIMITED PARTNERSHIP


                                        NOTES TO FINANCIAL STATEMENTS


================================================================================


1.     SUMMARY OF                 ORGANIZATION
       SIGNIFICANT
       ACCOUNTING                 Wendy's of West Michigan Limited Partnership
       POLICIES                   (Partnership) is a Michigan limited
                                  partnership organized on July 31, 1986. The
                                  Partnership operates 26 Wendy's Old Fashioned
                                  Hamburger restaurants in western Michigan under franchise agreements with Wendy's
                                  International, Inc. Subject to the consent of the Limited Partners where required by the Partnership Agreement, the General Partner has the exclusive right to manage the Partnership.
                                  The Limited Partners are not liable for
                                  Partnership debts beyond the amount of their original contributions and share of undistributed net profits.

                                  The Partnership Agreement provides that the Limited Partners (as a group) are to share in 99% of the Partnership's net income or loss, except as discussed in the following paragraph, and receive 99% of all cash flow from operations as defined by the Partnership Agreement.

                                  The net profits of the Partnership arising from the sale or other disposition, whether as a result of foreclosure, condemnation or otherwise, of all or part of the property, shall be allocated among the Partners in accordance with the provisions of the Partnership Agreement.

                                  A Partnership administration fee is payable to the General Partner equal to 2% of gross partnership revenues from operations, as defined in the Partnership Agreement. The General Partner has elected to reduce the Partnership administration fee to the General Partner from 2% of gross partnership revenues from operations to $146,667, $160,000 and $160,000 for 1996, 1995 and 1994,
                                  respectively.

                                  The Partnership shall exist until December 31, 2026, unless terminated sooner as provided in the Partnership Agreement. A Limited Partner may, in accordance with the agreement, assign his interest in the Partnership by a properly executed and

                         WENDY'S OF WEST MICHIGAN LIMITED PARTNERSHIP


                                        NOTES TO FINANCIAL STATEMENTS


================================================================================

                                  acknowledged instrument, the terms of which are not inconsistent with or contrary to the provisions of the Partnership Agreement and are otherwise satisfactory to the General Partner, subject to the approval of the General Partner.

                                  During the period ended November 30, 1996,
                                  Meritage Hospitality Group Inc. (Meritage) acquired 680.8 units of limited partnership interest, representing approximately 54% of the outstanding limited partner units. As a result, the Partnership has changed its fiscal year-end to November 30, 1996 to conform with Meritage's fiscal year-end.

                                  Meritage entered into an agreement on October 21, 1996, to acquire the general partnership interest in the Partnership. This acquisition is conditioned upon, among other things, the approval of Wendy's International, Inc., the franchisor of the Wendy's restaurants operated by the Partnership.

                                  Competition in the quick-service restaurant industry is intense. Most of the Partnership's restaurants are in close proximity to other quick-service restaurants which compete on the basis of price, service and product quality and variety. Meritage and the current General Partner believe that the Partnership competes effectively in these areas.

                                  USE OF ESTIMATES

                                  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                         WENDY'S OF WEST MICHIGAN LIMITED PARTNERSHIP


                                        NOTES TO FINANCIAL STATEMENTS


================================================================================
                                  INVENTORIES

                                  Inventories are stated at the lower of cost
                                  (first-in, first-out) or market. Inventories consist of restaurant food items and food serving supplies.

                                  PROPERTY AND EQUIPMENT

                                  Property and equipment are stated at cost.
                                  Expenditures for renewals and betterments which extend the originally estimated economic life of assets are capitalized. Expenditures for maintenance or repairs are charged to expense when incurred. For financial reporting purposes, depreciation is computed using the straight-line method over the estimated economic lives of the assets. For tax purposes, useful lives and methods are used as permitted by the Internal Revenue Code. Amortization of leasehold improvements is provided over the primary terms of the various leases.

                                  ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED
                                  ASSETS

                                  In 1995, the Partnership adopted Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. This statement requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. This statement also requires that long-lived assets and certain identifiable intangibles to be disposed of be reported at the lower of carrying amount or fair value less cost to sell. This new accounting standard had no impact on the financial statements.

                         WENDY'S OF WEST MICHIGAN LIMITED PARTNERSHIP


                                        NOTES TO FINANCIAL STATEMENTS


================================================================================
                                  OTHER ASSETS

                                  Franchise fees for restaurant units are being amortized over the terms of the individual restaurant franchise agreements. Loan costs are being amortized over 120 months, the period of the loan. All amortization is under the straight-line method.

                                  The excess of cost over fair value of net assets acquired (goodwill) is being amortized on the straight-line method over 240 months. Amortization expense for goodwill for the periods 1996, 1995 and 1994 amounted to $181,610, $198,120 and $198,120, respectively.
                                  The Partnership evaluates the recoverability of the goodwill whenever events or changes in circumstances indicate that the carrying amount of goodwill may not be recoverable and considers whether the goodwill should be completely or partially written off or the amortization period accelerated. The Partnership assesses the recoverability of goodwill based on undiscounted estimated future operating cash flows. If the Partnership determines that the carrying value of the goodwill has been impaired, the measurement of the impairment will be based on discounted estimated future operating cash flows.

                                  FRANCHISE COSTS AND OTHER ADVERTISING COSTS

                                  Royalties and national advertising costs are based on a percentage of monthly sales. These costs and other advertising costs are charged to operations as incurred.

                                  CAPITALIZED LEASE OBLIGATIONS

                                  Lease transactions relating to certain
                                  restaurant buildings and equipment are
                                  classified as capital leases. These assets have been capitalized and the related obligations recorded based on the fair market value of the assets at the inception of the leases. Amounts capitalized are being amortized over the terms of the leases.

                         WENDY'S OF WEST MICHIGAN LIMITED PARTNERSHIP


                                        NOTES TO FINANCIAL STATEMENTS


================================================================================
                                  INCOME TAXES

                                  No provision for income taxes has been made in the accompanying financial statements. A Partner's share of the income or loss of the Partnership is includable in the individual tax returns of the Partners.

                                  FAIR VALUE OF FINANCIAL INSTRUMENTS

                                  The carrying amounts of the Partnership's financial instruments, consisting of cash, receivables, accounts payable and long-term debt, approximate their fair value.

                                  RECLASSIFICATIONS

                                  Certain balances from the 1995 financial statements have been reclassified to be consistent with classifications as reported in the 1996 financial statements. These reclassifications had no effect on previously reported net income or partners' equity.

2.     DEFERRED                   The Partnership has a deferred compensation
       COMPENSATION               agreement with a key employee which provides
                                  for the payment of $150,000 upon the
                                  completion of the five-year term of the
                                  agreement in December 1998. The agreement is funded by the Partnership through payment of premiums on a split dollar life insurance contract which had a cash value at November
                                  30, 1996 of $61,444. Charges to operations related to this agreement were $27,913, $25,295 and $16,000 for 1996, 1995 and 1994, respectively. In accordance with the
                                  agreement, the Partnership is required to make premium payments of approximately $31,000 and $36,000 during 1997 and 1998, respectively.

                         WENDY'S OF WEST MICHIGAN LIMITED PARTNERSHIP


                                        NOTES TO FINANCIAL STATEMENTS


================================================================================
3.     LONG-TERM DEBT             Long-term debt at November 30, 1996 and
                                  December 31, 1995 consisted of a revolving term note payable - bank, secured by substantially all assets of the Partnership and by the guaranty of the General Partner and the personal guarantees of the shareholders of the General Partner. The loan agreement requires monthly payments of $43,313, including interest at 1% over prime
                                  (effectively 9.25% at November 30, 1996) through February 2005 when any remaining unpaid principal will be due. Under the revolving loan agreement, the required monthly payments described above may be offset by additional borrowings up to the unused available borrowings. The total available borrowings under the loan agreement were $2,978,702 as of November 30, 1996. The total available borrowings decrease monthly based on the original term note amortization over 120 months. The loan agreement also requires that the Partnership maintain certain financial ratios and a minimum tangible net worth, as defined in the loan agreement, of approximately $668,000. The Partnership was in compliance with these covenants at November
                                  30, 1996. The outstanding balances were
                                  $2,192,351 and $2,500,340 as of November 30,
                                  1996 and December 31, 1995, respectively.

                                  The following is a schedule by year of annual maturities under the loan agreements:

                                   Year ending November 30,
                                   ---------------------------------------------

                                   1997                             $         -
                                   1998                                       -
                                   1999                                  49,146
                                   2000                                 339,034
                                   2001                                 375,677
                                   Later years                        1,428,494
                                   ---------------------------------------------

                                                                    $ 2,192,351
                                   =============================================

                         WENDY'S OF WEST MICHIGAN LIMITED PARTNERSHIP


                                        NOTES TO FINANCIAL STATEMENTS

================================================================================


4.  DESCRIPTION OF                The Partnership leases land and buildings used
    LEASING                       in operations under operating agreements, with
    ARRANGEMENTS                  remaining lease terms (including renewal
    (INCLUDING THOSE              options of up to twelve years) ranging from
    WITH AFFILIATED               one to seventeen years. Included in the leases
    PARTNERSHIP)                  are five leases with parties related through
                                  common ownership of general partners.

                                  Total lease expense (including taxes,
                                  insurance and maintenance when included in
                                  rent) related to all operating leases and all percentage rentals is as follows:


                                  Period ended                     1996            1995             1994
                                  -------------------------------------------------------------------------

                                  Leases with related
                                      parties:
                                      Minimum rentals          $  266,358       $  230,848       $  172,403
                                      Percentage rentals          168,370          150,867          125,957
                                  Other leases:
                                      Minimum rentals             403,613          414,539          415,357
                                      Percentage rentals          275,993          309,228          313,461
                                  -------------------------------------------------------------------------

                                                               $1,114,334       $1,105,482       $1,027,178
                                  =========================================================================

                                  Certain restaurant leases (eight restaurant buildings, excluding land which is accounted for as an operating lease) and equipment leases have been capitalized. Minimum future obligations under capital leases and noncancellable operating leases in effect are as follows:

                         WENDY'S OF WEST MICHIGAN LIMITED PARTNERSHIP


                                        NOTES TO FINANCIAL STATEMENTS


================================================================================




                                                                                          Operating leases
                                                                                   --------------------------------

                                                                         Capital          Related
                                   Year ending November 30,               leases          parties         Others
                                   --------------------------------------------------------------------------------

                                   1997                             $    465,323     $    285,552   $    362,378
                                   1998                                  465,323          153,127        294,506
                                   1999                                  465,323          111,629        208,334
                                   2000                                  465,323          111,629        193,511
                                   2001                                  449,365          111,629        172,440
                                   Later years                           769,948          419,892        344,880
                                   --------------------------------------------------------------------------------

                                   Total minimum lease
                                       obligations                     3,080,605     $  1,193,458   $  1,576,049
                                                                                   ================================

                                   Less amount representing
                                       interest imputed at
                                       approximately 11%                 894,164
                                   ----------------------------------------------

                                   Present value of minimum
                                       lease obligations            $  2,186,441
                                   ==============================================

                                  The present value of minimum rental
                                  obligations is reflected in the balance sheets as current and long-term obligations under capital leases.

                                  Accumulated amortization of leased property under capital leases was $1,648,146 and $1,495,796 at November 30, 1996 and December 31, 1995, respectively.

                                  In addition to minimum future obligations, percentage rentals may be paid under all restaurant leases on the basis of percentage of sales in excess of minimum prescribed amounts.

                         WENDY'S OF WEST MICHIGAN LIMITED PARTNERSHIP


                                        NOTES TO FINANCIAL STATEMENTS


================================================================================


5.     PROFIT-SHARING             The Partnership maintains a 401(k)
       PLAN                       profit-sharing plan. The plan covers
                                  substantially all employees of the Partnership who are at least 21 years old and who have completed at least one year of service (of at least 1,000 hours) with the Partnership.
                                  Contributions to the plan may be made by the Partnership (which are purely discretionary in nature) or by plan participants through elective salary reductions. Contributions to the plan by the Partnership for the periods ended 1996 and 1995, totaled $30,721 and $12,000. There were no contributions to the plan by the Partnership for the year ended
                                  December 31, 1994.

                        WENDY'S OF WEST MICHIGAN LIMITED

                                  PARTNERSHIP



                     UNAUDITED INTERIM FINANCIAL STATEMENTS

                  WENDY'S OF WEST MICHIGAN LIMITED PARTNERSHIP
                             UNAUDITED BALANCE SHEET
                                 AUGUST 31, 1997
================================================================================

                                     ASSETS

CURRENT ASSETS
     Cash                                                             $  407,733
     Receivables                                                          82,544
     Inventories                                                         169,380
     Prepaid expenses                                                    120,409
                                                                      ----------
         Total current assets                                            780,066

PROPERTY, PLANT AND EQUIPMENT, NET                                     5,777,418

OTHER ASSETS
     Goodwill, net of amortization of $2,129,790                       1,832,497
     Financing costs, net of amortization of $32,474                      51,974
     Other                                                               207,340
                                                                      ----------
         Total other assets                                            2,091,811
                                                                      ----------
         Total assets                                                 $8,649,295
                                                                      ==========
















See note to unaudited financial statements

                  WENDY'S OF WEST MICHIGAN LIMITED PARTNERSHIP
                       UNAUDITED BALANCE SHEET - CONTINUED
                                 AUGUST 31, 1997
================================================================================

                        LIABILITIES AND PARTNERS' EQUITY

CURRENT LIABILITIES
     Current portion of long-term debt                              $   123,186
     Current portion of obligations under capital lease                 257,319
     Trade accounts payable                                             733,458
     Accrued expenses                                                   657,912
     Other                                                               17,028
                                                                    -----------
        Total current liabilities                                     1,788,903


LONG-TERM DEBT                                                        1,780,477

OBLIGATIONS UNDER CAPITAL LEASES                                      1,758,425
                                                                    -----------
        Total liabilities                                             5,327,805

PARTNERS' EQUITY
     Limited partners                                                 3,348,209
     General partner                                                    (26,719)
                                                                    -----------
        Total partners' equity                                        3,321,490
                                                                    -----------

        Total liabilities and partners' equity                      $ 8,649,295
                                                                    ===========












See note to unaudited financial statements

                  WENDY'S OF WEST MICHIGAN LIMITED PARTNERSHIP
                         UNAUDITED STATEMENTS OF INCOME
            FOR THE NINE MONTH PERIODS ENDED AUGUST 31, 1997 AND 1996



================================================================================


                                                    1997               1996
                                                ------------       ------------

NET REVENUE
     Food and beverages                         $ 20,262,599       $ 19,669,964
     Other                                           136,332            125,478
                                                ------------       ------------
         Total revenue                            20,398,931         19,795,442



COST AND EXPENSES
     Cost of food and beverages                    5,837,745          5,781,189
     Operating expenses                           12,177,273         11,722,248
     General and administrative expenses             962,059            957,606
     Depreciation and amortization                   691,939            631,252
                                                ------------       ------------
         Total costs and expenses                 19,669,016         19,092,295
                                                ------------       ------------

EARNINGS FROM OPERATIONS                             729,915            703,147

OTHER INCOME (EXPENSE)
     Interest expense                               (329,529)          (334,676)
     Interest income                                   9,697              8,872
     Loss on disposal of assets                     (190,453)              --
                                                ------------       ------------
         Total other expense                        (510,285)          (325,804)
                                                ------------       ------------

NET INCOME                                      $    219,630       $    377,343
                                                ============       ============

NET INCOME ATTRIBUTED TO:

     Limited Partners                           $    217,434       $    373,570

     General Partner                                   2,196              3,773
                                                ------------       ------------
                                                $    219,630       $    377,343
                                                ============       ============
NET INCOME PER LIMITED PARTNERSHIP UNIT
(1256.8 units outstanding)                      $     173.01       $     297.24
                                                ============       ============



See note to unaudited financial statements

                  WENDY'S OF WEST MICHIGAN LIMITED PARTNERSHIP
               UNAUDITED STATEMENTS OF CHANGES IN PARTNERS' EQUITY
  FOR THE PERIODS ENDED AUGUST 31, 1997, NOVEMBER 30, 1996 AND AUGUST 31, 1996

===============================================================================



                                 Limited
                                 Partners       General Partner        Total
                                -----------     ---------------      -----------

Balance, December 1, 1995       $ 2,945,356       $   (30,787)      $ 2,914,569

Net income for the period           373,570             3,773           377,343

Distribution to partners           (314,200)           (3,174)         (317,374)
                                -----------       -----------       -----------

Balance, August 31, 1996          3,004,726           (30,188)        2,974,538

Net income for the period           126,049             1,273           127,322
                                -----------       -----------       -----------

Balance, November 30, 1996        3,130,775           (28,915)        3,101,860

Net income for the period           217,434             2,196           219,630
                                -----------       -----------       -----------

Balance, August 31, 1997        $ 3,348,209       $   (26,719)      $ 3,321,490
                                ===========       ===========       ===========














See note to unaudited financial statements

                  WENDY'S OF WEST MICHIGAN LIMITED PARTNERSHIP
                       UNAUDITED STATEMENTS OF CASH FLOWS
            FOR THE NINE MONTH PERIODS ENDED AUGUST 31, 1997 AND 1996
================================================================================



                                                              1997              1996
                                                         -----------       -----------
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                          $   219,630       $   377,343
     Adjustments to reconcile net income to net
       cash provided by operating activities:
         Depreciation and amortization                       691,939           631,252
         Loss on disposal of assets                          190,453              --
         (Increase) decrease in assets
              Receivables                                    133,335            (4,023)
              Inventories                                     10,870           (27,884)
              Prepaid expenses                                 5,036            24,604
         Increase (decrease) in liabilities:
              Accounts payable and accrued
                 expenses                                   (125,193)          204,614
                                                         -----------       -----------
              Net cash provided by operating
                 activities                                1,126,070         1,205,906

CASH FLOWS FROM INVESTING ACTIVITIES
     Purchase of property, plant and equipment              (347,507)         (500,386)
     Increase in other assets                                (60,874)          (25,000)
                                                         -----------       -----------
              Net cash used in investing activities         (408,381)         (525,386)

CASH FLOWS FROM FINANCING ACTIVITIES
     Principal payments on long-term debt                   (533,325)         (253,466)
     Payments on obligations under capital leases           (170,697)         (115,510)
     Distribution to partners                                   --            (317,374)
                                                         -----------       -----------
              Net cash used in financing activities         (704,022)         (686,350)

                                                         -----------       -----------
              Net increase in cash                            13,667            (5,830)

CASH - BEGINNING OF PERIOD                                   394,066           283,292
                                                         -----------       -----------
CASH - END OF PERIOD                                     $   407,733       $   277,462
                                                         ===========       ===========


See note to unaudited financial statements

                  WENDY'S OF WEST MICHIGAN LIMITED PARTNERSHIP
                 UNAUDITED STATEMENTS OF CASH FLOWS (CONTINUED)
            FOR THE NINE MONTH PERIODS ENDED AUGUST 31, 1997 AND 1996
================================================================================

SUPPLEMENTAL CASH FLOW INFORMATION


                                                    1997           1996
                                                  --------      --------

Cash paid for interest expense                    $333,518      $335,760

Schedule of non cash investing and financing
transactions:
     Acquisition of equipment:
         Cost of equipment                        $244,637      $   --
         Equipment loan                            244,637          --
                                                  --------      --------
Cash down payment for equipment                   $   --        $   --
                                                  ========      ========
























See note to unaudited financial statements

                  WENDY'S OF WEST MICHIGAN LIMITED PARTNERSHIP
                     NOTE TO UNAUDITED FINANCIAL STATEMENTS
               FOR THE NINE MONTHS ENDED AUGUST 31, 1997 AND 1996
================================================================================

NOTE A - BASIS OF PRESENTATION

In the opinion of management, the accompanying unaudited financial statements contain all adjustments (consisting of only normal recurring accruals) necessary to present fairly the financial position at August 31, 1997 and the results of operations, partners' equity and cash flows for the nine months ended August 31, 1997 and 1996.

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles for the interim financial information and with the instructions to Rule 10-01 of Regulation S-X. Accordingly, they do not include footnotes and certain financial presentations normally required under generally accepted accounting principles and therefore, should be read in conjunction with the audited financial statements of Wendy's of West Michigan Limited Partnership beginning on page W-1. The results of operations for the nine months ended August 31, 1997 are not necessarily indicative of the results to be expected for the full year.

                MERITAGE HOSPITALITY GROUP INC. AND SUBSIDIARIES
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                 AUGUST 31, 1997


                                                     MERITAGE
                                                    HOSPITALITY                               PRO
                                                   GROUP INC. &          PRO FORMA           FORMA           CONSOLIDATED
                                                   SUBSIDIARIES         ADJUSTMENTS           REF.             PRO FORMA
                                                    --------------------------------------------------------------------
ASSETS

CURRENT ASSETS
    Cash and cash equivalents                       $    998,211       $    (94,500)                (1)      $   903,711
    Accounts receivable                                  624,068                                                 624,068
    Inventories                                          347,604                                                 347,604
    Deferred income taxes                                 14,000                                                  14,000
    Prepaid expenses and other                           589,955                                                 589,955
                                                    --------------------------------------------------------------------

      TOTAL CURRENT ASSETS                             2,573,838            (94,500)                           2,479,338

PROPERTY, PLANT AND EQUIPMENT, NET                    21,199,265          1,040,116                 (1)       22,239,381
DEFERRED INCOME TAXES                                    621,000                                                 621,000
OTHER ASSETS                                           2,656,546                                               2,656,546
GOODWILL                                               3,588,088          1,867,578                 (1)        5,455,666
                                                    --------------------------------------------------------------------

      Total Assets                                  $ 30,638,737       $  2,813,194                         $ 33,451,931
                                                    ====================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
    Current portion of long-term debt               $  1,214,553                                            $  1,214,553
    Current portion of obligations under
       capital leases                                    257,319                                                 257,319
    Trade accounts payable                             1,927,596                                               1,927,596
    Accrued expenses                                   1,062,903                                               1,062,903
                                                    --------------------------------------------------------------------

      Total Current Liabilities                        4,462,371                                               4,462,371

LONG-TERM DEBT,                                       21,870,012                                              21,870,012
OBLIGATIONS UNDER CAPITAL LEASES,                      1,758,425                                               1,758,425
DEFERRED INCOME TAXES                                    818,000                                                 818,000
MINORITY INTEREST                                      1,506,806         (1,506,806)                (1)             --
                                                    --------------------------------------------------------------------

      Total Liabilities                               30,415,614         (1,506,806)                          28,908,808


SHAREHOLDERS' EQUITY
    Preferred shares                                       1,384                                                   1,384
    Common shares                                         32,171             13,824                 (1)           45,995
    Additional paid in capital                        12,977,101          4,306,176                 (1)       17,283,277
    Note receivable from sale of shares               (5,550,415)                                             (5,550,415)
    Accumulated deficit                               (7,237,118)                                             (7,237,118)
                                                    --------------------------------------------------------------------
      Total Shareholders' Equity                         223,123          4,320,000                            4,543,123
                                                    --------------------------------------------------------------------

      Total Liabilities & Shareholders' Equity      $ 30,638,737       $  2,813,194                         $ 33,451,931
                                                    ====================================================================



SEE NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                MERITAGE HOSPITALITY GROUP INC. AND SUBSIDIARIES
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                        NINE MONTHS ENDED AUGUST 31, 1997


                                                MERITAGE
                                               HOSPITALITY                             PRO
                                              GROUP INC. &         PRO FORMA           FORMA    CONSOLIDATED
                                              SUBSIDIARIES        ADJUSTMENTS           REF.     PRO FORMA
                                             -----------------------------------------------------------------



REVENUE
    Room rents                               $  4,716,238                                         $  4,716,238
    Food and beverage revenue                  25,642,161                                           25,642,161
    Sundry revenue                                734,117                                              734,117
    Telephone revenue                             191,358                                              191,358
                                             -----------------------------------------------------------------
      Total Revenue                            31,283,874                                           31,283,874
COST AND EXPENSES
    Cost of food and beverages                  7,724,026                                            7,724,026
    Operating expenses                         18,521,209                                           18,521,209
    General and administrative expenses         3,042,245                                            3,042,245

    Depreciation and amortization               1,649,448       $    181,475            (3)          1,830,923

                                             -----------------------------------------------------------------
      Total costs and expenses                 30,936,928            181,475                        31,118,403
                                             -----------------------------------------------------------------

EARNINGS FROM OPERATIONS                          346,946           (181,475)                          165,471

OTHER INCOME (EXPENSE)
    Interest expense                           (2,168,567)                                          (2,168,567)
    Interest income                               439,260                                              439,260
    Loss on disposal of assets                   (190,453)                                            (190,453)
    Minority interest                            (101,030)           101,030            (4)
                                             -----------------------------------------------------------------

      Loss before federal income tax           (1,673,844)           (80,445)                       (1,754,289)

FEDERAL INCOME TAX BENEFIT
                                             -----------------------------------------------------------------

       Net loss                                (1,673,844)           (80,445)                       (1,754,289)

PREFERRED STOCK DIVIDENDS                          70,577                                               70,577
                                             -----------------------------------------------------------------


NET LOSS ON COMMON SHARES                    $ (1,744,421)      $    (80,445)                     $ (1,824,866)
                                             ============       ============                        ==========

LOSS PER SHARE                               $      (0.54)                                           $   (0.40)
                                             ============                                           ==========

AVERAGE NUMBER OF SHARES OUTSTANDING            3,213,736                                            4,598,120
                                             ============                                           ==========







SEE NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                MERITAGE HOSPITALITY GROUP INC. AND SUBSIDIARIES
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED NOVEMBER 30, 1996


                                                 MERITAGE         WENDY'S OF
                                                HOSPITALITY      WEST MICHIGAN                          PRO
                                              GROUP INC. &          LIMITED        PRO FORMA           FORMA         CONSOLIDATED
                                               SUBSIDIARIES       PARTNERSHIP     ADJUSTMENTS           REF.           PRO FORMA
                                             ------------------------------------------------------------------------------------

REVENUE

    Room rents                               $  6,281,711                                                            $  6,281,711
    Food and beverage revenue                   9,885,062       $ 24,272,961                                           34,158,023
    Sundry revenue                                555,049            263,254                                              818,303
    Telephone revenue                             163,040                                                                 163,040
                                             ------------------------------------------------------------------------------------
      Total Revenue                            16,884,862         24,536,215                                           41,421,077
                                             ------------------------------------------------------------------------------------
COST AND EXPENSES
    Cost of food and beverages                  3,334,434          7,168,861                                           10,503,295
    Operating expenses                          9,492,345         14,576,864                                           24,069,209
    General and administrative expenses         3,951,400          1,051,455                                            5,002,855
    Depreciation and amortization               1,081,704            770,036       $ 390,982            (3)             2,242,722
                                             ------------------------------------------------------------------------------------
      Total costs and expenses                 17,859,883         23,567,216         390,982                           41,818,081
                                             ------------------------------------------------------------------------------------


EARNINGS (LOSS) FROM OPERATIONS                  (975,021)           968,999        (390,982)                            (397,004)

OTHER INCOME (EXPENSE)
    Interest expense                           (1,642,735)          (404,710)       (446,875)           (2)            (2,494,320)
    Interest income                               658,007             11,432                                              669,439
    Loss on sale of assets                         (6,900)           (25,453)                                             (32,353)
    Minority interest                              21,079                            (21,079)           (4)
                                             ------------------------------------------------------------------------------------

      Earnings (loss) before
      federal income tax                       (1,945,570)           550,268        (858,936)                          (2,254,238)

FEDERAL INCOME TAX BENEFIT                        (20,000)                                                                (20,000)
                                             ------------------------------------------------------------------------------------


      Net earnings (loss)                    $ (1,925,570)      $    550,268       $(858,936)                         $(2,234,238)
                                             ====================================================================================
LOSS PER SHARE                               $      (0.62)                                                           $      (0.50)
                                             ============                                                            ============

AVERAGE NUMBER OF SHARES OUTSTANDING            3,081,885                                                               4,464,285
                                             ============                                                            ============








SEE NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                MERITAGE HOSPITALITY GROUP INC. AND SUBSIDIARIES
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF CASH FLOWS
                     NINE MONTH PERIOD ENDED AUGUST 31, 1997


                                                           MERITAGE
                                                          HOSPITALITY                          PRO
                                                          GROUP INC. &     PRO FORMA          FORMA     CONSOLIDATED
                                                          SUBSIDIARIES    ADJUSTMENTS          REF.      PRO FORMA
                                                        -----------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
    Net loss                                            $(1,673,844)      $ (80,445)                    $(1,754,289)
    Adjustments to reconcile net loss to net cash
     provided by operating activities
      Depreciation and amortization                       1,649,448         181,475            (2)        1,830,923
      Compensation and fees paid by issuance of
       common stock                                          60,800                                          60,800
      Provision for bad debts                                 4,000                                           4,000
      Loss on disposal of assets                            190,453                                         190,453
      Minority interest in the net earnings of
       consolidated subsidiaries                            101,030        (101,030)           (4)                0
      Interest income on note receivable from
       sale of shares                                      (414,699)                                       (414,699)
      (Increase) decrease in assets
         Accounts receivable                                310,380                                         310,380
         Inventories                                          6,622                                           6,622
         Prepaid expenses and other current assets         (102,660)                                       (102,660)
         Increase in marina development costs              (342,878)                                       (342,878)
      Increase in liabilities
         Accounts payable and accrued expenses             (203,569)                                       (203,569)
                                                        -----------------------------------------------------------
          Net cash used in operating activities            (414,917)                                       (414,917)

CASH FLOWS FROM INVESTING ACTIVITIES
    Purchase of property, plant and equipment              (837,382)                                       (837,382)
    Cost of acquisition of business                                         (94,500)           (1)          (94,500)
    Increase in other assets                               (193,020)                                       (193,020)
                                                        -----------------------------------------------------------
          Net cash used in investing operations          (1,030,402)        (94,500)                     (1,124,902)

CASH FLOWS FROM FINANCING ACTIVITIES
    Proceeds from long-term debt                            936,346                                         936,346
    Principal payments of long-term debt                   (817,039)                                       (817,039)
    Payments on obligations under capital leases           (170,697)                                       (170,697)
    Proceeds from issuance of preferred shares              300,000                                         300,000
    Dividends paid                                          (70,577)                                        (70,577)
                                                        -----------------------------------------------------------
          Net cash provided by financing
           activities                                       178,033                                         178,033
                                                        -----------------------------------------------------------
          Net decrease in cash                           (1,267,286)        (94,500)                     (1,361,786)

Cash and cash equivalents - beginning of period           2,265,497                                       2,265,497
                                                        -----------------------------------------------------------

Cash and cash equivalents - end of period               $   998,211       $ (94,500)                    $   903,711
                                                        ===========================================================






SEE NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                MERITAGE HOSPITALITY GROUP INC. AND SUBSIDIARIES
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF CASH FLOWS
                          YEAR ENDED NOVEMBER 30, 1996


                                                           MERITAGE          WENDY'S OF
                                                          HOSPITALITY      WEST MICHIGAN                      PRO
                                                          GROUP INC. &        LIMITED       PRO FORMA        FORMA    CONSOLIDATED
                                                          SUBSIDIARIES      PARTNERSHIP    ADJUSTMENTS        REF.      PRO FORMA
                                                        ---------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
    Net loss                                            $ (1,925,570)      $   550,268       $(858,936)                $ (2,234,238)
    Adjustments to reconcile net loss to net cash
     provided by operating activities
      Depreciation and amortization                        1,081,704           770,036         390,982         (3)        2,242,722
      Compensation paid by issuance of
        preferred and common stock                           310,099                                                        310,099
      Decrease income tax benefit                            (20,000)                                                       (20,000)
      Loss on disposal of property, plant
        and equipment                                          6,900            25,453                                       32,353
      Bad debt expense                                        32,655                                                         32,655
      Interest income on note receivable from
        sale of shares                                      (573,274)                                                      (573,274)
      (Increase) decrease in assets
        Accounts receivable                                 (201,742)         (167,105)                                    (368,847)
        Inventories                                           41,198           (19,790)                                      21,408
        Prepaid expenses and other current assets            104,707            19,729                                      124,436
        Refundable income taxes                              321,600                                                        321,600
      Increase (decrease) in liabilities
        Accounts payable and accrued expenses               (674,696)          145,259                                     (529,437)
                                                        ---------------------------------------------------------------------------
         Net cash (used in) provided by
          operating activities                            (1,496,419)        1,323,850        (467,954)                    (640,523)

CASH FLOWS FROM INVESTING ACTIVITIES
    Purchase of property, plant and equipment             (2,211,392)         (559,606)                                  (2,770,998)
    Proceeds from sale of property, plant and
      equipment                                               40,146             5,447                                       45,593
    Payments on amounts due from related parties             433,130                                                        433,130
    Cost of acquisition of business                                                            (94,500)        (1)          (94,500)
    Acquisition of business                               (3,184,460)                         (260,834)        (5)
                                                                                                21,079         (4)       (3,424,215)
    Increase (decrease) in other assets                     (679,214)          (95,228)                                    (774,442)
    Increase in deferred compensation                                           61,444                                       61,444
                                                        ---------------------------------------------------------------------------
         Net cash used in investing operations            (5,601,790)         (587,943)       (334,255)                  (6,523,988)

CASH FLOWS FROM FINANCING ACTIVITIES
    Proceeds from long-term debt                          37,717,705                                                     37,717,705
    Principal payments of long-term debt                 (29,446,007)         (308,156)                                 (29,754,163)
    Payments on obligations under capital leases             (29,808)         (142,835)                                    (172,643)
    Collection on note receivable from sale of shares        750,000                                                        750,000
    Proceeds from issuance of preferred and
      common shares                                          545,000                                                        545,000
    Dividends paid                                        (1,510,075)         (317,374)                                  (1,827,449)
                                                        ---------------------------------------------------------------------------
         Net cash provided by (used in)
          financing activities                             8,026,815          (768,365)                                   7,258,450
                                                        ---------------------------------------------------------------------------
         Net increase (decrease) in cash                     928,606           (32,458)       (802,209)                      93,939

Cash and cash equivalents - beginning of period            1,336,891           293,292                                    1,630,183
                                                        ---------------------------------------------------------------------------

Cash and cash equivalents - end of period               $  2,265,497       $   260,834       $(802,209)                $  1,724,122
                                                        ===========================================================================






SEE NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                MERITAGE HOSPITALITY GROUP INC. AND SUBSIDIARIES
         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS


         MHG Food Service, a subsidiary of Meritage, owns approximately 54% of the outstanding limited partnership units of the Wendy's of West Michigan Limited Partnership and has appointed MCC Food Service, Inc., an affiliate of Meritage, as the General Partner of the Wendy's Partnership. Under the transaction, a newly formed limited partnership, which will be an affiliate of Meritage, intends to purchase the assets, and assume the liabilities, of the Wendy's Partnership in exchange for Meritage Common Shares. Following such purchase, the Wendy's Partnership will be dissolved. Upon dissolution, the Meritage Common Shares would be distributed to non-affiliated limited partners. The number of Meritage Common Shares in each case will be that number that has a value of $7,500 per unit, based on (i) the lesser of the average high and low bid price on the OTC Bulletin Board for the 10 trading days preceding the date of dissolution, or (ii) $3.125 per share. Units held by Meritage will be canceled. The transaction is accounted for under the purchase method of accounting.


         The unaudited pro forma consolidated balance sheet as of August 31, 1997 reflects this acquisition as if it occurred on that date. The Wendy's Partnership financial statements have been included in the consolidated financial statements of Meritage since the acquisition of a majority interest of the Wendy's Partnership by Meritage on October 31, 1996.

         The unaudited pro forma consolidated statements of operations and the unaudited pro forma consolidated statements of cash flows for the nine months ended August 31, 1997 and for the year ended November 30, 1996 present the historical results of the Company combined with the historical results of the Wendy's Partnership and the pro forma adjustments as if the Wendy's Partnership had been acquired on December 1, 1995. The historical results of the Wendy's Partnership include operations from December 1, 1995 through October 31, 1996. Consolidated financial statements were prepared beginning November 1, 1996.

         The pro forma financial information should be read in conjunction with the historical consolidated financial statements and notes thereto contained in the Company's Form 10-K for the year ended November 30, 1996 and the quarterly report on Form 10-Q for the nine months ended August 31, 1997, and the historical financial statements of the Wendy's Partnership included in this report on Form S-4. The pro forma results do not reflect any benefit from economies which might be achieved from combined operations. These pro forma results do not purport to be indicative of the financial condition or results of operations that would have occurred had the acquisitions taken place on the basis presumed above, nor are they indicative of future combined operations.

The pro forma adjustments are as follows:


        1. To record the distribution of 1,382,400 Meritage Common Shares which have been estimated at $3.125 per share ($4,320,000) to non-affiliated limited partners. As a result of the purchase, the value of assets acquired have been adjusted to fair market value, to goodwill for the amount of the excess purchase price over fair market value of the net assets acquired and minority interest has been eliminated as a result of 100% ownership of the Partnership upon completion of the transaction. The net purchase price of $4,414,500 ($4,320,000 in Meritage Common Shares plus $94,500 of estimated fees and expenses of the transaction) is allocated as follows:



                    Property, plant and equipment           $  1,040,116
                    Minority interest                          1,506,806
                    Goodwill                                   1,867,578
                                                            ------------
                                            Total           $  4,414,500
                                                            ============

                MERITAGE HOSPITALITY GROUP INC. AND SUBSIDIARIES
         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

        2. To record interest expense of $446,875 for the year ended November 30, 1996 from borrowings ($3,000,000) to fund the purchase of 482.55 partnership units acquired by the Company through a tender offer completed on October 31, 1996 resulting in Meritage obtaining a majority interest in the Partnership.

        3. To record depreciation and amortization of $181,475 for the nine months ended August 31, 1997 and $390,982 for the year ended November 30, 1996. The excess purchase price over the fair market value of the assets acquired is being amortized over a period of twenty years. The increase in property, plant and equipment to fair market value is being depreciated over the estimated useful life of the assets.

        4. To eliminate the minority interest in the earnings of the Partnership. Upon completion of the transaction described above, a wholly owned subsidiary of Meritage, MHG Food Service, will own 100% of the Partnership.

        5. To eliminate the reduction of cash acquired ($260,834) in the acquisition of the majority interest in the Wendy's Partnership by Meritage completed on October 31, 1996. The cash acquired is included in the historical financial statements of the Wendy's Partnership.